As filed with the Securities and Exchange Commission on August 10, 2007

Registration No. 333-[•]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORMS F-4* and S-4*

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize)

(Exact Name of Registrant as Specified in its Charter)**

Delhaize Brothers and Co. “The Lion” (Delhaize Group)

(Translation of Registrant’s Name Into English)

** The registrant’s charter (articles of association) specifies the registrant’s name in French, Dutch and English.

Belgium	5411	98-0226019
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Square Marie Curie 40

1070 Brussels

Belgium

(32) 2 412 22 11

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

See Table of Additional Registrants Below

G. Linn Evans

Delhaize America, Inc.

2110 Executive Drive

Salisbury, North Carolina 28147

(704) 633-8250

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

J. Steven Patterson

Akin, Gump, Strauss, Hauer, & Feld, L.L.P.

Robert S. Strauss Building

1333 New Hampshire Avenue, N.W.

Washington, DC 20036-1564

(202) 887-4000

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Senior Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
6.50% Senior Notes due 2017	$450,000,000	100%	$450,000,000	$13,815.00
Guarantees of 6.50% Senior Notes due 2017(3)	$450,000,000	—	—	(4)

(1)	The notes being registered are being offered in exchange for 6.50% Senior Notes due 2017 previously sold in transactions exempt from registration under the Securities Act. The registration fee was computed based on the face value of the 6.50% Senior Notes due 2017 solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.
(2)	Calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3)	The 6.50% Senior Notes due 2017 are unconditionally guaranteed, on a joint and several basis, by certain subsidiaries on a senior unsecured basis. No separate consideration will be paid in respect of these guarantees. See inside facing page for the registrant guarantors.
(4)	Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants will file a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Name	State or Other Jurisdiction of Incorporation	I.R.S. Employer Identification No.
Delhaize America, Inc. (1)	North Carolina	56-0660192

Food Lion, LLC (1)	North Carolina	56-2173154

Hannaford Bros. Co. (2)	Maine	01-0085930

Kash n’ Karry Food Stores, Inc. (3)	Delaware	95-4161591

FL Food Lion, Inc. (1)	Florida	56-2051565

Risk Management Services, Inc. (1)	North Carolina	55-0660192

Hannbro Company (4)	Maine	01-0531895

Martin’s Foods of South Burlington, Inc. (4)	Vermont	03-0222879

Shop ‘n Save-Mass., Inc. (4)	Massachusetts	04-3022931

Hannaford Procurement Corp. (4)	Maine	01-0512080

Boney Wilson & Sons, Inc. (4)	North Carolina	56-0709778

J.H. Harvey Co., LLC (1)	Georgia	05-0582869

Hannaford Licensing Corp. (4)	Maine	01-0512079

Victory Distributors, Inc. (4)	Massachusetts	04-2440100

(1)	The address and telephone number of the principal executive offices of these registrants is P.O. Box 1330, 2110 Executive Drive, Salisbury, North Carolina 28145-1330, (704) 633-8250.
(2)	The address and telephone number of the principal executive offices of this registrant is 145 Pleasant Hill Road, Scarborough, Maine 04074, (207) 883-2911.
(3)	The address and telephone number of the principal executive offices of this registrant is 3801 Sugar Palm Drive, Tampa Florida 33619, (813) 620-1139.
(4)	The address and telephone number of the principal executive offices of these registrants is 145 Pleasant Hill Road, Scarborough, Maine 04074, (207) 885-3071.

*	This registration statement comprises a filing on Form F-4 with respect to the securities of Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) and a filing on Form S-4 with respect to the securities of all other registrants.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 10, 2007

Prospectus

Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize)

(Delhaize Brothers and Co. “The Lion” (Delhaize Group))

Offer to Exchange

all outstanding 6.50% Senior Notes due 2017 ($450,000,000 principal amount)

issued on June 27, 2007

for

6.50% Senior Notes due 2017 ($450,000,000 principal amount)

which have been registered under the Securities Act of 1933

We are offering to exchange all of our outstanding unregistered 6.50% Senior Notes due 2017 issued on June 27, 2007, which we refer to as the original notes, for new registered 6.50 % Senior Notes due 2017, which we refer to as the exchange notes. Both the original notes and the exchange notes are represented by one or more certificated depositary interests, or CDIs, as more fully explained in “Book-Entry, Form, Clearance and Settlement.” The original notes and the exchange notes are sometimes collectively referred to as the notes. For more information concerning the terms of the notes, see “Description of the Exchange Notes.”

The Exchange Offer:

• You should carefully review the Risk Factors beginning on page 15 of this prospectus.

• Our offer to exchange original notes for exchange notes will be open until 5:00 p.m., New York City time, on [•], 2007, unless we extend the exchange offer.

• Original notes may be exchanged only in a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof.

• The exchange offer is not conditional upon any minimum aggregate principal amount of original notes being tendered.

• Tenders of original notes may be withdrawn any time prior to the expiration of the exchange offer.

• The exchange of original notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

• You should also carefully review the procedures for tendering the original notes beginning on page 31 of this prospectus.

• If you fail to tender your original notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

• The exchange notes are new securities for which there is currently no public market.

Exchange Notes:

•      The form and terms of the exchange notes are identical to the form and terms of the original notes except that the exchange notes are registered under the Securities Act of 1933 (the “Securities Act”) and, therefore, are freely transferable.

• The exchange notes will mature on June 15, 2017.

• We will pay interest on the exchange notes semi-annually on June 15 and December 15 of each year, beginning, with respect to the exchange notes, December 15, 2007, at the rate of 6.50% per annum.

•      The exchange notes are our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness and senior in right of payment to all our existing and future subordinated indebtedness.

•      Our obligations under the exchange notes benefit from the guarantees under a cross guarantee agreement, dated as of May 21, 2007, among us and certain of our subsidiaries, which we refer to as the Cross Guarantee Agreement. A description of the Cross Guarantee Agreement is included in this prospectus under the heading “Description of the Exchange Notes—Cross Guarantee Agreement”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is [•], 2007

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this prospectus. We have not authorized any person to provide information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) applicable to foreign private issuers. In accordance with the Exchange Act, we electronically file reports, including annual reports on Form 20-F and interim reports on Form 6-K, and other information with the Securities and Exchange Commission. You may obtain these reports and other information by sending a written request to Delhaize Group, Square Marie Curie 40, 1070 Brussels, Belgium, Attention: Investor Relations Officer, Telephone: (32) 2 412 22 11.

You can inspect and copy these reports, and other information, without charge, at the Public Reference Room of the Commission located at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. In addition, you can inspect material filed by us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which American Depositary Shares representing shares of our common stock are listed. As a foreign private issuer, we are not subject to the proxy rules under Section 14 or the short-swing insider profit disclosure rules under Section 16 of the Exchange Act.

i

PRESENTATION OF INFORMATION

In this prospectus, references to “United States” or “U.S.” are to the United States of America, references to “$”, “dollars” and “USD” are to United States dollars, references to “Belgium” are to the Kingdom of Belgium, and references to”€”, “Euro” and “EUR” are to the lawful currency of participating states of the European Monetary Union. The following 13 member states participate in the European Monetary Union (EMU) and have adopted the euro: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Slovenia and Spain.

Unless otherwise indicated, statements in this prospectus relating to market share, ranking and data are derived from management estimates based, in part, on independent industry publications, reports by market research firms or other published independent sources. Any discrepancies in any table between totals and the sums of the amounts listed in such table are due to rounding.

As used in this prospectus “Delhaize Group,” “we,” “us” and “our” refer to Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) and its subsidiaries, unless the context otherwise requires.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with the Commission in other documents, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the Commission after the date of this prospectus automatically updates and supersedes this prospectus.

We incorporate by reference the following document:

•	our annual report on Form 20-F for the financial year ended December 31, 2006 filed with the Commission on June 29, 2007.

In addition, we incorporate by reference each of the following documents that we will file with the Commission after the date of this prospectus from now until the first anniversary of the effective date of the registration statement pertaining to the exchange notes:

•	reports filed under Section 13(a), 13(c) or 15(d) of the Exchange Act; and

•	any future reports filed on Form 6-K that indicate that they are incorporated by reference in this prospectus.

You may obtain a copy of any of the documents referred to above (excluding exhibits) at no cost by contacting us at the following address:

Delhaize Group

Square Marie Curie 40

1070 Brussels

Belgium

Attention: Investor Relations Officer

Telephone: (32) 2 412 22 11

To obtain timely delivery, you must request any document no later than five days before the date of the expiration of this exchange offer, meaning no later than [•], 2007.

ii

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “will”, “intend” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this prospectus.

In addition to the risk factors described below under “Risk Factors”, the following important factors could affect future results, causing these results to differ materially from those expressed in our forward-looking statements:

•	changes in the general economy or in the primary markets of our company;

•	changes in consumer spending;

•	competitive factors;

•	the nature and extent of continued consolidation in the supermarket industry;

•	adverse determination with respect to litigation or other claims;

•	inability to develop new stores or to remodel stores as rapidly as planned;

•	stability of product costs; and

•	supply or quality control problems with vendors.

These factors and the other risk factors described in this prospectus or incorporated by reference are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our future results. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we cannot assure you that projected results or events will be achieved.

iii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus to help you understand our business and the terms of the notes. You should carefully read all of this prospectus, including our audited consolidated financial statements and related notes, which are included in our Form 20-F for the fiscal year ended December 31, 2006 and are incorporated herein by reference and our unaudited interim consolidated results for June 30, 2007 and 2006 and the six-month periods then ended included elsewhere in this prospectus, to understand fully our business and the terms of the notes, as well as some of the other considerations that may be important to you in making your investment decision. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the notes is appropriate for you.

Delhaize Group

Overview

We are a food retailer headquartered in Belgium that operates in eight countries and on three continents – North America, Europe and Asia. At the end of fiscal year 2006, our sales network, which includes directly operated, affiliated and franchised stores, consisted of 2,705 stores. Our primary store format consists of food retail supermarkets, which represent approximately 91% of our sales network by number of stores. Our sales network also includes other store formats such as limited-surface proximity stores and specialty stores that sell pet products, health and beauty products. We engage in food retailing, food wholesaling to stores in our sales network and non-food retailing of pet products, health and beauty products, prescriptions and other household and personal products. At the end of fiscal year 2006, we employed approximately 142,500 people.

Our net sales and other revenues in fiscal year 2006 were €19.2 billion ($24.1 billion), an increase of 4.8% over fiscal year 2005 net sales and other revenues. We operate in several geographic markets. In fiscal year 2006, 71.6% of our sales, or €13.8 billion ($17.3 billion), were from operations in the United States, €4.3 billion ($5.4 billion) or 22.3% were from operations in Belgium, the Grand-Duchy of Luxembourg and Germany, €1.0 billion ($1.3 billion) or 5.4% were from operations in Greece and 0.7% or €136.9 million ($171.9 million) was from operations in emerging markets (Romania, Indonesia). Our increase in sales in fiscal year 2006 compared to fiscal year 2005 was primarily due to organic growth of our U.S., Belgian and Greek retail operations.

United States

The U.S. is our largest market. At the end of 2006, we operated 1,549 food supermarkets in the southeastern, mid-Atlantic and northeastern regions of the United States under the banners Food Lion (1,159 stores, including eight Reid’s stores), Hannaford (158 stores), Sweetbay (69 stores), Harveys (68 stores), Bloom (39 stores), Kash n’ Karry (38 stores) and Bottom Dollar Food (18 stores). We are the third largest supermarket operator by sales on the east coast of the U.S.

Belgium, the Grand-Duchy of Luxembourg and Germany

Belgium is our home market. At the end of 2006, we operated a multi-format network of 843 stores in Belgium, the Grand-Duchy of Luxembourg and Germany. These can be grouped in three categories: supermarkets, proximity stores and specialty stores. We also operate a home delivery service. Our store network in this region included 364 supermarkets under the Delhaize “Le Lion”, Cash Fresh and AD Delhaize banners, 230 smaller conveniently located stores primarily under the Proxy Delhaize, Delhaize City and Shop ‘n Go banners. It also included 249 specialty stores, of which 132 health and beauty stores operated under the Di banner and 117 pet food and products stores operated under the Tom & Co banner. At the end of 2006, we operated 30 stores in the Grand-Duchy of Luxembourg, as well as three stores in Germany (Nordrhein Westfalen).

Greece

In Greece, we own 61.3% of Alfa-Beta, Greece’s second largest food retailer by sales. Alfa-Beta operates a network of 148 food stores under different banners: 97 large-assortment Alfa-Beta supermarkets, 41 company-operated and affiliated proximity stores under the AB City, AB Shop & Go and AB Food Market banners, and 10 ENA cash & carry stores.

Emerging Markets (Romania and Indonesia)

We have operations in two emerging markets: Romania and Indonesia, with 18 Mega Image and 50 Super Indo supermarkets, respectively. The Mega Image stores are mainly located in Bucharest. Super Indo stores are located on Java and Sumatra.

As a part of our regular portfolio evaluation, we concluded that the resources required for the success of our underperforming Czech business, Delvita, would be more beneficial to us if invested in other activities. As a consequence, we decided to pursue the sale of Delvita. In November 2006, we reached an agreement to sell Delvita to the German Rewe Group. As a result, Delvita’s assets and liabilities were reclassified in our consolidated financial statements as held for sale and Delvita’s results listed as results from discontinued operations. On May 31, 2007, we completed the sale of Delvita to Rewe Group, after unconditional approval by the European antitrust authorities.

Competitive Strengths

We believe that we are well positioned to capitalize on opportunities that exist in the supermarket industry in the geographical markets in which we operate. We seek to differentiate ourselves from our competitors through our competitive strengths, which include:

•

Leading market shares and strong brand recognition. We aim to be among the top three supermarket operators in terms of annual sales in the markets in which we operate. We believe that our leading market shares result in distribution and advertising synergies and allow us to maintain customer loyalty and strong brand recognition.

•

Strong operating margins and cost control. Our operating margins have historically been among the highest in the supermarket industry. We have focused on controlling and reducing elements of our cost of sales through centralized buying practices, distribution efficiencies, improved category management and an increased mix of private label products. Our ability to control operating and administrative expenses has allowed us to achieve one of the lowest operating cost structures in the supermarket industry. Effective use of information technology, store labor scheduling and attention to cost controls have allowed us to control our expense structure.

•

Track record of reducing leverage (i.e., debt to equity ratio). We have historically been able to generate free cash flow and reduce leverage in our balance sheet. This has been possible through our strong profitability, disciplined working capital management and selective investments.

•

Diversification through multiple banners and multiple markets. We operate under multiple banners, each of which has a distinct strategy and a well established and consistent brand image. Through our multiple banners, we are able to target the needs and requirements of specific markets, customize our product and service offerings and maintain strong brand recognition with our local customers.

•

Experienced management team. Our executive officers have an average of more than 20 years of experience in the food retailing industry. In addition, many of our company’s senior operating managers have spent much of their careers in their respective local markets.

•

Attractive store base. Our store locations include many sites in developed urban and suburban locations that would be difficult to replicate. We have invested significant capital in our store base over the years through the addition of new stores and the renovation of existing stores in order to improve the overall quality of our customers’ shopping experience. We plan on continuing to invest in our store base during fiscal year 2007 by incurring approximately €825 million of capital expenditures (including $755 million (€600) for our U.S. operations), including renovations of existing stores and store support functions, particularly information technology and logistics.

•

Distribution capacity and efficiency. We currently operate 28 distribution centers that total approximately 13 million square feet. Our warehousing and distribution systems are conveniently located within the areas we serve. Our distribution centers are capable of serving our existing store base and can handle servicing additional stores. We plan to continue to develop and invest in our warehousing and distribution systems in the future.

•

Loyalty card programs. At Food Lion, Delhaize Belgium and Alfa-Beta, which represent approximately 84% of our sales network by number of stores, we have successful customer loyalty card programs that are critical elements of our marketing strategy. Customers utilize our loyalty cards for buying incentives and discounts on select purchases.

•

Significant investment in management information systems. All of our operating companies use computer systems that allow us to monitor store operating performance, manage merchandise categories and procure and distribute merchandise on a centralized basis by banner. We regularly update our information technology so that we can continue to efficiently operate our stores and logistics network.

•

Operate as a global group. We are organized into different geographic regions that exercise global and regional purchasing, share retail knowledge and implement best practices. We have regional and company-wide coordination groups focusing on procurement, equipment purchasing, information technology, food safety, talent development, communication and risk management.

Our Strategy

We have identified and implemented actions to drive our future sales, profitability and return on invested capital. Five strategic principles serve as a guide for our initiatives.

•

Differentiated Store Concepts. We believe that only strong differentiation in leading store concepts can lead to long-term success and sustainable sales growth. That is why Food Lion, our largest company, has reinforced its fresh offering and invested in store remodelings and improved customer service. Hannaford, Delhaize Belgium and Alfa-Beta continue to develop an innovative variety of quality products and offer high customer service at competitive prices. Kash n’ Karry is in the process of being rebranded to Sweetbay Supermarket to support our repositioning in western Florida.

•

Executional Excellence. The retail market demands a daily commitment to executional excellence at all levels of the organization to timely and consistently achieve planned projects and targets, develop the necessary tools and systems and recruit and maintain managers and employees accountable for each element. We continue to invest heavily in training and information systems to support the day-to-day execution within the organization.

•

Being a Learning Company. Being a learning company is a strategic process through which we integrate the know-how and the experiences of the operating companies and employees throughout the entire organization to maximize our potential and deliver sustainable and profitable growth. We seek to establish learning networks and identify and exchange best practices.

•

Offering an Attractive Workplace. Attracting and retaining skilled and motivated associates is key to our success. Therefore, we strive to provide an attractive professional environment. We offer a competitive compensation package based on local standards, opportunities for personal development and associate recognition programs. In our recruiting and internal promotion practices, we put a high value on diversity.

•

Acting as a Responsible Corporate Citizenship. We aim to act as a responsible citizen towards the environment and the community within our local markets of operation. Our company supports the communities in which we operate through a wide range of charitable initiatives. We believe that we operate at a high standard of corporate governance and ethical business practices.

Ratings

We are currently rated Baa3 by Moody’s Investors Service, Inc., which we refer to in this prospectus as Moody’s, and BB+ by Standard & Poor’s Ratings Services, which we refer to in this prospectus as Standard & Poors. These ratings reflect each rating agency’s opinion of our financial strength, operating performance and ability to meet obligations and are not directed toward the protection of investors or a recommendation to buy, sell or hold the notes.

Miscellaneous

Delhaize Group’s principal executive offices are located at Square Marie Curie 40, 1070 Brussels Belgium. Our telephone number at that location is +32 2 412 22 11. Our Internet address is www.delhaizegroup.com. The information on our website is not a part of this prospectus.

Recent Developments

On April 24, 2007, representatives of the Conseil de la Concurrence/Raad voor de Mededinging (Belgian competition authority), visited our offices in Zellik, Belgium, and requested us to provide them with specified documents. This visit was a part of what appears to be a local investigation affecting several companies in Belgium in the retail sector. We understand that the investigation, which is expected to continue for several months, relates to prices of perfume, beauty products and other household goods. We have cooperated with the Conseil de la Concurrence/Raad voor de Mededinging in connection with the initial request for documentation and as of the date of this prospectus have not received any news or further communication, nor has a statement of objections been lodged against our company, in relation to this matter. The maximum fine for violations of the related competition laws in Belgium is capped at 10% of our company’s annual sales in Belgium.

On May 21, 2007, our company as guarantor, our wholly-owned subsidiary, Delhaize America as borrower, and substantially all of Delhaize America’s subsidiaries as guarantors, amended Delhaize America’s existing $500 million credit agreement, or the Delhaize America Credit Agreement, with the lenders signatory thereto and JPMorgan Chase Bank N.A., as administrative agent, issuing bank and swingline lender.

On May 21, 2007, we entered into a cross guarantee agreement (“the Cross Guarantee Agreement”) among us, Delhaize America and substantially all of Delhaize America’s subsidiaries. Under the Cross Guarantee Agreement, each company party to the agreement guarantees fully and unconditionally, jointly and severally all Delhaize Group existing financial indebtedness and Delhaize America existing financial indebtedness, specific financial indebtedness of two European subsidiaries of Delhaize Group and all future unsubordinated financial indebtedness of the parties to the agreement. Our obligations under the notes fall within the scope of such Cross Guarantee Agreement. A description of the Cross Guarantee Agreement is included elsewhere in this prospectus under the heading “Description of the Exchange Notes—Cross Guarantee Agreement”.

At our Ordinary and Extraordinary General Meeting of shareholders on May 24, 2007, our shareholders approved the distribution of a €1.32 gross dividend per share for fiscal year 2006. After deduction of a 25% withholding tax, this results in a net dividend of €0.99 per share. The 2006 dividend became payable to owners of our ordinary shares beginning on May 31, 2007 against coupon no. 45. The payment of the dividend to our ADR holders was made through The Bank of New York beginning on June 11, 2007. At the same meeting, our shareholders authorized our Board of Directors, for a period of five years starting on the date of publication of the Extraordinary General Meeting, within certain legal limits, to increase the capital of Delhaize Group or issue convertible bonds or subscription rights which might result in a further increase of capital by a maximum of €9,678,897. The authorized increase in capital may be achieved by contributions in cash or, to the extent permitted by law, by contributions in kind or by incorporation of available or unavailable reserves or of the share premium account. The Board of Directors of Delhaize Group may, for this increase in capital, limit or remove the preferential subscription rights of Delhaize Group’s shareholders, within certain legal limits.

On May 24, 2007 and June 14, 2007, respectively, we issued 1,385,955 and 881,573 new ordinary shares to satisfy conversions of our 2.75% convertible bonds. In 2004, we issued €300 million 2.75% convertible bonds due April 30, 2009 convertible into our ordinary shares.

On May 30, 2007, Delhaize America commenced a tender offer for cash prior to maturity of up to $1.1 billion aggregate principal amount of Delhaize America’s outstanding $1.1 billion 8.125% Notes due 2011, $855 million 9.000% Debentures due 2031, and $126 million 8.050% Notes due 2027, in order of purchase priority, plus accrued and unpaid interest and premium amounts. Pursuant to the terms of this tender offer, on June 28, 2007 Delhaize America purchased approximately $1.05 billion of its 8.125% Notes due 2011 and approximately $50 million of its 9.000% debentures due 2031. The net proceeds from our offering of the original notes and our 5.625% Euro Notes (as defined below), discussed further below in this section, were the principal source of funds used to make these purchases.

On May 31, 2007, we completed the earlier announced sale of Delvita in Czech Republic to the German retail group Rewe, after unconditional approval by the European antitrust authorities. On November 13, 2006, we signed an agreement to sell Delvita to Rewe. On April 26, 2007, the transaction was approved by the European anti-trust authorities. We received €100 million in cash, subject to contractual adjustments. A positive accumulated foreign currency translation adjustment of approximately €23.7 million was recorded in the result from discontinued operations during the second quarter of 2007.

On June 27, 2007, in addition to issuing the original notes (i.e., our unregistered 6.50% Senior Notes due 2017), we issued € 500 million 5.625% senior notes due 2014, which we refer to as the 5.625% Euro Notes, pursuant to an Indenture dated June 27, 2007 between us and The Bank of New York, which we refer to as the 2007 Euro Note Indenture. The 5.625% Euro Notes will mature on June 27, 2014. We will pay interest on the 5.625% Euro Notes annually on June 27 commencing on June 27, 2008. All or a portion of the 5.625% Euro Notes may be subject to redemption at any time, as described in the 2007 Euro Note Indenture. The 5.625% Euro Notes are unsecured unsubordinated senior obligations of our company, and our obligations under the 5.625% Euro Notes fall within the scope of the Cross Guarantee Agreement. We have applied to admit the 5.625% Euro Notes to listing on the Official List of the Luxembourg Stock Exchange and to trading on the regulated market of the Luxembourg Stock Exchange.

On June 30, 2007, we completed the earlier announced sale of Di, our Belgian beauty and body care business to NPM/CNP Group and Ackermans & van Haaren. On March 15, 2007, we announced we had reached a binding agreement to sell Di, a transaction which was approved by the European antitrust authorities on June 1, 2007. We received an amount of EUR 33.4 million in cash, subject to contractual adjustments.

Summary of the Exchange Offer

On June 27, 2007, we completed a private offering of the original notes to certain qualified institutional buyers within the United States in reliance on Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act. We entered into a registration rights agreement with the initial purchasers in the private offering of the original notes in which we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete the exchange offer within 300 days after the date we issued the original notes. You are entitled to exchange in the exchange offer your original notes for exchange notes with substantially identical terms.

You should read the discussion under the headings “—Summary of the Terms of the Exchange Notes” beginning on page 9 and “Description of the Exchange Notes” beginning on page 40 for further information regarding the exchange notes.

We summarize the terms of the exchange offer below. You should read the discussion under the heading “The Exchange Offer” beginning on page 31 for further information regarding the exchange offer and resale of the exchange notes.

The Exchange Offer

We are offering to exchange up to $450 million aggregate principal amount of exchange notes for up to $450 million aggregate principal amount of the original notes. Original notes may be exchanged only in a minimum denomination of $2,000 or an integral multiple of $1,000 in excess thereof.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on [•], 2007, or such later date and time to which we extend it.

Withdrawal of Tenders

You may withdraw your tender of original notes prior to the expiration date, unless previously accepted for exchange. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any original notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange Offer

We will not be required to accept original notes for exchange if the exchange offer would be unlawful or would violate any interpretation of the staff of the Commission. The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered. Please read the section “The Exchange Offer—Conditions to the Exchange Offer” beginning on page 37 for more information regarding the conditions to the exchange offer.

Procedures for Tendering Original Notes

If your original notes are held through The Depository Trust Company (“DTC”) and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange note you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the original notes or the exchange notes;

•      if you are not a broker-dealer or are a broker-dealer but will not receive exchange notes for your own account in exchange for original notes, you are not engaged in and do not intend to engage in the distribution of the exchange notes;

•      if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes, that the original notes to be exchanged for exchange notes were acquired by you as a result of market- making or other trading activities and that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

• you are not our “affiliate”, as defined in Rule 405 of the Securities Act, nor a broker-dealer tendering original notes acquired directly from us for your own account.

Special Procedures for Beneficial Owners

If you own a beneficial interest in original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the original notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

Certain Tax Considerations	The exchange of original notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain Tax Considerations” beginning on page 67.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes.

The Exchange Agent

We have appointed The Bank of New York as exchange agent for the exchange offer, which also serves as trustee under the indenture that governs the notes. You should direct questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

For Delivery by Mail, Hand or Overnight Delivery:

The Bank of New York

One Canada Square

London E14 5AL

United Kingdom

Attention: Peter Howard/Alex Shaw

For Facsimile Transmission

(for eligible institutions only):

+44 207 964 2536

Attention: Peter Howard/Alex Shaw

To Confirm by Telephone or for Information Call:

+44 207 964 6873 or

+44 207 964 8773

Right Under Registration Rights Agreement

If we fail to complete the exchange offer as required by the registration rights agreement, we will be obligated to pay liquidated damages to holders of the original notes. Please read “Original Notes Registration Rights Agreement” beginning on page 63 for more information regarding your rights as a holder of original notes.

Summary of the Terms of the Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that the exchange notes are registered under the Securities Act and, therefore, are freely transferable. The exchange notes issued in the exchange offer will evidence the same debt as the original notes, and both the original notes and the exchange notes will be governed by the same indenture. We use the term notes in this prospectus to collectively refer to the original notes and the exchange notes.

Issuer

Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize), or Delhaize Group, a limited liability company (“société anonyme”) organized under the laws of the Kingdom of Belgium, incorporated in 1867, with its registered office at rue Osseghem 53, 1080 Brussels, Belgium, registered with the Crossroad Bank for Entreprises under number 0402.206.045 (RPM Brussels). Delhaize Group’s principal executive offices are located at Square Marie Curie 40, 1070 Brussels, Belgium. Our telephone number at that location is +32 2 412 22 11.

Securities Offered	$450,000,000 aggregate principal amount of 6.50% Senior Notes due 2017

Interest	We will pay interest on the exchange notes on June 15 and December 15 of each year, beginning on December 15, 2007.

Yield	6.548%

Maturity	June 15, 2017

Status of the Notes

The exchange notes will be senior unsecured general obligations of our company, will rank equally in right of payment with all existing and future unsecured senior indebtedness of our company and will be senior in right of payment to all existing and future subordinated obligations of our company.

Guarantees

Our obligations under the exchange notes benefit from the guarantees under a cross guarantee agreement, dated as of May 21, 2007, among us and certain of our subsidiaries, which we refer to as the Cross Guarantee Agreement. A description of the Cross Guarantee Agreement is included in this prospectus under the heading “Description of the Exchange Notes—Cross Guarantee Agreement”.

Optional Redemption	We have the option to redeem all or a portion of the exchange notes at any time at the redemption prices described under “Description of the Exchange Notes—Redemption at the Option of the Issuer”.

Additional Amounts

All payments in respect of the exchange notes will be made without withholding or deduction for any taxes or other governmental charges, except to the extent required by law. If withholding or deduction is required by law, subject to certain exceptions, we will pay additional amounts so that the net amount you receive is no less than the amount that you would have received in the absence of such withholding or deduction.

Tax Redemption

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes or other deductions on the payments on the notes, we may redeem the affected series of exchange notes in whole, but not in part, at any time, at a redemption price equal to the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to, but not including, the date of redemption.

Use of Proceeds

We will not receive any cash proceeds from the exchange offer. The net proceeds from the sale of the original notes were used to fund in part the repurchase by Delhaize America in a tender offer for cash prior to maturity commenced on May 30, 2007, of up to $1.1 billion aggregate principal amount of Delhaize America’s outstanding $1.1 billion 8.125% Notes due 2011, $855 million 9.000% Debentures due 2031, and $126 million 8.050% Notes due 2027, in order of purchase priority, plus accrued and unpaid interest and premium amounts.

Mandatory Offer to Repurchase

If we experience specific kinds of changes of control, holders of exchange notes will have the right to require us to repurchase all or any part of their exchange notes pursuant to the offer described under the heading “Description of the Exchange Notes—Change of Control”. We may not have sufficient funds available at the time of any change of control to effect the purchase.

Exchange Offer and Registration Rights

We have entered into a registration rights agreement with the initial purchasers of the original notes, in which we agree to use our reasonable best efforts to conduct an SEC-registered exchange offer for the original notes. In connection with the exchange offer, you may exchange your original notes for exchange notes, which are identical in all material respects with the original notes, except that the exchange notes are registered with the SEC and thus may be resold to any investor in the United States. If we are unable to effect the exchange offer, we agreed to use our reasonable best efforts to file and cause to become effective a shelf registration statement relating to the resale of the original notes. You will be entitled to the payment of liquidated damages if we do not complete the exchange offer or, if required, the shelf registration statement is not declared effective within the agreed time period. See “Original Notes Registration Rights Agreement”.

Form of Notes

The exchange notes will initially be represented by one or more global notes in bearer form. We will issue these global notes in denominations equal to the outstanding principal amount of the exchange notes they represent.

We will deposit the global notes with the National Bank of Belgium, or the NBB, as operator of the X/N System pursuant to an agreement among us, the Principal Paying and Domiciliary Agent and the NBB. The person shown in the records of the NBB or the direct or indirect participants in the X/N System as the holder of a particular principal amount of the exchange notes (in which regard any certificate or other document issued by the NBB or by the relevant direct or indirect participant shall be conclusive and binding for all purposes save in the event of manifest error) shall for all purposes be treated by us and any paying agent as the holder of such principal amount of the global notes other than with respect to the payment of principal, premium (if any), cash interest on such global notes, the right to which will be vested, as against us and the Trustee, solely in the person shown in the records of NBB as the holder of such principal amount of global notes.

Upon the global notes being credited to the account of The Bank of New York as the holder of 100% of the book-entry interests in such global notes in the records of Euroclear, The Bank of New York, as Book-Entry Depositary for the exchange notes, will create one or more certificated depositary interests, or CDIs, representing a 100% interest in the Book-Entry Depositary’s book-entry interests in the underlying global notes and issue them in the name of Cede & Co., as nominee of DTC. The CDI Depositary will hold the CDIs as custodian on behalf of DTC. Upon such issuance, DTC will credit on its book-entry registration and transfer system the relevant participants’ accounts with the interests owned by its participants.

Clearance and Settlement	CDIs representing interests in the exchange notes will be admitted for clearance and settlement through DTC and Euroclear and Clearstream, Luxembourg as direct participants in DTC.

Transfers of book-entry interests in CDIs representing interests in the exchange notes will be effected through the book-entry facilities of DTC and through Euroclear and Clearstream, Luxembourg as direct participants in DTC and their respective participants.

Interests in the exchange notes may be held only by eligible investors referred to in Article 4 of the Belgian Royal Decree of May 26, 1994 holding their Notes in an exempt securities account with the X/N System or with a direct or indirect participant in such system, as further described in “Tax Considerations”.

In order for the exchange notes to be traded on a fungible basis among themselves, each holder of Notes will be deemed to agree to the application of the fungibility system provided for in Belgian Royal Decree No. 62 of November 10, 1967 for the promotion of the circulation of securities, as amended.

Disclosure of Certain Information by the National Bank of Belgium

In principle, the National Bank of Belgium, or the NBB, is bound by a duty of confidentiality. However, the NBB may, to the extent required by U.S. or international regulations or treaties or otherwise, disclose certain information relating to the identity of the holders of book entry interests in the exchange notes and the amount of interests held in the X/N System.

Governing Law	The exchange notes will be governed by the laws of the State of New York.

Trustee	The Bank of New York

Principal Paying and Domiciliary Agent	ING Belgium SA/NV

Further Issues

The indenture does not limit the amount of exchange notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that we may issue notes, debentures or other evidences of indebtedness from time to time in one or more series.

For further information regarding the exchange notes, see “Description of the Exchange Notes.”

Principal Executive Office

Our principal executive office is located at Square Marie Curie 40, 1070 Brussels, Belgium, and our telephone number is +32 2 412 22 11.

Risk Factors

See “Risk Factors” beginning on page 15 for a discussion of certain factors to be considered in connection with an investment in the exchange notes.

SELECTED FINANCIAL DATA

The following selected financial data are derived from our audited consolidated financial statements, incorporated by reference in this registration statement, which have been prepared in accordance with International Financial Reporting Standards, or IFRS, as adopted by the European Union. IFRS differ in certain respects from accounting principles generally accepted in the United States of America, or U.S. GAAP. The principal differences between IFRS and U.S. GAAP, as they relate to us and a reconciliation of our net income and shareholders’ equity to U.S. GAAP, are presented in note 43 to our audited consolidated financial statements incorporated by reference in this registration statement. The financial data for the six-month periods ended June 30, 2006 and 2007 are derived from unaudited consolidated financial statements included elsewhere in this offering memorandum, which have been prepared on the basis of IFRS. Operating results for the six-month period ended June 30, 2007 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2007. The selected financial data presented below should be read in conjunction with our consolidated financial statements, related notes thereto and other financial information incorporated by reference or included elsewhere in this registration statement.

The euro is Delhaize Group’s reporting currency. The U.S. dollar amounts contained in the table below are provided solely for the convenience of the reader and have been calculated using the exchange rate of EUR 1.00 = USD 1.3505, the reference rate of the European Central Bank on June 29, 2007. Such translations should not be construed as representations that euro amounts could be converted into U.S. dollars at that or any other rate.

	Year Ended December 31,						Six-Month Period Ended June 30,
	2006 USD	2006 EUR	2005 EUR	2004 EUR	2003 EUR	2002(1) EUR	2007 USD	2007 EUR	2006 EUR
	(In millions, except per share amounts)
INCOME STATEMENT DATA IFRS
Net sales and other revenues	25,964	19,225	18,345	17,597	18,215	—	12,864	9,525	9,565
Operating profit	1,278	946	900	862	801	—	647	479	455
Profit before taxes and discontinued operations	906	671	603	558	294	—	339	251	313
Net profit	486	360	370	302	285	—	267	198	194
Net profit attributable to equity holders of the Group	475	352	365	296	279	—	261	193	192
Cash dividends paid(2)	153	113	105	93	81	—	—	—
Basic earnings per share	5.01	3.71	3.89	3.19	3.03	—	2.70	2.00	2.03
Diluted earnings per share	4.79	3.55	3.71	3.09	3.02	—	2.58	1.91	1.94

US GAAP
Sales and other revenues	25,869	19,155	18,278	17,523	18,117	19,738
Operating income	1,687	938	899	881	890	900
Income before income taxes, minority interests and loss from discontinued operations	1,210	673	619	588	575	534
Income before minority interests and loss from discontinued operations	755	420	382	372	359	345
Net income	674	375	364	304	242	287
Cash dividends paid(2)	203	113	105	93	81	133
Basic earnings per share	7.10	3.95	3.87	3.29	2.63	3.12
Diluted earnings per share	6.73	3.74	3.67	3.14	2.62	3.11

	December 31,						June 30,
	2006 USD	2006 EUR	2005 EUR	2004 EUR	2003 EUR	2002(1) EUR	2007 USD	2007 EUR	2006 EUR
	(In millions)
BALANCE SHEET DATA IFRS
Current assets	3,272	2,423	2,813	2,424	2,260	—	3,249	2,406	2,263
Total assets	12,553	9,295	10,254	8,702	8,766	—	12,416	9,194	9,328
Short-term borrowings	138	102	—	28	237	—	135	100	88
Long-term debt	2,931	2,170	2,546	2,773	2,719	—	2,836	2,100	2,285
Long-term obligations under finance lease	813	602	654	559	562	—	833	617	623
Share capital	65	48	47	47	46	—	68	50	48
Minority interests	49	36	30	32	29	—	53	39	31
Shareholders’ equity	4,761	3,525	3,566	2,842	2,775	—	4,925	3,647	3,433

US GAAP
Current assets	3,278	2,427	2,821	2,407	2,308	2,647
Total assets	12,755	9,445	10,417	8,824	8,959	10,443
Short-term borrowings	138	102	—	28	239	463
Long-term borrowings	2,968	2,198	2,585	2,798	2,740	3,144
Long-term capital lease obligations	835	618	674	576	580	698
Capital shares	65	48	47	47	46	46
Minority interests	50	37	33	36	31	29
Shareholders’ equity	4,875	3,610	3,691	2,929	2,896	3,289

	December 31,										June 30,
	2006 USD	2006 EUR		2005 EUR		2004 EUR		2003 EUR		2002(1) EUR	2007 USD	2007 EUR		2006 EUR
	(In millions, except store count and per share amounts)
OTHER DATA
Store count at period end	—	2,705		2,636		2,565		2,559		2,527	—	2,495		2,663
Weighted average shares outstanding at period end	—	94.9		93.9		92.7		92.1		92.1	—	96.2		94.5
Net cash provided by operating activities	1,229	910		902		989		875		—	679	503		452
Net cash (used in) investing activities	(975)	(722)		(757)		(642)		(508)		—	(244)	(181)		(331)
Net cash (used in) provided by financing activities	(860)	(637)		(69)		(46)		(345)		—	(321)	(238)		(613)
Dividends per share(2)	1.78	1.32		1.20		1.12		1.00		0.88	—	—		—
Capital expenditures	945	700		636		494		463		635	348	258		309
Ratio of earnings to fixed charges(3)	—	2.79	x	2.53	x	2.47	x	2.23	x	—	—	2.40	x	—
Proforma ratio of earnings to fixed charges(3)	—	2.89	x	—		—		—		—	—	3.08	x	—

(1)	Delhaize Group adopted International Financial Reporting Standards as of January 1, 2003. Therefore, no historical information is available under IFRS for 2002.
(2)	Delhaize Group usually pays dividends once a year after the annual shareholders’ meeting following the fiscal year with respect to which the dividend relates. Dividends per share represent the dividend for the indicated fiscal year, which is approved at the shareholders’ meeting held the following year. Cash dividends paid represent the amount of dividend effectively paid during the indicated year.
(3)	See Exhibit 12.1 for the calculation of the ratio of earnings to fixed charges.

RISK FACTORS

You should carefully consider the following risk factors, as well as all of the other information presented in or incorporated by reference into this prospectus, including our consolidated financial statements and the notes thereto. The risks and uncertainties described below are not the only risks and uncertainties affecting us or the exchange notes. Additional risks and uncertainties that we do not know about or that we currently think are immaterial also may impair our business operations or our ability to make payments on the exchange notes and under other existing indebtedness. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, you could lose all or part of your investment. Certain statements under this caption constitute forward-looking statements. See “Cautionary Note Concerning Forward-looking Statements.”

Risks Related to the Exchange Offer

There are no established trading markets for the exchange notes and any markets for the exchange notes may be illiquid.

The exchange notes are new issues of securities with no active trading markets. We cannot assure you that markets for the exchange notes will develop in the future, that you will be able to sell your exchange notes or the price that you will receive when you sell your exchange notes. In addition, the liquidity of, and trading market for the exchange notes could be adversely affected by many factors, including changes in interest rates and declines and volatility in the market for similar securities, as well as by changes in our financial condition or results of operations. We do not intend to apply for a listing or quotation of the exchange notes on any securities exchange or automated quotation system.

If you do not properly tender your original notes, you will continue to hold unregistered original notes and your ability to transfer original notes will be adversely affected.

If you do not properly tender your original notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your original notes. In general, the original notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. You should refer to “Prospectus Summary—Summary of The Exchange Offer” and “The Exchange Offer” for information about how to tender your original notes. The tender of original notes under the exchange offer will reduce the outstanding amount of the original notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the original notes due to a reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the exchange notes.

If you do not follow the procedures described in this prospectus for tendering your original notes, you will not receive the exchange notes. Further, if you want to tender your original notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. No one is under any duty to give you notification of any defects or irregularities with respect to tenders of original notes for exchange notes. For additional information, please refer to the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering.”

Risks Related to the exchange notes

Each of the risks described in this section with respect to the exchange notes are equally applicable to the original notes.

We have substantial debt, which could negatively impact our business and prevent us from fulfilling our obligations under the exchange notes.

We have significant debt outstanding. At June 30, 2007, we had total consolidated debt outstanding of approximately €[2.9 billion and approximately € 0.9 million of unused commitments under our revolving credit facilities. Our level of debt could:

•	make it difficult for us to satisfy our obligations, including making interest payments under the exchange notes and our other debt obligations;

•	limit our ability to obtain additional financing to operate or grow our business;

•	limit our financial flexibility in planning for and reacting to industry changes;

•	place us at a competitive disadvantage as compared to less leveraged companies;

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates; and

•	require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing the availability of our cash flow for other purposes.

We may incur additional debt to fund our capital expenditures and working capital needs and to finance future acquisitions. If we incur additional debt, it is more likely that we will experience some or all of the risks described above. The indenture governing the terms of the exchange notes does not restrict our ability to incur additional debt.

If we do not generate positive cash flows, we may be unable to service our debt.

Our ability to pay principal and interest on the exchange notes and on our other debt depends on our future operating performance. Future operating performance is subject to market conditions and business factors that often are beyond our control. Consequently, we cannot assure you that we will have sufficient cash flows to pay the principal, premium, if any, and interest on our debt. If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our debt, we may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow these alternative measures or that such measures would satisfy our scheduled debt service obligations. If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	our lenders could terminate their commitments and commence foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

Certain of our debt agreements require us to maintain specified financial ratios and meet specific financial tests. Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, our lenders could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, our business could be adversely impacted.

The indenture does not restrict the amount of additional debt that we may incur, which may make it difficult to satisfy our obligations under the exchange notes or reduce the value of the exchange notes.

The exchange notes and the indenture governing the terms of the exchange notes do not place any limitation on the amount of unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the exchange notes, including making it more difficult for us to satisfy our obligations with respect to the exchange notes, a loss in the trading value of your Notes, if any, and a risk that the credit rating of the exchange notes is lowered or withdrawn.

Your right to receive payments on the exchange notes is unsecured and will be effectively subordinated to any of our secured indebtedness.

The exchange notes will be general unsecured senior obligations of our company. The exchange notes will be effectively subordinated to any secured senior indebtedness that we may incur to the extent of the value of, and the validity and priority of the liens on, our assets securing that indebtedness. In the event of our liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, whether voluntary or involuntary, the holders of any of our secured indebtedness would be entitled to be paid from the assets securing that indebtedness before our assets may be used to make any payment in respect of the exchange notes. The obligations of Delhaize America and its subsidiaries that are party to the Cross Guarantee Agreement are also general unsecured payment obligations of such entities. The exchange notes will be effectively subordinated to any secured senior indebtedness of our subsidiaries and any unsecured senior indebtedness of our subsidiaries that are not party to the Cross Guarantee Agreement.

We may not be able to fulfill our obligation to offer to purchase Notes upon a change of control, and this obligation may discourage a sale or takeover of us.

Upon the occurrence of certain events causing a change of control, we will be required to offer to repurchase the exchange notes at a purchase price equal to 101% of the outstanding principal amount thereof, together with accrued and unpaid interest. See “Description of the exchange notes—Change of Control”. This change of control feature may make a sale or takeover of our company more difficult. There can be no assurance that we would have sufficient assets or be able to obtain sufficient third party financing on favorable terms to satisfy all our obligations upon a change of control. If an offer to repurchase the exchange notes is required to be made and we do not have available sufficient funds to pay for the exchange notes, an event of default would occur under the indenture. The occurrence of an event of default could result in acceleration of the maturity of the exchange notes. Furthermore, these provisions would not necessarily afford protection to holders of the exchange notes in the event of a highly leveraged transaction that does not result in a change of control. See “Description of the exchange notes”.

Belgian fraudulent conveyance law may adversely affect the enforceability of the exchange notes.

Our obligations under the exchange notes may be subject to review under the Belgian fraudulent conveyance law (action paulienne/actio pauliana) enacted for the protection of creditors. Under the Belgian fraudulent conveyance law, a creditor could bring a claim and a court could declare the exchange notes ineffective (inopposabilité/niet-tegenstelbaar) with respect to the creditor bringing the claim if the following conditions are met:

•	the creditor’s claim arose before the challenged transaction, commitment or agreement;

•	the challenged transaction, commitment or agreement has caused a financial prejudice to the creditor or has a material adverse effect on the possibility that the creditor will recover its claim;

•	the debtor entered into the transaction, commitment or agreement knowing that it would financially prejudice the creditor; and

•

the party entering the challenged transaction, commitment or agreement with the debtor, knew or should have known, that the transaction was abnormal, causing a financial prejudice to other creditors of the debtor. In the case of gratuitous acts (such as, arguably, providing a guarantee or other security for third-party obligations), it has been held that this knowledge test does not apply.

The statutes of limitations is five years from the knowledge by the relevant creditor of its financial prejudice and the identity of the party to the challenged transaction. When successful, the plaintiff-creditor will receive a court ruling holding that the challenged transaction, commitment or agreement is ineffective with respect to such plaintiff-creditor, the debtor and the beneficiary of the challenged transaction, commitment or agreement. If a court were to find that the issuance of the exchange notes was a fraudulent conveyance, the court could hold that the payment obligations under the exchange notes are ineffective, or require the holders of the exchange notes to repay any amounts received with respect to the exchange notes. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the exchange notes. Also, we believe that the issuance of the guarantees under the Cross Guarantee Agreement will not be a fraudulent conveyance under the Belgian fraudulent conveyance law. We cannot assure you, however, that a court passing on this question would reach the same conclusion.

In insolvency proceedings, Belgian bankruptcy law has specific provisions relating to fraudulent conveyance and voidable preferences. See “Risks related to our incorporation in Belgium—Belgian insolvency laws may adversely affect a recovery by the holders amounts payable under the exchange notes”.

Fraudulent conveyance laws may result in the subordination or avoidance of the guarantees under the Cross Guarantee Agreement.

Certain of our financial indebtedness (including the exchange notes) are guaranteed under our Cross Guarantee Agreement by Delhaize America and substantially all of its subsidiaries. Various U.S. federal and state fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid all or part of the guarantees made by our subsidiaries under the Cross Guarantee Agreement.

To the extent that a court of competent jurisdiction were to find that any of the parties to the Cross Guarantee Agreement incurred a guarantee with the intent to hinder, delay or defraud any present or future creditor or did not receive fair consideration or reasonably equivalent value for issuing its guarantee and:

•	was insolvent or rendered insolvent because of the issuance of its guarantee;

•	was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured,

then the court could subordinate or avoid all or part of its guarantee in favor of its other creditors. To the extent that a guarantee under the Cross Guarantee Agreement is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of financial indebtedness guaranteed by a party to the Cross Guarantee Agreement may no longer have a claim against the party and would only be creditors of our company and any other parties to the Cross Guarantee Agreement.

We believe that the issuance of the guarantees under the Cross Guarantee Agreement will not be a fraudulent conveyance. We cannot assure you, however, that a court passing on this question would reach the same conclusion.

Risks Related to Operations of Our Company

Our results are subject to risks relating to competition and narrow profit margins in the food retail industry, which could adversely affect net income and cash generated from operations.

The food retail industry is competitive and generally characterized by narrow profit margins. Our competitors include international, national, regional and local supermarket chains, supercenters, independent grocery stores, specialty food stores, warehouse club stores, retail drug chains, convenience stores, membership clubs, general merchandisers, discount retailers and restaurants. Food retail chains generally compete on the basis of location, quality of products, service, price, product variety and store condition. We believe that we could face increased competition in the future from all of these competitors. To the extent we reduce prices to maintain or grow our market share in the face of competition, net income and cash generated from operations could be adversely affected. Some of our competitors have financial, distribution, purchasing and marketing resources that are greater than ours. Our profitability could be impacted by the pricing, purchasing, financing, advertising or promotional decisions made by competitors.

A competitive labor market may increase our costs, resulting in a decrease in our profits or an increase in our losses.

Our success depends in part on our ability to attract and retain qualified personnel in all areas of our business. We compete with other businesses in our markets in attracting and retaining employees. Tight labor markets, increased overtime, collective labor agreements, government mandated increases in the minimum wage and a higher proportion of full-time employees could result in an increase in labor costs, which could materially impact our results of operations. A shortage of qualified employees may require us to increase our wage and benefit offerings in order to compete effectively in the hiring and retention of qualified employees or to retain more expensive temporary employees. Increased labor costs could increase our costs, resulting in a decrease in our profits or an increase in our losses. There can be no assurance that we will be able to fully absorb any increased labor costs through our efforts to increase efficiencies in other areas of our operations.

The significance of Delhaize America’s contribution to our revenues and the geographic concentration of Delhaize America’s stores on the east coast of the United States make us vulnerable to economic downturns, natural disasters and other catastrophic events that may impact that region.

During 2006, approximately 71.6% of our sales were generated through our ownership of Delhaize America. We will depend in part on Delhaize America for dividends and other payments to generate the funds necessary to meet our financial obligations, including the payments of principal and interest on the notes. We cannot assure you that the earnings from, or other available assets of, Delhaize America, together with our own operations, will be sufficient to enable us to pay principal and interest on the notes when due. Substantially all of Delhaize America’s stores are located on the east coast of the United States. Consequently, our operations depend significantly upon economic and other conditions in this area, in addition to those that may affect the United States or the world as a whole. If the east coast of the United States were to experience a general economic downturn, natural disaster or other adverse condition, our results of operations may suffer.

Because of the number of properties that we own and lease, we have a potential risk of environmental liability.

We are subject to laws, regulations and ordinances that govern activities and operations that may have adverse environmental effects and impose liabilities for the costs of cleaning up, and certain damages arising from, sites of past spills, disposals or other releases of hazardous materials. Under applicable environmental laws, we may be responsible for the remediation of environmental conditions and may be subject to associated liabilities relating to our stores, warehouses and offices, as well as the land on which they are situated, regardless of whether we lease, sublease or own the stores, warehouses, offices or land in question and regardless of whether such environmental conditions were created by us or by a prior owner or tenant. The costs of investigation, remediation or removal of environmental conditions may be substantial. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners, tenants or sub-tenants of real properties for personal injuries associated with asbestos-containing materials. There can be no assurance that environmental conditions relating to prior, existing or future store sites will not harm us through, for example, business interruption, cost of remediation or harm to reputation.

If we are unable to locate appropriate real estate or enter into real estate leases on commercially acceptable terms, we may be unable to open new stores.

Our ability to open new stores is dependent on our competence in identifying and entering into leases on commercially reasonable terms for properties that are suitable for our needs. If we fail to identify and enter into leases on a timely basis for any reason, including our inability due to competition from other companies seeking similar sites, our growth may be impaired because we may be unable to open new stores as anticipated. Similarly, our business may be harmed if we are unable to renew the leases on our existing stores on commercially acceptable terms.

Unfavorable exchange rate fluctuations may negatively impact our financial performance.

Our operations are conducted primarily in the U.S., Belgium and to a lesser extent in other parts of Europe and Indonesia. The results of operations and the financial position of each of our entities outside the euro zone are recorded in the relevant local currency and then translated into euros at the applicable foreign currency exchange rate for inclusion in our consolidated financial statements. Exchange rate fluctuations between these foreign currencies (particularly the U.S. dollar) and the euro may have a material adverse effect on our consolidated financial statements as reported in euros.

We also face transaction risks from fluctuations in exchange rates between the various currencies in which we do business. Transactions that are most likely to result in exchange rate risks for us relate to dividends paid to us by our subsidiaries. For example, any dividends we receive from Delhaize America may be adversely affected by exchange rate fluctuations between the euro and the U.S. dollar.

Various aspects of our business are subject to federal, regional, state and local laws and regulations in the U.S., Belgium and other countries, in addition to environmental regulations. Our compliance with these laws and regulations may require additional expenses or capital expenditures and could adversely affect our ability to conduct our business as planned.

In addition to environmental regulations, we are subject to federal, regional, state and local laws and regulations in the U.S., Belgium and other countries relating to, among other things, zoning, land use, workplace safety, public health, community right-to-know, alcoholic beverage sales and pharmaceutical sales. A number of jurisdictions regulate the licensing of supermarkets, including retail alcoholic beverage license grants. In addition, under certain regulations, we are prohibited from selling alcoholic beverages in certain of our stores. Employers are also subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working conditions, disabled access and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of our supermarkets and could otherwise adversely affect our business, financial condition or results of operations. A number of laws exist which impose burdens or restrictions on owners with respect to access by disabled persons. Our compliance with these laws may result in modifications to our properties, or prevent us from performing certain further renovations.

As a result of selling food products, we face the risk of exposure to product liability claims and adverse publicity.

The packaging, marketing, distribution and sale of food products purchased from others entail an inherent risk of product liability, product recall and resultant adverse publicity. Such products may contain contaminants that may be inadvertently redistributed by us. These contaminants may, in certain cases, result in illness, injury or death if processing at the foodservice or consumer level does not eliminate the contaminants. Even an inadvertent shipment of adulterated products is a violation of law and may lead to an increased risk of exposure to product liability claims. There can be no assurance that such claims will not be asserted against us or that we will not be obligated to perform such a recall in the future. If a product liability claim is successful, our insurance may not be adequate to cover all liabilities we may incur, and we may not be able to continue to maintain such insurance, or obtain comparable insurance at a reasonable cost, if at all. If we do not have adequate insurance or contractual indemnification available, product liability claims relating to defective products could have a material adverse effect on our ability to successfully market our products and on our business, financial condition and results of operations. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could have a material adverse effect on our reputation with existing and potential customers and on our business and financial condition and results of operations.

Strikes, work stoppages and slowdowns could negatively affect our financial performance.

A number of employees of our companies, mostly outside of the United States, are unionized. It is possible that relations with the unionized portion of our workforce will deteriorate or that our workforce would initiate a strike, work stoppage or slowdown in the future. In such an event, our business, financial condition and results of operations could be negatively affected, and we cannot provide assurance that we would be able to adequately meet the needs of our customers utilizing our remaining workforce. In addition, similar actions by our non-unionized workforce are possible.

We may not be able to fund our renovation and conversion plans, which may adversely affect our business and financial condition.

A key to our business strategy has been, and will continue to be, the renovation and/or conversion of our existing stores, as well as the renovation of our infrastructure. Although it is expected that cash flows generated from operations, supplemented by the unused borrowing capacity under our credit facilities and the availability of capital lease financing, will be sufficient to fund our capital renovation programs and conversion initiatives, sufficient funds may not be available. Our inability to successfully renovate and/or convert our existing stores and other infrastructure could adversely affect our business, results of operations and ability to compete successfully.

We may be unsuccessful in managing the growth of our business or the integration of acquisitions we have made.

As part of our long-term strategy, we continue to reinforce our presence in the geographic locations where we currently operate and in adjacent regions, by pursuing acquisition opportunities in the retail grocery store industry and engaging in store renovations and market renewals. In doing so, we face risks commonly encountered with growth through acquisition and conversion. These risks include, but are not limited to, incurring significantly higher than anticipated financing related risks and operating expenses, failing to assimilate the operations and personnel of acquired businesses, failing to install and integrate all necessary systems and controls, the loss of customers, entering markets in which we have no or limited experience, the disruption of our ongoing business and the dissipation of our management resources. Realization of the anticipated benefits of an acquisition, store renovation or market renewal may take several years or may not occur at all. Our growth strategy may place a significant strain on our management, operational, financial and other resources. In particular, the success of our acquisition strategy will depend on many factors, including our ability to:

•	identify suitable acquisition opportunities;

•	successfully complete acquisitions at valuations that will provide anticipated returns on invested capital;

•	quickly and effectively integrate acquired operations in order to realize operating synergies;

•	obtain necessary financing on satisfactory terms; and

•	make payments on the indebtedness that we might incur as a result of these acquisitions.

There can be no assurance that we will be able to execute successfully our acquisition strategy, store renovations or market renewals, and any failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Although we are not presently a party to any agreement with respect to any pending acquisition that we believe is probable and material to our business, we have engaged in and continue to engage in evaluations and discussions with respect to potential acquisitions.

Unexpected outcomes with respect to jurisdictional audits of income tax filings could result in an adverse effect on our financial performance.

We are regularly audited in the various jurisdictions in which we do business, which we consider to be part of our ongoing business activity. While the ultimate outcome of these audits is not certain, we have considered the merits of our filing positions in our overall evaluation of potential tax liabilities, and believe we have adequate liabilities recorded in our consolidated financial statements for potential exposures. Unexpected outcomes as a result of these audits could adversely affect our financial condition and results of operation.

Risks associated with the suppliers from whom our products are sourced could adversely affect our financial performance.

The products we sell are sourced from a wide variety of domestic and international suppliers. Our ability to find qualified suppliers who meet our standards and to access products in a timely and efficient manner is a significant challenge. Political and economic instability in the countries in which suppliers are located, the financial instability of suppliers, suppliers’ failure to meet our standards, labor problems experienced by our suppliers, the availability of raw materials to suppliers, merchandise quality issues, currency exchange rates, transport availability and cost, inflation, and other factors relating to the suppliers and the countries in which they are located are beyond our control. In addition, tariffs and other impositions on imported goods, trade sanctions imposed on certain countries, the limitation on the importation of certain types of goods or of goods containing certain materials from other countries and other factors relating to foreign trade are beyond our control. These and other factors affecting our suppliers and access to products could adversely affect our operations and financial performance.

Natural disasters and geopolitical events costs could adversely affect our financial performance.

The occurrence of one or more natural disasters, such as hurricanes, earthquakes, tsunamis or pandemics, and geopolitical events, such as civil unrest in a country in which we operate or in which our suppliers are located and attacks disrupting transportation systems, could adversely affect our operations and financial performance. Such events could result in physical damage to one or more of our properties, the temporary closure of one or more stores and distribution centers, the temporary lack of an adequate work force in a market, the temporary or long-term disruption in the supply or products from some local and overseas suppliers, the temporary disruption in the transport of goods from overseas, delay in the delivery of goods to our distribution centers or stores within a country in which we are operating and the temporary reduction in the availability of products in our stores. These factors could otherwise disrupt and adversely affect our operations and financial performance.

In all control systems there are inherent limitations, and misstatements due to error or fraud may occur and not be detected, which may harm our business and financial performance and result in difficulty meeting our reporting obligations.

Effective internal control over financial reporting is necessary for us to provide reasonable assurance with respect to our financial reports and to effectively prevent fraud. If we cannot provide reasonable assurance with respect to our financial reports and effectively prevent fraud, our business and operating results could be harmed. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. In addition, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risks that the control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in its implementation of internal controls, our business and operating results could be harmed and we could fail to meet our reporting obligations.

Much of our operations are dependent on Information Technology, or IT, systems, the failure of any of which may adversely affect our financial performance.

Many of the functions of our operations are dependent on IT systems, developed and maintained by internal experts or third parties. The failure of any of these IT systems may cause disruptions in our operations, adversely affecting our sales and profitability. We have business continuity plans in place to reduce the negative impact of such IT systems failures on our operations, but there is no assurance that these business continuity plans will be completely effective in doing so.

Changes in and performance by suppliers, distributors could adversely effect our results.

Significant disruptions in operations of our vendors and suppliers could materially impact our operations by disrupting store-level merchandise selection, resulting in reduced sales. Also, from time to time, we may experience product shortages due to the impact of adverse weather conditions, such as drought or flood, or disruptions in the supply chain from competition for products from other retailers, product shortages and transportation disruptions. These shortages may result in decreased product selection and increased out-of-stock conditions, as well as higher product costs, which result in decreased sales or margins.

A change in supplier rebates could adversely affect our financial performance.

We receive allowances, credits and income from suppliers primarily for volume incentives, new product introductions, in-store promotions and co-operative advertising. Certain of these funds are based on our volume of net sales or purchases, growth rate of net sales or purchases and marketing programs. If we do not grow our net sales over prior periods or if we are not in compliance with the terms of these programs, there could be a material negative effect on the amount of incentives offered or paid to us by our suppliers. Additionally, suppliers routinely change the requirements for, and the amount of, funds available. No assurance can be given that we will continue to receive such incentives or that we will be able to collect outstanding amounts relating to these incentives in a timely manner, or at all. A reduction in, the discontinuance of, or a significant delay in receiving such incentives, as well as the inability to collect such incentives, could have a material adverse effect on our business, results of operation and financial condition.

We are subject to antitrust and similar legislation in the jurisdictions in which we operate.

We are subject to a variety of antitrust and similar legislation in the jurisdictions in which we operate. In a number of markets, we have market positions which may make future significant acquisitions more difficult and may limit our ability to expand by acquisition or merger, if we wished to do so.

In addition, we are subject to legislation in many of the jurisdictions in which we operate relating to unfair competitive practices and similar behavior. We have been subject to and may in the future be subject to allegations of, or further regulatory investigations or proceedings into, such practices. Such allegations or investigations or proceedings (irrespective of merit), may require us to devote significant management resources to defending ourselves against such allegations. In the event that such allegations are proved, we may be subject to significant fines, damages awards and other expenses and our reputation may be harmed.

On April 24, 2007, representatives of the Conseil de la Concurrence/Raad voor de Mededinging (Belgian competition authority), visited our offices in Zellik, Belgium, and requested us to provide them with specified documents. This visit was a part of what appears to be a local investigation affecting several companies in Belgium in the retail sector. We understand that the investigation, which is expected to continue for several months, relates to prices of perfume, beauty products and other household goods. We have cooperated with the Conseil de la Concurrence/Raad voor de Mededinging in connection with the initial request for documentation and as of the date of this prospectus have not received any news or further communication, nor has a statement of objections been lodged against our company, in relation to this matter. The maximum fine for violations of the related competition laws in Belgium is capped at ten percent of our company’s annual sales in Belgium. If the Conseil de la Concurrence/Raad voor de Mededinging formally charges us with a violation of Belgian competition laws, our reputation may be damaged, and if a violation of such laws is proven we could be fined and incur other expenses, and there may be a material adverse effect on our financial condition and results of operation.

Unexpected outcomes in our legal proceedings could materially impact our financial performance.

From time to time, we are party to legal proceedings including matters involving personnel and employment issues, personal injury, intellectual property, competition/antitrust matters, landlord-tenant matters and other proceedings arising in the ordinary course of business. We have estimated our exposure to the claims and litigation arising in the normal course of business and believe we have made adequate provisions for such exposure. Unexpected outcomes in these matters could have a material adverse effect on our financial condition and results of operations.

We may experience adverse results arising from claims against our self-insurance programs.

Our U.S. operations are self-insured for workers’ compensation, general liability, vehicle accident, druggist claims and healthcare (including medical, pharmacy, dental and short-term disability). The self-insured reserves related to workers’ compensation, general liability and vehicle coverage are reinsured by The Pride Reinsurance Company, an Irish reinsurance captive wholly-owned by us. The purpose for implementing the captive reinsurance program was to provide our U.S. operations with continuing flexibility in their risk program, while providing certain excess loss protection through anticipated reinsurance contracts with Pride.

Self-insurance liabilities are estimated based on actuarial valuations of claims filed and an estimate of claims incurred but not yet reported. We believe that the actuarial estimates are reasonable; however, these estimates are subject to changes in claim reporting patterns, claim settlement patterns and legislative and economic conditions, making it possible that the final resolution of some of these claims may require us to make significant expenditures in excess of its existing reserves.

Self-insurance reserves of €117.5 million are included as liabilities on the balance sheet. More information on self-insurance can be found in note 22 “Self-Insurance Provision” to the consolidated annual financial statements, which are included in our Form 20-F for the fiscal year ended December 31, 2006 and are incorporated herein by reference.

Our operations are subject to economic conditions that impact consumer spending.

Our results of operations are sensitive to changes in overall economic conditions that impact consumer spending, including discretionary spending. Future economic conditions such as employment levels, business conditions, interest rates, energy and fuel costs and tax rates could reduce consumer spending or change consumer purchasing habits. A general reduction in the level of consumer spending or our inability to respond to shifting consumer attitudes regarding products, store location and other factors could adversely affect our growth and profitability.

Risks Related to Our Incorporation in Belgium

Belgian insolvency laws may adversely affect a recovery by the holders of amounts payable under the notes.

We are incorporated, and have our registered office, in Belgium and, consequently, may be subject to insolvency laws and proceedings in Belgium.

There are two types of insolvency procedures under Belgian law:

•	the judicial composition (concordat judiciare/gerechtelijk akkoord) procedure; and

•	the bankruptcy (faillite/faillissement) procedure.

Judicial Composition

A proceeding for a judicial composition may be commenced if either:

•	the debtor is temporarily unable to meet its payment obligations; or

•

if certain difficulties jeopardize the continuation of the debtor’s business which could lead to cessation of payments in the short run. The continuation of the debtor’s business is in any event deemed to be jeopardized if, as a result of losses, the debtor’s net assets have declined to less than 50% of its stated capital.

A debtor is only eligible for judicial composition if its financial position can be restructured and if economic recovery (i.e., a continuation of the business in the long-term) is possible. A request for a judicial composition can be filed either on the initiative of the debtor (by a petition) or on the initiative of the public prosecutor. During an initial request period, the debtor cannot be dissolved and cannot be adjudicated into bankruptcy. The court can consider a preliminary suspension of payments during an initial period of six months, which can be extended by up to a maximum period of three months at the request of the company. As a rule, creditors cannot enforce their rights against the debtor’s assets during the period of preliminary suspension of payments, except in the following circumstances:

•	failure by the debtor to pay interest or charges falling due in the course of the preliminary suspension period;

•	failure by the debtor to pay any new debts (i.e., debts which have arisen after the date of the judicial composition); or

•	enforcement by a creditor of security created pursuant to the Belgian Act of December 15, 2004 on financial collateral.

Creditors have to file their claims within the period indicated in the judgment.

During the preliminary suspension period, the debtor must draw up a installment plan or a reorganization plan which must be approved by a majority of its creditors (having filed their claims with the court); who were present at a meeting of creditors and whose aggregate claims represent over half of all outstanding claims of the debtor. This plan will be approved by the court provided it does not violate public policy and that the company’s management offers sufficient guarantees of integrity. The plan will be binding on all creditors listed in the plan. The court can then award a final suspension of payments for a maximum period of 24 months as from the date of the judgment. This term can be extended by up to a maximum of 12 months. Enforcement rights of the tax administration or creditors whose claims are secured by an in rem right, such as a share pledge, are as a rule not bound by the plan. Such creditors may, as a result, enforce their security from the beginning of the final suspension period. Under certain conditions, enforcement by such creditors can be suspended for up to 18 months from the date that the court approves the plan.

Any provision providing that an agreement would be terminated as the result of a debtor entering a judicial composition is ineffective, subject to exceptions set forth in the Belgian Act of December 15, 2004 on financial collateral.

Bankruptcy

A company which, on a sustained basis, has ceased to make payments and whose credit is impaired, will be deemed to be in a state of bankruptcy. Within one month after the cessation of payments, the company must file for bankruptcy. If the company is late in filing for bankruptcy, its directors could be held liable for damages to creditors as a result thereof. Bankruptcy procedures may also be initiated on the request of unpaid creditors or on the initiative of the public prosecutor.

Once the court decides that the requirements for bankruptcy are met, the court will establish a date before which claims for all unpaid debts must be filed by creditors. A bankruptcy trustee will be appointed to assume the operation of the business and to organize a sale of the debtor’s assets, the distribution of the proceeds thereof to creditors and the liquidation of the debtor.

Payments or other transactions (as listed below) made by a company during a certain period of time prior to that company being declared bankrupt (the “suspect period”) (période suspecte/verdachte periode) can be voided for the benefit of the creditors. The court will determine the date of commencement and the duration of the suspect period. This period starts on the date of sustained cessation of payment of debts by the debtor. The court can only determine the date of sustained cessation of payment of debts be a date earlier than the bankruptcy judgment if it has been requested to do so by a creditor proceeding for a bankruptcy judgment or if proceedings are initiated to that effect by the bankruptcy trustee or by any other interested party. This date cannot be earlier than six months before the date of the bankruptcy judgment, unless a decision to dissolve the company was made more than six months before the date of the bankruptcy judgment, in which case the date could be the date of such decision to dissolve the company. The ruling determining the date of commencement of the suspect period or the bankruptcy judgment itself can be opposed by third parties, such as other creditors, within 15 days following the publication of that ruling in the Belgian Official Gazette.

The rules on transactions which can or must be voided for the benefit of the bankrupt estate in the event of bankruptcy are as follows:

•	Any transaction entered into by a Belgian company during the suspect period is ineffective if the value given to such creditors significantly exceeded the value the company received in consideration.

•

Any transaction entered into by a company which has stopped making payments may be voided upon the subsequent bankruptcy of such company if the counter party to the transaction was aware of the suspension of payments.

•	Security interests granted during the suspect period must be declared ineffective if they intend to secure a debt which existed prior to the date on which the security interested was granted.

•

Any payments (in whatever form, i.e. money or in kind or by way of set-off) made during the suspect period of any debt which was not yet due as well as all payments made during the suspect period other than with money or monetary instruments (checks, promissory notes, etc.) must be declared ineffective.

•	Any transaction or payment effected with fraudulent intent will be set aside irrespective of its date.

Following a judgment commencing a bankruptcy proceeding, enforcement rights of individual creditors are suspended. Creditors secured by in rem rights, such as share pledges, will regain their ability to enforce their rights under the security after the bankruptcy trustee has verified the creditors’ claims.

You may be unable to serve legal process within the United States or enforce in the U.S. judgments against us and our directors and officers.

We are a Belgian company and most of our directors and many of our officers are not residents of the United States. Furthermore, a substantial portion of the assets of these non-resident persons are located outside the United States. As a result, you may not be able to effect service of process within the United States upon these non-resident persons or to enforce in the United States any judgments obtained in U.S. courts against any of these non-resident persons or us based upon the civil liability provisions of the securities or other laws of the United States.

Civil liabilities based upon the securities and other laws of the United States may not be enforceable in original actions instituted in Belgium, or in actions instituted in Belgium to enforce judgments of U.S. courts.

Civil liabilities based upon the securities and other laws of the United States may not be enforceable in original actions instituted in Belgium, or in actions instituted in Belgium to enforce judgments of U.S. courts. Actions for the enforcement of judgments of U.S. courts might be successful only if the Belgian court confirms the substantive correctness of the judgment of the U.S. court, and is satisfied that:

•	the effect of the enforcement judgment is not manifestly incompatible with Belgian public policy;

•	the judgment did not violate the rights of the defendant;

•

the judgment was not rendered in a matter where the parties transferred rights subject to transfer restrictions with the sole purpose of avoiding the application of the law applicable according to Belgian international law;

•	the judgment is not subject to further recourse under U.S. law;

•	the judgment is not incompatible with a judgment rendered in Belgium or with a subsequent judgment rendered abroad that might be enforced in Belgium;

•	a claim was filed both outside Belgium and in Belgium, whereas the claim filed in Belgium is still pending;

•	the Belgian courts did not have exclusive jurisdiction to rule on the matter;

•	the U.S. court did not accept its jurisdiction solely on the basis of either the nationality of the plaintiff or the location of the disputed goods; and

•	the judgment submitted to the Belgian court is authentic.

We, as a non-U.S. issuer, are subject to disclosure standards that differ from those applicable to U.S. domestic issuers, which may limit the information available to holders of our notes, and corporate governance standards that differ from those applicable to U.S. domestic issuers, which may limit the transparency and independence of corporate governance, in each case as compared to U.S. domestic issuers.

As a non-U.S. issuer, we are not subject to the U.S. insider “short-swing” profit disclosure and reporting rules under Section 16 of the Exchange Act. Although we are subject to the periodic reporting requirements of the Exchange Act, the periodic disclosure required of non-U.S. issuers under the Exchange Act is more limited than the periodic disclosure required of U. S. issuers. Therefore, there may be less publicly available information about us than is regularly published by or about U.S. domestic issuers in the U.S. In addition, as a Belgian company subject to the rules and regulations of the Securities and Exchange Commission, or SEC, we may publicly file our earnings reports later than U.S. issuers. We are required to file annual reports on Form 20-F and reports on Form 6-K. We historically have filed current reports containing financial information on a quarterly basis, but such reports may not contain the same information as would be found in quarterly periodic reports filed by U.S. domestic issuers.

Our ordinary shares are listed on Euronext Brussels under the symbol “DELB” and our American Depositary Shares, or ADSs, as evidenced by American Depositary Receipts, or ADRs, are listed on the New York Stock Exchange, NYSE, under the symbol “DEG”. As a non-U.S. issuer listed on the NYSE, we are exempt from many of the corporate governance requirements of the NYSE that are applicable to U.S. domestic companies listed on the NYSE. Under the NYSE’s corporate governance listing standards, we must disclose any significant ways in which our corporate governance practices differ from those followed by U.S. domestic companies under NYSE listing standards.

EXCHANGE RATES

Fluctuations in the exchange rate between the euro and other currencies may affect our business. The following table sets forth, for the periods and dates indicated, certain information concerning the exchange rates for the euro expressed in U.S. dollars per euro. Information concerning the U.S. dollar exchange rate is based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York (the “noon buying rate”). Such rates are provided solely for convenience and no representation is made that euro were, could have been, or could be, converted into U.S. dollars at these rates or at any other rate. Such rates were not used by us in the preparation of our audited consolidated financial statements, which are incorporated herein by reference to our Form 20-F for the year ended December 31, 2006, and our unaudited consolidated financial statements included elsewhere in this prospectus. The rate on August 9, 2007 was $1.3701 per euro.

	Dollars per euro exchange rate
	Closing Rate	Average Rate(1)	High	Low
Year ended December 31,
2006	1.3197	1.2661	1.3327	1.1860
2005	1.1842	1.2400	1.3476	1.1667
2004	1.3538	1.2478	1.3625	1.1801
2003	1.2597	1.1411	1.2597	1.0361
2002	1.0485	0.9495	1.0485	0.8594

Six months ended June 30,
2007	1.3520	1.3373	1.3660	1.2904
2006	1.2779	1.2410	1.2953	1.1860

Month
July 2007	—	—	1.3831	1.3592
June 2007	—	—	1.3526	1.3295
May 2007	—	—	1.3616	1.3419
April 2007	—	—	1.3660	1.3363
March 2007	—	—	1.3374	1.3094
February 2007	—	—	1.3246	1.2933

(1)	The average rate for each period is the average of the Noon Buying Rates on the last day of each month during that period

Because a substantial portion of our assets and operating results are denominated in U.S. dollars, we are exposed to fluctuations in the value of the U.S. dollar against the euro. In line with our risk policy, we do not hedge this U.S. dollar translation exposure. In 2006, a variation of one U.S. cent in the exchange rate of the euro would have caused our net sales and other revenues to vary by 0.9 percent, or €172.9 million and net profit by 1.2 percent, or €4.1 million.

A significant transaction risk for us, due to variations in currencies, is the payment of dividends by the U.S. operating companies to the parent company. When appropriate, we have entered into agreements to hedge against the variation in U.S. dollar in relation to the payment of the dividend by Delhaize America to the parent company. Additional currency exposure arises when the parent company or our financing companies finance our subsidiaries in their local currency. Any sizeable cross-currency lending among the companies of Delhaize Group is generally fully hedged through the use of foreign exchange forward contracts or currency swaps.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive in exchange a like principal amount of original notes. The original notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

On June 27, 2007, we issued $450,000,000 aggregate principal amount of the original notes to certain initial purchasers of those notes, who we refer to as the Initial Purchasers, at a price of 99.006% of the principal amount of those notes in a private transaction not registered under the Securities Act. The Initial Purchasers then offered and resold the original notes outside the United States in reliance on Regulation S under the Securities Act and to qualified institutional buyers within the United States in reliance on Rule 144A under the Securities Act, at a price to such purchasers of 99.656% of the principal amount of those notes. We used the approximately $450 million of proceeds (after deducting the Initial Purchasers’ discounts and commissions and fees and expenses) to fund in part the repurchase by Delhaize America in a tender offer for cash prior to maturity commenced on May 30, 2007, of up to $1.1 billion aggregate principal amount of Delhaize America’s outstanding $1.1 billion 8.125% Notes due 2011, $855 million 9.000% Debentures due 2031, and $126 million 8.050% Notes due 2027, in order of purchase priority, plus accrued and unpaid interest and premium amounts.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We issued $450 million aggregate principal amount of the original notes to the initial purchasers on June 27, 2007 in transactions not registered under the Securities Act in reliance on exemptions from registration under the Securities Act. The initial purchasers then resold the original notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-United States persons outside the United States in reliance on Regulation S under the Securities Act. Because they have been sold pursuant to exemptions from registration, the original notes are subject to transfer restrictions.

In connection with the issuance of the original notes, we agreed with the initial purchasers that we would:

•	file with the Commission a registration statement related to the exchange offer for the original notes within 180 days of the issue date of the original notes;

•	use our reasonable best efforts to cause the registration statement to become effective under the Securities Act no later than 270 days after the issue date of the original notes; and

•	use our reasonable best efforts to complete the exchange offer no later than 300 days after the issue date of the original notes.

Our failure to comply with these agreements within certain time periods would result in additional interest being due on the original notes. A copy of the registration rights agreement with the initial purchasers has been filed as an exhibit to the registration statement of which this prospectus is a part.

Based on existing interpretations of the Securities Act by the staff of the Commission described in several no-action letters to third parties, and subject to the following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers who purchased the original notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, or our affiliates, without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of the original notes who is an affiliate of ours, who is not acquiring the exchange notes in the ordinary course of such holder’s business or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretations by the staff of the SEC described in the above-mentioned no-action letters;

•	will not be able to tender the original notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless the sale or transfer is made under an exemption from these requirements.

We do not intend to seek our own no-action letter, and there is no assurance that the staff of the Commission would make a similar determination regarding the exchange notes as it has in these no-action letters to third parties.

As a result of the effectiveness of the registration statement of which this prospectus is a part, we will not be required to pay an increased interest rate on the original notes unless we either fail to timely consummate the exchange offer or fail to maintain the effectiveness of the registration statement to the extent we agreed to do so. Following the closing of the exchange offer, holders of the original notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the original notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the original notes will be adversely affected.

Terms of the Exchange Offer

Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all original notes properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof principal amount of exchange notes in exchange for each like principal amount of the original notes accepted in the exchange offer.

By tendering the original notes for exchange notes in the exchange offer and signing or agreeing to be bound by the letter of transmittal, a tendering holder of original notes:

•

irrevocably sells, assigns and transfers to or upon the order of us or our nominees, all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all original notes tendered thereby, such that thereafter it shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with the original notes arising under, from or in connection with such original notes,

•

represents and warrants that, among other things, the original notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and acknowledges that we will acquire good, indefeasible and unencumbered title to such original notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when the same are accepted by us,

•

represents that (i) if the tendering holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of exchange notes, and (ii) if the tendering holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes, the original notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes pursuant to the Exchange Offer (however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act), and

•

constitutes the irrevocable appointment of the exchange agent as its attorney and agent, and an irrevocable instruction to such attorney and agent to complete and execute all or any form(s) of transfer and other document(s) at the discretion of such attorney and agent in relation to the original notes tendered hereby in favor of us or such other person or persons as we may direct and to deliver such form(s) of transfer and other document(s) in the attorney’s and/or agent’s discretion and the certificate(s) and other document(s) of title relating to such original notes’ registration and to execute all such other documents and to do all such other acts and things as may be in the opinion of such attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the Exchange Offer, and to vest in us or our nominees such original notes.

Broker-dealers that are receiving exchange notes for their own account must have acquired the original notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an “underwriter” within the meaning of the Securities Act. If required by applicable securities laws, we will, upon written request, make this prospectus available to any broker-dealer for use in connection with a resale of exchange notes. See “Plan of Distribution.”

The exchange notes will evidence the same debt as the original notes and will be issued under and entitled to the benefits of the same indenture. The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes except that:

•	the exchange notes will be issued in a transaction registered under the Securities Act;

•	the exchange notes will not be subject to transfer restrictions; and

•	provisions providing for an increase in the interest rate on the original notes will be eliminated after completion of the exchange offer.

As of the date of this prospectus, $450 million aggregate principal amount of the original notes was outstanding. In connection with the issuance of the original notes, we arranged for the original notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC. See “Book-Entry, Form, Clearance and Settlement.”

We intend to conduct the exchange offer in accordance with the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable. Rule 14e-1 describes unlawful tender offer practices under the Exchange Act. This rule requires us, among other things:

•	to hold our exchange offer open for at least 20 business days;

•	to give at least ten business days notice of any material change in the terms of this offer; and

•	to issue a press release in the event of an extension of the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of the original notes being tendered, and holders of the original notes do not have any appraisal or dissenters’ rights under Belgian law or under the indenture in connection with the exchange offer. We shall be considered to have accepted the original notes tendered according to the procedures in this prospectus when, as and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. See “—Exchange Agent”. The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to those holders.

If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, holder’s interest in such notes will be transferred into the holder’s account at DTC according to the procedures described below, as promptly as practicable after the expiration date.

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of the original notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See “—Solicitation of Tenders; Fees and Expenses.”

Neither we nor our board of directors makes any recommendation to holders of original notes as to whether to tender or refrain from tendering all or any portion of their original notes in the exchange offer. Moreover, no one has been authorized to make any such recommendation. Holders of the original notes must make their own decision whether to tender in the exchange offer and, if so, the amount of the original notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Expiration Date; Extension; Amendments

The term “expiration date” shall mean 5:00 p.m., New York City time, on [•], 2007, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

We expressly reserve the right, in our sole discretion:

•

to delay acceptance of any original notes or to terminate the exchange offer and to refuse to accept original notes not previously accepted, if any of the conditions described under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us;

•	to extend the expiration date of the exchange offer;

•	to amend the terms of the exchange offer in any manner;

•	to purchase or make offers for any original notes that remain outstanding subsequent to the expiration date; and

•	to the extent permitted by applicable law, to purchase original notes in the open market, in privately negotiated transactions or otherwise.

The terms of the purchases or offers described in the fourth and fifth clauses above may differ from the terms of the exchange offer.

Any delay in acceptance, termination, extension or amendment of the exchange offer will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension or amendment of the exchange offer, we shall have no obligation to publish, advise or otherwise communicate any public announcement, other than by making a timely release to any news agency customarily used by us for public announcements.

You are advised that we may extend the exchange offer because some of the holders of the original notes do not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, we may elect to extend the exchange offer.

Interest on the Exchange Notes

The exchange notes will bear interest from June 27, 2007 or the most recent date on which interest was paid or provided for on the original notes surrendered for the exchange notes. Interest on the exchange notes will be payable semi-annually on each June 15 and December 15, commencing on December 15, 2007. Accordingly, holders of original notes that are accepted for exchange will not receive interest that is accrued but unpaid on the original notes at the time of tender.

Procedures for Tendering

If you hold original notes and wish to have those notes exchanged for exchange notes, you must validly tender (or cause the valid tender of) your original notes using the procedures described in this prospectus.

The procedures by which you may tender or cause to be tendered original notes will depend upon the manner in which you hold the original notes, as described below.

How to Tender if You Are a Beneficial Owner of Original Notes Held through a Nominee

If you beneficially own original notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender these original notes, you should contact the registered holder promptly and instruct it to tender on your behalf.

Tender of Original Notes with DTC

Pursuant to authority granted by The Depository Trust Company (“DTC”) if you are a DTC participant that has original notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your original notes as if you were the record holder. Accordingly, references herein to record holders include DTC participants with original notes credited to their accounts. Promptly after the date of this prospectus, an account will be established with respect to the original notes at DTC for purposes of the Exchange Offer.

Any participant in DTC, including the respective depositants for Euroclear and Clearstream, Luxembourg, may tender original notes by effecting a book-entry transfer of the original notes to be tendered in the Exchange Offer into the account at DTC established for purposes of the Exchange Offer and either:

•	electronically transmitting its acceptance of the Exchange Offer through DTC’s Automated Tender Offer Program (“ATOP”) procedures for transfer, or

•

completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus, in either case before the Exchange Offer expires.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the account at DTC established for purposes of the Exchange Offer and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering original notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date.

The letter of transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, and any other required documents, must be transmitted to and received by the exchange agent, prior to the expiration date at one of its addresses set forth on the back cover page of this prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Signatures and Signature Guarantees

You must have signatures on a letter of transmittal or a notice of withdrawal described below guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

Signatures on the letter of transmittal need not be guaranteed if:

•

The letter of transmittal is signed by a participant in DTC whose name appears on a security position listing as the owner of the original notes and the holder(s) has not completed the box entitled “Special Return Instructions” on the letter of transmittal; or

•

the original notes are tendered for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States, each, an “eligible institution.” See Instruction 4 in the letter of transmittal.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notices not properly tendered or any original notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of original notes in the exchange offer:

•	a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below before 5:00 p.m., New York City time, on the expiration date; or

•	you must comply with the appropriate procedures of ATOP.

Any notice of withdrawal must:

•	specify the name of the person having deposited the original notes to be withdrawn;

•	the name and number of the account at the depositary to be credited;

•

be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the original notes to register the transfer of the original notes into the name of the person withdrawing the tender; and

•	specify the name in which any of these original notes are to be registered, if different from that of the person who deposited the original notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no exchange notes will be issued in exchange for those original notes unless the original notes so withdrawn are validly retendered. Any original notes that have been tendered but are not accepted for exchange will be transferred into the holder’s account at DTC according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under “—Procedures for tendering” at any time before the Expiration Date.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any original notes, and we may terminate the exchange offer as provided in this prospectus before accepting any original notes for exchange if in our reasonable judgment:

•

the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made to us:

•	proper tender of such original notes in accordance with the requirements set forth in this prospectus and in the letter of transmittal;

•	the representations described under “Terms of the Exchange Offer;” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any original notes by giving oral or written notice of such extension to their holders. During any such extensions, all original notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any original notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any original notes tendered, and will not issue exchange notes in exchange for any such original notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

The Bank of New York, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance with respect to the procedures for tendering and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent. You should send letters of transmittal and any other required documents to the exchange agent addressed as follows:

For Delivery by Mail, Hand or Overnight Delivery:

The Bank of New York

One Canada Square

London E14 5AL

United Kingdom

Attention: Peter Howard/Alex Shaw

For Facsimile Transmission

(for eligible institutions only):

+44 207 964 2536

Attention: Peter Howard/Alex Shaw

To Confirm by Telephone or for Information Call:

+44 207 964 6873 or

+44 207 964 8773

Delivery of the letter of transmittal to an address other than as listed above or transmission of the letter of transmittal via facsimile other than as described above does not constitute a valid delivery of the letter of transmittal.

Solicitation of Tenders; Fees and Expenses

We will bear the expenses of soliciting the requesting holders of original notes to determine if such holders wish to tender those notes for exchange notes. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the original notes and in handling or forwarding tenders for exchange.

We will also pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register exchange notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you, in which event you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Participation in the Exchange Offer; Untendered Original Notes

Participation in the exchange offer is voluntary. Holders of original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all of the original notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of original notes who do not tender in the exchange offer will continue to hold their original notes and will be entitled to all the rights, and subject to the limitations, applicable to the original notes under the indenture. Holders of original notes will no longer be entitled to any rights under the registration rights agreement that by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See “Description of the Exchange Notes.” All untendered original notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent the original notes are tendered and accepted, there will be fewer original notes remaining following the exchange, which could significantly reduce the liquidity of the untendered notes.

We may in the future seek to acquire our untendered original notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any acquisitions of the original notes following the applicable requirements of the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any original notes that are not tendered in the exchange offer, except in those circumstances in which we may be obligated to file a shelf registration statement.

DESCRIPTION OF THE EXCHANGE NOTES

The original notes were, and the exchange notes will be, issued under an indenture (the “Indenture”) dated as of June 27, 2007 (the “Closing Date”) by and between Delhaize Group and The Bank of New York as Trustee (the “Trustee”), a copy of which is available upon request to the Trustee. The Indenture contains provisions which define the rights of Holders. In addition, the Indenture governs the obligations of Delhaize Group under the Notes. Definitions of certain terms used in this Description of the Exchange Notes may be found under the heading “Certain Definitions”.

On June 27, 2007, we issued $450 million aggregate principal amount of original notes under the Indenture. The terms of the exchange notes will be identical in all material respects to the original notes, except that the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights or be entitled to any additional interest. The Trustee will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of original notes. Any original notes that remain outstanding after the consummation of the exchange offer, together with the exchange notes, will be treated as a single class of securities under the Indenture. Accordingly, all references in this section to the “Notes” or “notes” refer collectively to the original notes and exchange notes, and all references in this section to specified percentages in aggregate principal amount of the original notes will be deemed, at any time after the exchange offer is consummated, to be the same percentage in aggregate principal amount of the original notes and exchange notes then outstanding.

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA (as defined below). Upon the effectiveness of this registration statement with respect to the Notes, the Indenture became qualified under the TIA, and the terms of the Exchange Notes or the Notes, as applicable, will include those made part of the Indenture by reference to the TIA.

The following description is meant to be only a summary of certain provisions of the Indenture, the Deposit Agreement (as defined below) and the Cross Guarantee Agreement (as defined below). It does not restate the terms of the Indenture, the Deposit Agreement or the Cross Guarantee Agreement in their entirety. You are urged to carefully read the Indenture, the Deposit Agreement and the Cross Guarantee Agreement as those documents, and not this description, govern your rights as Holders of the Notes.

Overview of the Notes

The Notes will, upon issuance:

•	be senior unsecured obligations of Delhaize Group;

•	rank equally in right of payment with all existing and future senior unsecured Indebtedness of Delhaize Group, including any other series of Notes;

•	be senior in right of payment to all existing and future Subordinated Obligations of Delhaize Group;

•

be effectively subordinated to all existing and future secured Indebtedness of Delhaize Group and its Subsidiaries to the extent of the value of the assets securing such Indebtedness (other than to the extent that such assets also secure the Notes on an equal and ratable basis);

•	benefit from the Cross Guarantee Agreement among Delhaize Group, Delhaize America, which is a Subsidiary of Delhaize Group, and substantially all of Delhaize America’s Subsidiaries; and

•	be effectively subordinated to all existing and future Indebtedness of Subsidiaries of Delhaize Group that are not Cross Guarantors.

Form of Notes, Clearance and Settlement

The exchange notes will initially be represented by one or more global notes in bearer form. We will issue these global notes in denominations equal to the outstanding principal amount of the exchange notes they represent.

We will deposit the global notes with the National Bank of Belgium, or the NBB, as operator of the X/N System pursuant to an agreement among us, the Principal Paying and Domiciliary Agent and the NBB. The person shown in the records of the NBB or the direct or indirect participants in the X/N System as the holder of a particular principal amount of the exchange notes (in which regard any certificate or other document issued by the NBB or by the relevant direct or indirect participant shall be conclusive and binding for all purposes save in the event of manifest error) shall for all purposes be treated by us and any paying agent as the holder of such principal amount of the global notes other than with respect to the payment of principal, premium (if any), cash interest on such global notes, the right to which will be vested, as against us and the Trustee, solely in the person shown in the records of NBB as the holder of such principal amount of global notes.

Upon the global notes being credited to the account of The Bank of New York as the holder of 100% of the book-entry interests in such global notes in the records of Euroclear, The Bank of New York, as Book-Entry Depositary for the exchange notes, will create one or more certificated depositary interests, or CDIs, representing a 100% interest in the Book-Entry Depositary’s book-entry interests in the underlying global notes and issue them in the name of Cede & Co., as nominee of DTC. The CDI Depositary will hold the CDIs as custodian on behalf of DTC. Upon such issuance, DTC will credit on its book-entry registration and transfer system the relevant participants’ accounts with the interests owned by its participants.

CDIs representing interests in the exchange notes will be admitted for clearance and settlement through DTC and Euroclear and Clearstream, Luxembourg as direct participants in DTC. Transfers of book-entry interests in CDIs representing interests in the exchange notes will be effected through the book-entry facilities of DTC and through Euroclear and Clearstream, Luxembourg as direct participants in DTC and their respective participants.

Interests in the exchange notes may be held only by eligible investors referred to in Article 4 of the Belgian Royal Decree of May 26, 1994 holding their Notes in an exempt securities account with the X/N System or with a direct or indirect participant in such system, as further described in “Tax Considerations”. In order for the exchange notes to be traded on a fungible basis among themselves, each holder of Notes will be deemed to agree to the application of the fungibility system provided for in Belgian Royal Decree No. 62 of November 10, 1967 for the promotion of the circulation of securities, as amended.

For more information on book-entry, form, clearance and settlement of the notes, see the discussion under the caption “Book-Entry, Form, Clearance and Settlement.”

Principal, Maturity and Interest

Delhaize Group will issue Notes in an aggregate principal amount of $450,000,000, in minimum denominations of $2,000 principal amount and any integral multiple of $1,000 in excess thereof and that will mature on June 15, 2017.

The Notes and any Additional Notes of such series subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The Notes will bear interest at the rate of 6.50% per annum payable semiannually in arrears at the close of business on the interest payment date on June 15 and December 15 of each year, beginning on December 15,

2007. Interest on the Notes will be paid on the relevant Note interest payment date to Holders of record of CDIs, which represent interests in the Notes, on the relevant record date being June 1 and December 1 of each year.

Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any date on which interest is payable on the Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.

Delhaize Group will also pay liquidated damages to Holders of the Notes if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied. These liquidated damage provisions are more fully explained under the heading “Original Notes Registration Rights Agreement”.

Indenture May Be Used For Future Issuances

Delhaize Group may issue additional Notes having terms and conditions substantially identical to the Notes it is currently offering (the “Additional Notes”) from time to time. Delhaize Group will only be permitted to issue such Additional Notes if at the time of such issuance Delhaize Group and its Subsidiaries are in compliance with the covenants contained in the Indenture. Any Additional Notes will be treated with the Notes as a single class for all purposes under the Indenture, including with respect to waivers and amendments, except as otherwise specified with respect to the Notes in this prospectus.

Paying Agents and Registrar

Payments in respect of any Global Note deposited with the operator of the X/N System (or with a depositary therefor) shall be made through ING Belgium SA/NV (the “Principal Paying and Domiciliary Agent”) in accordance with the rules applicable to the X/N System. The location of the Principal Paying and Domiciliary Agent is 24 Avenue Marnix, B-1000 Brussels, Belgium. For additional information about payment procedures, see “Book-Entry, Form, Clearance and Settlement”.

In the event that definitive registered Notes are issued, (a) Delhaize Group, or any agent designated by Delhaize Group to perform such function, will act as registrar; and (b) Delhaize Group will pay the principal of, premium, if any, and interest on, the Notes at any of its offices or any agent designated by it which is located in (i) the City of London and (ii) The City of New York. Delhaize Group may also designate additional offices or agents for the payment of the principal of, premium, if any, and interest on, the Notes. Delhaize Group, however, reserves the right to pay interest to Holders of the Notes by check mailed directly to Holders of the Notes at their registered addresses.

In the event that definitive registered Notes are issued, Holders of the Notes may exchange or transfer Notes at the offices of the registrar. No service charge will be made for any registration of transfer or exchange of Notes. Delhaize Group, however, may require Holders of the Notes to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange. See “Book-Entry, Form, Clearance and Settlement”. For additional information about transfer procedures, see “Book-Entry, Form, Clearance and Settlement”.

The Notes will not be listed on any stock exchange.

Delhaize Group has agreed under the Indenture that it will ensure to the extent practicable, that it maintains a paying agent in a European Union member state that will not be obliged to withhold or deduct tax pursuant to the European Union Directive 2003/48/EC regarding the taxation of savings.

Cross Guarantee Agreement

Delhaize Group has entered into a Cross Guarantee Agreement, dated as of May 21, 2007 (the “Cross Guarantee Agreement”), with Delhaize America and substantially all of Delhaize America’s subsidiaries, under which each company party to the agreement guarantees fully and unconditionally, jointly and severally Issuer existing financial indebtedness, Delhaize America existing financial indebtedness, specific financial indebtedness of two European subsidiaries of Delhaize Group and all future unsubordinated financial indebtedness of the parties to the agreement.

On the date of this prospectus the parties to the Cross Guarantee Agreement (the “Cross Guarantors”) are Delhaize Group, Delhaize America, Food Lion, LLC, Hannaford Bros. Co., Kash N’ Karry Food Stores, Inc., FL Food Lion, Inc., Risk Management Services, Inc., Hannbro Company, Martin’s Foods of South Burlington, Inc., Shop ‘N Save-Mass., Inc., Hannaford Procurement Corp., Boney Wilson & Sons, Inc., J.H. Harvey Co., LLC, Hannaford Licensing Corp., and Victory Distributors, Inc. Information with respect to subsidiaries of Delhaize Group that are Cross Guarantors is included in note 42 to our consolidated annual financial statements, which are included in our Form 20-F for the fiscal year ended December 31, 2006 and are incorporated herein by reference.

If any sum owed to a creditor by a Cross Guarantor pursuant to its guarantee under the Cross Guarantee Agreement is not recoverable from such Cross Guarantor for any reason whatsoever, then such Cross Guarantor is obligated under the Cross Guarantee Agreement, forthwith upon demand by such creditor, to pay such sum by way of a full indemnity.

In the event of a bankruptcy, liquidation or reorganization of any Subsidiary of Delhaize Group that is not a Cross Guarantor, that Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to Delhaize Group, after which distribution the assets would be available to support Delhaize Group’s obligations under the Cross Guarantee Agreement. Holders of existing and future secured indebtedness of the Cross Guarantors will have claims with respect to the assets constituting collateral for such secured indebtedness that are superior to the claims under the Cross Guarantee Agreement.

Financial Indebtedness

Under the Cross Guarantee Agreement, the term “financial indebtedness” of any person means, without duplication (and as each may be amended, modified, extended or renewed from time to time): (i) all obligations of such person under agreements for borrowed money; (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (iii) all hedging obligations of such person; and (iv) all guarantees by such person of obligations of other persons of the type referred under clauses (i), (ii) or (iii).

The term “person” means any individual, company, corporation, firm, partnership, joint venture, association, organization, state or agency or a state or other entity, whether or not having separate legal personality.

The term “hedging obligations” means, with respect to any person, the obligations of such person under: (i) currency exchange, interest rate or commodity swap agreements, cap agreements, floor agreements or collar agreements; and (ii) other similar agreements or arrangements designed to protect such person against fluctuations in currency exchange, interest rates or commodity prices.

Intercompany financial indebtedness is not guaranteed under the Cross Guarantee Agreement.

Ranking; Limit of Liability

The obligations of each company party to the Cross Guarantee Agreement constitute direct, general, unconditional and unsubordinated obligations of such company that shall at all times rank at least pari passu with all of its other existing financial indebtedness set forth on a schedule to the Cross Guarantee Agreement and its future unsubordinated financial indebtedness, save for such obligations as may be preferred by mandatory provisions of law. The obligations of each party under the Cross Guarantee Agreement are limited to the maximum amount that can be guaranteed without constituting a fraudulent conveyance or fraudulent transfer under applicable insolvency laws.

Applicability of Cross Guarantee Agreement

To the extent a guarantor’s guarantee of financial indebtedness is addressed in an agreement to which such guarantor is a party or is otherwise contractually bound, which contains such guarantee, other than the Cross Guarantee Agreement, the Cross Guarantee Agreement does not apply to such guarantor’s guarantee of such financial indebtedness and, to be clear, nothing contained in the Cross Guarantee Agreement in any way supersedes, modifies, replaces, amends, changes, rescinds, waives, exceeds, expands, enlarges or in any way affects the provisions, including warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, and any of the obligations, of such guarantor and any creditor with respect to such guarantee of such financial indebtedness set forth in such other agreement.

Release of Guarantors and Guarantor Obligations

The obligations of a guarantor under the Cross Guarantee Agreement, which we refer to as a released guarantor in this paragraph, any lien created by such released guarantor with respect to such obligations, and the obligations under the Cross Guarantee Agreement of all other guarantors with respect to the financial indebtedness of the released guarantor will be automatically and unconditionally released without any action on the part of any creditor:

•

in connection with any sale, exchange, transfer or other disposition by such released guarantor of all or substantially all of the assets of that released guarantor, provided that the proceeds of that sale or other disposition are applied in accordance with the applicable provisions of any applicable financial indebtedness, or

•

in connection with any sale, exchange, transfer or other disposition (including by way of merger, consolidation or otherwise), directly or indirectly, of capital stock of such released guarantor, by Delhaize Group or any subsidiary thereof, to any person that is not Delhaize Group or a subsidiary of Delhaize Group, or an issuance by such released guarantor of its capital stock, in each case as a result of which such released guarantor ceases to be a subsidiary of Delhaize Group, provided, that: (i) such transaction is made in accordance with the applicable provisions of any applicable financial indebtedness; and (ii) such released guarantor is also released from all of its obligations, if any, in respect of all other financial indebtedness of each other guarantor under the Cross Guarantee Agreement.

In addition to any other releases for which a guarantor qualifies under the Cross Guarantee Agreement, notwithstanding any other provision of the Cross Guarantee Agreement to the contrary, without limiting the validity of any agreement into which a guarantor and a creditor may enter, a guarantor that obtains a written release from a creditor releasing such guarantor from its obligations under the Cross Guarantee Agreement with respect to the financial indebtedness owing to such creditor specified in such release shall be so released.

Termination of Agreement with Respect to Future Financial Indebtedness

Subject to certain limitations, the Cross Guarantee Agreement may be terminated with respect to a guarantor at any time by such guarantor providing written notice to the other parties to the Cross Guarantee Agreement or by mutual agreement; provided, however, that termination by Delhaize America or any other subsidiary of Delhaize Group party to the Cross Guarantee requires the written consent of Delhaize Group; and provided, further, except as otherwise provided, any termination of the Cross Guarantee Agreement with respect to a guarantor affects neither:

•	Such guarantor’s obligations under the Cross Guarantee Agreement in relation to any financial indebtedness that came into existence prior to that termination, nor

•

The obligations of the other guarantors with respect to such guarantor’s financial indebtedness that came into existence prior to that termination. Financial indebtedness that comes into existence after that termination shall not be covered by the Cross Guarantee Agreement with respect to the terminating guarantor.

Third Parties

Subject to the release provisions of the Cross Guarantee Agreement discussed under the headings “Description of The Notes—Cross Guarantee Agreement—Release of Guarantors and Guarantor Obligations” and “—Termination of Agreement with Respect to Future Financial Indebtedness” above, creditors of financial indebtedness guaranteed under the Cross Guarantee Agreement are entitled to rely on the Cross Guarantee Agreement and on the guarantees constituted pursuant to the Cross Guarantee Agreement. The Cross Guarantee Agreement constitutes a stipulation pour autrui or third party beneficiary contract for their benefit. Accordingly, such creditors shall be entitled to rely on and enforce the Cross Guarantee Agreement.

Certain Releases of Guarantees

Under the terms and conditions of the Indenture and the Cross Guarantee Agreement, for so long as any Note issued under the Indenture remains outstanding, all guarantees made by a Cross Guarantor under the Cross Guarantee Agreement in respect to the Notes and the Indenture will be released and discharged, upon a sale, exchange, transfer or other disposition in a transaction or series of transactions over a twelve-month period (any such sale, exchange, transfer or other disposition in a transaction or series of transactions over a twelve-month period, a “Disposition”) to any Person that is not Delhaize Group or a Subsidiary of Delhaize Group of all of the capital stock, or all or substantially all of the assets, of such Cross Guarantor, if as a result of which such Cross Guarantor ceases to be a Subsidiary of Delhaize Group; provided, that such Disposition otherwise complies with the terms and conditions of the Indenture. With respect to a Disposition of such capital stock of, or a Disposition of such assets of, a Cross Guarantor that is a Major Subsidiary, to the extent the Disposition does not constitute a Change of Control (as defined below under the heading “Description of the Exchange Notes—Change of Control”), Delhaize Group has covenanted and agreed in the Indenture that no Cross Guarantor that is a Major Subsidiary shall be released under the Cross Guarantee Agreement in respect to the Notes and the Indenture if after giving effect to such Disposition, Moody’s and Standard & Poor’s shall lower the credit rating of the Notes directly as a result of such Disposition. “Major Subsidiary” means a Subsidiary, the assets of which represent greater than 25% of the assets of Delhaize Group and Delhaize Group’s Subsidiaries on a consolidated basis, according to the financial statements for its own most recently completed fiscal year.

Merger, Consolidation or Transfer of All or Substantially All Assets

Under the terms of the Indenture, Delhaize Group generally would be permitted to merge or consolidate with another company and would also be permitted to transfer or lease all or substantially all of its assets to another person. However, Delhaize Group may not take any of these actions unless all of the following conditions are met:

(1)	the person with which Delhaize Group would merge or consolidate or to which Delhaize Group would transfer or lease all or substantially all of its assets must assume all of Delhaize Group’s obligations with respect to the Notes and the Indenture;

(2)	the merger, consolidation or transfer or lease of assets must not cause an Event of Default, including any event that would be an Event of Default if the notice or time requirements were disregarded; and

(3)	Delhaize Group must deliver specified certificates and documents to the Trustee.

Redemption at the Option of Delhaize Group

All or a portion of the Notes may be redeemed at Delhaize Group’s option at any time, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest and liquidated damages, if any, on the Notes being redeemed (exclusive of interest accrued and unpaid to the redemption date) discounted to the redemption date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, as determined by a Reference Treasury Dealer, plus, in each case, accrued and unpaid interest and liquidated damages, if any, on the Notes being redeemed to the redemption date.

Certain Defined Terms

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of dollar denominated corporate debt securities of a comparable maturity to the remaining term of such Notes;

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if Delhaize Group obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations;

“Reference Treasury Dealer” means at any time (1) each of Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Delhaize Group shall substitute therefore another Primary Treasury Dealer and (2) any other two Primary Treasury Dealers selected by us;

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with Delhaize Group; and

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Delhaize Group, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Delhaize Group by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such redemption date.

General

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

The redemption notice needs not set forth the make-whole price but only the manner of calculation thereof. Delhaize Group will notify the Trustee of the make-whole price with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation. If fewer than all of the Notes are to be redeemed, the Trustee will select, not more than 60 days and not less than 45 days before the redemption date, the particular Notes or portions of the Notes for redemption for the outstanding Notes not previously called by such method as the Trustee deems fair and appropriate.

Unless Delhaize Group defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portion thereof called for redemption.

Change of Control

If a Change of Control Triggering Event occurs, unless Delhaize Group has exercised its rights to redeem the Notes as described above, Holders will have the right to require Delhaize Group to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the Indenture. In the Change of Control Offer, Delhaize Group will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, Delhaize Group will be required to mail a notice to Holders of Notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (“Change of Control Payment Date”), pursuant to the procedures required by the Notes and described in such notice. Delhaize Group must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Notes, Delhaize Group will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached Delhaize Group’s obligations under the Change of Control provisions of the Notes by virtue of such conflicts.

On the Change of Control Payment Date, Delhaize Group will be required, to the extent lawful, to:

1	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

2	deposit with the Principal Paying and Domicillary Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

3	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

For purposes of the foregoing discussion of a repurchase at the option of Holders of the Notes, the following definitions are applicable:

“Rating Event” means the Notes are rated at or below Ba2 by Moody’s (as defined below) and at or below BB by S&P (as defined below) on any date from the date of the public announcement by Delhaize Group of an arrangement that could result in a Change of Control until the end of the 60-day period following public announcement by Delhaize Group of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies (as defined below)).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Delhaize Group and its Subsidiaries taken as a whole to any Person other than Delhaize Group or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) in a single transaction or in a related series of transactions the result of which is that any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the then outstanding number of voting rights in Delhaize Group’s capital stock; or (3) the first day on which a majority of the members of Delhaize Group’s Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (i) Delhaize Group becomes a wholly owned subsidiary of a holding company; and (ii) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Delhaize Group’s voting stock immediately prior to that transaction. For the purposes of this definition of “Change of Control”, the term “Person” shall include a “person” as that term is used in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of such Board of Directors on the date of the initial issuance of the Notes; or (2) was proposed for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such proposal or election.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if either Moody’s and S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of Delhaize Group’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c31(c)(2)(vi)(F) under the Exchange Act, selected by Delhaize Group (as certified by a resolution of Delhaize Group’s board of Directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Delhaize Group has no present intention to engage in a transaction involving a Change of Control, although it is possible that Delhaize Group could decide to do so in the future. Subject to the limitations discussed below,

Delhaize Group could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Delhaize Group’s capital structure or credit rating.

Existing indebtedness may contain in the future, and future indebtedness of Delhaize Group may contain, prohibitions on certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require Delhaize Group to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Delhaize Group. Finally, Delhaize Group’s ability to pay cash to the Holders upon a repurchase may be limited by Delhaize Group’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks related to the Notes and this Offering—We may not be able to fulfill our obligation to purchase Notes upon a change of control, and this obligation may discourage a sale or takeover of us”.

The definition of “Change of Control” includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” the assets of Delhaize Group and its subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require Delhaize Group to repurchase Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of Delhaize Group and its subsidiaries taken as a whole to another Person or group may be uncertain.

Payments of Additional Amounts

All payments made under or with respect to the Notes shall be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including related penalties, interest and other liabilities) (hereinafter, “Taxes”) imposed or levied by or on behalf of the government of the Kingdom of Belgium, Luxembourg or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which Delhaize Group is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (each, a “Relevant Taxing Jurisdiction”), unless Delhaize Group is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

If Delhaize Group is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, Delhaize Group shall pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by the Holders and beneficial owners of the Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holders and beneficial owners of the Notes would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)	any Taxes which would not have been imposed but for (a) the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder, if such holder is an estate, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (b) the presentation of a note (where presentation is required) for payment on a date more than 30 days after (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later;

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or other governmental charge;

(3)	any Taxes which are payable otherwise than by withholding from payments of (or in respect of) principal of, or any interest on, the Notes;

(4)	any Taxes that are imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a Note with a request by Delhaize Group addressed to the Holder or such beneficial owner (A) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Tax;

(5)	any Taxes that are required to be withheld or deducted on a payment to an individual pursuant to European Union Council Directive 2003/48/EC regarding the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive;

(6)	any Taxes that are required to be withheld or deducted on a payment to or on behalf of a Holder, who, at the time of such payment or withholding, was not an Eligible Investor for reasons within such Holder’s control. An Eligible Investor for the purposes of this section means any investor which is referred to in Article 4 of the Royal Decree of May 26, 1994 on the deduction of withholding tax and which holds the Notes in an exempt securities account in the X/N System; or

(7)	any combination of items (1), (2), (3), (4), (5) and (6) above.

Delhaize Group also will not be required to pay Additional Amounts:

(a)	if the payment could have been made without deduction or withholding if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holders or beneficial owners of the Notes would have been entitled to Additional Amounts had the Note been presented on the last day of the 30-day period);

(b)	with respect to any payment of principal of (or premium, if any, on) or interest on such Note to any Holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note; or

(c)	if the Note is presented for payments by or on behalf of a Holder or beneficial owner who would be able to avoid a withholding or deduction by presenting the relevant Note to another paying agent in a Member State.

If Delhaize Group will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes, Delhaize Group will deliver to the Trustee at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case Delhaize Group shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The Officers’ Certificate must also set forth any other information necessary to enable the paying agent to pay Additional Amounts to Holders of the Notes on the relevant payment date.

Upon request, Delhaize Group will provide the Trustee with official receipts or other documentation satisfactory to the Trustee evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

Whenever in this “Description of the Exchange Notes” there is mentioned, in any context:

•	the payment of principal;

•	purchase prices in connection with a purchase of Notes;

•	interest; or

•	any other amount payable on or with respect to any of the Notes,

that reference shall be deemed to include payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Delhaize Group will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other related document or instrument, or the receipt of any payments with respect to the Notes, excluding taxes, charges or similar levies imposed by any jurisdiction outside of Luxembourg, Belgium, the jurisdiction of incorporation of any successor of Delhaize Group or any jurisdiction in which a paying agent is located, and Delhaize Group will agree to indemnify the Holders or the Trustee for any such taxes paid by the Holders or the Trustee.

The term “Holder” is defined below under the heading “Certain Definitions”. The term “beneficial owner of the Notes” means the true owner of the Notes, even though title to the Notes may be registered in another name.

The preceding provisions shall apply mutatis mutandis to any jurisdiction in which any successor to Delhaize Group is organized or any political subdivision or taxing authority or agency thereof or therein.

Optional Redemption for Tax Reasons

Delhaize Group may, at its option, redeem the Notes in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders of the Notes (which notice shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (a “Tax Redemption Date”) and all Additional Amounts, if any, that will become due on the Tax Redemption Date as a result of such redemption or otherwise (subject, if applicable, to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date), if Delhaize Group determines that (1) on the occasion of the next payment due in respect of the Notes, it would be required to pay Additional Amounts and (2) the payment obligation cannot be avoided by Delhaize Group taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction), as a result of:

(A)	any change in, or amendment to, the laws or treaties (or any regulations, protocols or rulings promulgated thereunder) of Belgium, Luxembourg or any other Relevant Taxing Jurisdiction affecting taxation, which change or amendment becomes effective on or after the Closing Date,

(B)	any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after the Closing Date, or

(C)	the issuance of definitive Notes due to:

(i)	the NBB ceasing to operate the X/N System and a successor is not able to be appointed by Delhaize Group within 15 days of the notification,

(ii)	the notification by each of Euroclear and Clearstream, Luxembourg that it is unwilling or unable to continue to act as, or ceases to be, a clearing agency in respect of the Notes and a successor is not able to be appointed by Delhaize Group within 15 days of such notification,

(iii)	DTC notifies Delhaize Group that it is unwilling or unable to continue to act as depository or ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by the CDI depositary at Delhaize Group’s request within 15 days of such notification, or

(iv)	if the CDI depositary is at any time unwilling or unable to continue as CDI depositary and a successor CDI depositary is not appointed by Delhaize Group within 15 days of such notification.

See “Book-Entry, Form, Clearance and Settlement”.

The notice of redemption may not be given earlier than 120 days prior to the earliest date on which Delhaize Group would be obligated to make a payment or withholding if a payment in respect of the Notes were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes pursuant to the foregoing, Delhaize Group will deliver to the Trustee an Officers’ Certificate and an opinion of an independent legal counsel of internationally recognized standing to the effect that the circumstances referred to above exist. The Trustee shall accept, and shall be entitled to rely upon, the Officers’ Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders of the Notes.

Payment at Maturity

Delhaize Group will pay the Notes on June 15, 2017 that have not been previously redeemed or purchased and cancelled at 100% of their principal amount plus accrued and unpaid interest thereon, if any, to the maturity date (subject, if applicable, to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date).

Selection

If Delhaize Group partially redeems the Notes, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee shall deem to be fair and appropriate.

No Note in aggregate principal amount of $2,000 or less will be redeemed in part. If Delhaize Group redeems any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed.On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as there has been deposited with any paying agent funds sufficient to pay any accrued and unpaid interest, if any, on the Notes to be redeemed.

Ranking

The Notes will be senior unsecured indebtedness of Delhaize Group, will rank equally in right of payment with all existing and future senior unsecured Indebtedness of Delhaize Group and will be senior in right of payment to all existing and future Subordinated Obligations of Delhaize Group. The Notes also will be effectively subordinated to any secured Indebtedness of Delhaize Group and its Subsidiaries to the extent of the value of the assets securing such indebtedness (other than to the extent that such assets also secure the Notes on an equal and ratable basis).

The ability of Delhaize Group to service its Indebtedness, including the Notes, is dependent in part upon the earnings of its Subsidiaries and the ability of those Subsidiaries to distribute those earnings as dividends, loans or other payments to Delhaize Group. In particular, the ability of its Subsidiaries to transfer funds to Delhaize Group (in the form of cash dividends, loans, advances or otherwise) may be limited by financial assistance rules, corporate benefit laws, banking or other regulations. For example, under company law, Delhaize Group’s Subsidiaries are generally prohibited from paying dividends except out of profits legally available for distribution. If these restrictions are applied to the Subsidiaries of Delhaize Group, then Delhaize Group would not be able to use the earnings of those Subsidiaries to make payments on the Notes to the extent that such earnings cannot otherwise be paid lawfully to Delhaize Group (directly or through Subsidiaries of Delhaize Group).

Delhaize Group currently conducts part of its operations through its Subsidiaries. Creditors, including trade creditors, and preferred shareholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of Delhaize Group, including Holders of the Notes, except to the extent such Subsidiaries are Cross Guarantors. The Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred shareholders, if any, of Subsidiaries of Delhaize Group, except to the extent such Subsidiaries are Cross Guarantors.

Negative Pledge

So long as any Note remains outstanding, Delhaize Group:

(1) will not create or permit to subsist any Security upon the whole or any part of its assets or revenues present or future to secure any Relevant Debt or any guarantee of or indemnity in respect of any Relevant Debt (save under the Cross Guarantee Agreement);

(2) will procure that no Material Subsidiary (determined at the time of incurrence) creates or permits to subsist any Security upon the whole or any part of its assets or revenues present or future to secure any Relevant Debt of Delhaize Group or any guarantee of or indemnity in respect of any such Relevant Debt (save under the Cross Guarantee Agreement or as set forth in clause (3) below); and

(3) will procure that no Material Subsidiary (determined at the time of incurrence) gives any guarantee of, or indemnity in respect of, any of the Relevant Debt of Delhaize Group, unless, at the same time or prior thereto, Delhaize Group’s obligations under the Notes and the Indenture (A) are secured equally and ratably therewith or benefit from a guarantee or indemnity in substantially identical terms thereto, as the case may be, or (B) have the benefit of such other Security, guarantee, indemnity or other arrangement not materially less beneficial to the Holders of the Notes.

Reports by Delhaize Group

Delhaize Group, pursuant to Section 314(a) of the Trust Indenture Act, shall:

(1) file with the Trustee, within 15 days after Delhaize Group is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Delhaize Group may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended; or, if Delhaize Group is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2) file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC such additional information, documents and reports with respect to compliance by the SEC with the conditions and covenants of the Indenture as may be required from time to time by such rules and regulations; and

(3) transmit by mail to all holders of Notes within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, such summaries of any information, documents and reports required to be filed by Delhaize Group pursuant to paragraph (1) and (2) of this Section as may be required by rules and regulations prescribed from time to time by the SEC.

Events of Default

With respect to the Notes in respect to the Indenture governing the Notes, each of the following is an Event of Default:

(1) a default for 30 days in any payment of interest on any Note issued under the Indenture when due and payable;

(2) a default in the payment of principal of any Note issued under the Indenture at its Stated Maturity, upon required redemption or repurchase or otherwise;

(3) the failure by Delhaize Group to comply with the provisions described under the caption “—Change of Control”;

(4) the failure by any Cross Guarantor to perform any covenant set forth in the Cross Guarantee Agreement applicable to such Cross Guarantor or the repudiation by any Cross Guarantor of its obligations under its Cross Guarantee Agreement other than in compliance with the terms thereof, in each case for 30 days after Delhaize Group receives written notice from the Trustee, or the Cross Guarantee Agreement fails to be in full force and effect for any reason;

(5) the failure by Delhaize Group for 30 days after it receives written notice from the Trustee to comply with any one or more of its obligations under the Notes issued under the Indenture (other than any obligation for the payment of any interest, principal or any other amount in respect of the Notes issued under the Indenture or to comply with the provisions described under the caption “—Change of Control”);

(6) default by Delhaize Group or any Material Subsidiary in the due payment of any other Indebtedness having a minimum aggregate amount of 2% of Delhaize Group’s Consolidated Capitalization (or its equivalent in any other freely convertible currency or currencies) of Delhaize Group or any Material Subsidiary or assumed by or guaranteed by Delhaize Group or any Material Subsidiary, and provided that any such default has not been cured within the period of grace contractually agreed upon or subsequently agreed to for such payment, or in the event that any such Indebtedness shall have become repayable before the due date thereof as a result of acceleration of maturity by reason of the occurrence of any event of default thereunder, unless in any such case such Indebtedness is contested in good faith (the “cross-acceleration provision”); provided, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7) if a court shall enter a decree or order for relief in respect of Delhaize Group or any Material Subsidiary in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, sequestrator (or other similar official) of Delhaize Group or any Material Subsidiary or for any substantial part of any of their property, or ordering the winding up or liquidation of their affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days (the “bankruptcy provisions”); or

(8) if Delhaize Group or any Material Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, sequestrator (or other similar official) of Delhaize Group or any Material Subsidiary or for any substantial part of any of their property, or shall make any general assignment for the benefit of creditors, or shall take any corporate action in furtherance of any of the foregoing (the “winding up provisions”).

If an Event of Default occurs (other than as a result of the bankruptcy provisions or the winding up provisions) and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes by notice to Delhaize Group may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default occurs as a result of the bankruptcy provisions or the winding up provisions, the unpaid principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Trustee has been offered an indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Notes or the Indenture unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee in writing to pursue the remedy,

(3) the Trustee has been offered security or indemnity satisfactory to the Trustee against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity satisfactory to the Trustee, and

(5) the Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in aggregate principal amount of the then outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that the Trustee determines (after consultation with counsel) conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that may involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders of the Notes. In addition, Delhaize Group will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Delhaize Group will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action Delhaize Group is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture or the Notes may be amended, supplemented or otherwise modified, and any past default or compliance with certain provisions of the Indenture or the Notes may be waived, in each case with the affirmative vote of the Holders of a majority in principal amount of the outstanding Notes voting (either in person or by proxy) at a duly convened meeting of the Holders.

Notwithstanding the foregoing, a decision of a meeting of the Holders that has any of the following effects requires the affirmative vote of the Holders of all of the outstanding Notes (either in person or by proxy) in favor of such decision at a duly convened meeting of the Holders:

(1)	reduce the principal amount of Notes whose Holders must vote in favor of an amendment or otherwise modify the conditions of payment of the principal amount of any Note;

(2)	reduce the stated rate of or extend the time for payment of interest on any Note, or otherwise modify the conditions of payment of interest on any Note;

(3)	reduce the principal amount of or extend the Stated Maturity of any Note or otherwise modify the conditions of payment of the principal amount of any Note;

(4)	reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “Redemption at the Option of Delhaize Group” above;

(5)	make any Note payable in any currency other than that stated in the Note;

(6)	impair the right of any Holder to receive payment of principal of, and interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(7)	make any change in the amendment or waiver provisions set out above requiring the vote of every Holder.

Without the consent of any Holder, Delhaize Group and the Trustee acting jointly may amend the Indenture to take any of the following actions:

(1)	cure any ambiguity, omission, defect or inconsistency; provided that such amendment does not, in the opinion of the Trustee, adversely affect the rights of any Holder in any material respect;

(2)	provide for the assumption by a successor corporation of the obligations of Delhaize Group under either Indenture;

(3)	provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	add to the covenants of Delhaize Group for the benefit of the Holders of the Notes or to surrender any right or power conferred upon Delhaize Group or any of its subsidiaries;

(5)	make any change that does not in the opinion of the Trustee adversely affect the rights of any Holder, subject to the provisions of the Indenture;

(6)	provide for the issuance of the Exchange Notes or Additional Notes; or

(7)	comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

The Indenture contains provisions governing the conduct of meetings of the Holders. Among other things, these provisions provide that (a) Delhaize Group or Holders of at least 20% in principal amount of the Notes outstanding will be permitted to request the Board of Directors or the auditor of Delhaize Group to call a meeting of the Holders to approve amendments to or modifications of certain terms of the Notes or the Indenture governing the Notes, (b) the quorum requirement for such meeting will be the presence (either in person or by proxy) of Holders of at least 50% in principal amount of the Notes outstanding and (c) if a quorum is not present at the first meeting, a second meeting may be convened for the same purpose for which there is no quorum requirement. However, the percentage of Holders required to vote in favor of a decision for its approval shall in any event be as set out in the first two paragraphs of this section “Amendments and Waivers”.

No resolution of a meeting of the Holders which in the opinion of Delhaize Group relates to any of the matters listed in Article 568 of the Belgian Company Code shall be effective unless approved at a meeting of Holders complying in all respects with the requirements of Belgian law or, where the corresponding requirements of the Indenture are more stringent, with the requirements of the Indenture. Such matters include, inter alia, modifying or suspending the date of maturity of the Notes, extending the time for payment of interest on any Note, reducing the rate of such interest or deciding urgent interim actions in the common interest of Holders.

After an amendment to or modifications of the terms of the Notes or the Indenture, Delhaize Group is required to mail to Holders a notice briefly describing such amendment. However, failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Acts by Holders of the Notes

In determining whether the Holders of the required principal amount of the Notes have concurred in any direction, waiver or consent, the Notes owned by Delhaize Group or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with Delhaize Group will be disregarded and deemed not to be outstanding.

Satisfaction and Discharge

Delhaize Group will be discharged from its obligations on the Notes if:

•	Delhaize Group pays the principal of, interest on and any Additional Amounts on all the Notes as and when the same shall have become due and payable;

•	Delhaize Group delivers to the Trustee for cancellation all the Notes; or

•

all the Notes shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption and Delhaize Group irrevocably deposits with the Trustee as trust funds solely for the benefit of the Holders the entire amount to be paid at maturity or upon redemption for principal, premium, Additional Amounts, if any, and liquidated damages, if any.

Upon delivery of an officers’ certificate and legal opinion reasonably satisfactory to the Trustee, the Trustee shall execute proper instruments acknowledging such satisfaction of and discharging the Indenture with respect to all the Notes.

Legal Defeasance and Covenant Defeasance

Delhaize Group may at any time terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations (i) to register the transfer or exchange of the Notes, (ii) to replace mutilated, destroyed, lost or stolen Notes and (iii) to maintain a registrar and paying agent in respect of the Notes.

In addition, Delhaize Group may at any time terminate:

(1) its obligations described under “Negative Pledge” and

(2) the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Material Subsidiaries and the winding up provisions with respect to Material Subsidiaries (“covenant defeasance”).

Delhaize Group may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Delhaize Group exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If Delhaize Group exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (3), (4), (5) or (6) (with respect only to Delhaize Group and Material Subsidiaries) under “Event of Defaults” above.

In order to exercise either defeasance option, Delhaize Group must irrevocably deposit (the “defeasance trust”) with the Trustee money in U.S. dollars or U.S. Government Obligations, with respect to the Notes, in an amount sufficient or with respect to the U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for U.S. Federal, U.K., Belgian or Luxembourg income tax purposes as a result of such deposit and defeasance and will be subject to U.S. Federal, U.K., Belgian or Luxembourg income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. Federal income tax law).

Prescription

Claims against Delhaize Group for the payment of principal on the Notes will be prescribed ten years after the applicable due date for the payment thereof. Claims against Delhaize Group for the payment of interet or Additional Amounts, if any, on the Notes will be prescribed five years after the applicable due date for payment of interest.

Currency Indemnity

In the case of the Notes, the dollar is the sole currency of account and payment for all sums payable by Delhaize Group under or in connection with the Notes, including damages. Any amount received or recovered in a currency other than the dollar, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of Delhaize Group or otherwise by any Holder of a Note or by the Trustee, in respect of any sum expressed to be due to it from Delhaize Group will only constitute a discharge to Delhaize Group to the extent of the dollar amount, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If the dollar amount is less than the dollar amount expressed to be due to the recipient or the Trustee under any Note, Delhaize Group will indemnify them against any loss sustained by such recipient as a result. In any event, Delhaize Group will indemnify the recipient against the cost of making any such purchase. For the purposes of this currency indemnity provision, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner reasonably satisfactory to Delhaize Group (indicating the sources of information used) the loss it incurred in making any such purchase. These indemnities constitute a separate and independent obligation from Delhaize Group’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee.

Concerning the Trustee

The Bank of New York is to be the Trustee under the Indenture and has been appointed by Delhaize Group as a paying agent with regard to the Notes and as Book-Entry Depositary with regard to the issuance of CDIs, which represent interests in the Notes.

Governing Law

The Indenture, the Deposit Agreement and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of Delhaize Group as such will have any liability for any obligations of Delhaize Group under the Notes or the Indenture or the Deposit Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under U.S. Federal securities laws.

Enforceability of Judgments

Since Delhaize Group is incorporated in Belgium and a significant portion of its assets and its Subsidiaries’ assets are outside the United States, any judgment obtained in the United States against Delhaize Group, including judgments with respect to the payment of principal, premium, interest, Additional Amounts and any purchase price with respect to the Notes, may not be fully collectable within the United States. See “Enforcement of Civil Liabilities”.

Consent to Jurisdiction and Service of Process

Delhaize Group will appoint Corporation Service Company, New York as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes brought in any U.S. Federal or state court located in New York City and each of the parties thereto will submit to the jurisdiction thereof.

Certain Definitions

“Board of Directors” means the Board of Directors of Delhaize Group or any committee thereof duly authorized to act on behalf of the Board of Directors of Delhaize Group.

“Business Day” means each day which is not a Legal Holiday.

“Capitalized Lease Obligation” means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union and as in effect as of the Closing Date, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consolidated Capitalization” means, with respect to any Person, the total assets of such Person and its Subsidiaries determined on an consolidated basis, less the following: (i) current liabilities, including liabilities for Indebtedness maturing more than 12 months from the date of the original creation thereof but maturing within 12 months from the date of determination and (ii) deferred income taxes. Consolidated Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which such Person and its Subsidiaries are engaged and which are approved by independent accountants regularly retained by such Person, and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means if and when issued as provided in the Registration Rights Agreement, Delhaize Group’s exchange securities issued in a registered exchange offer in exchange for any Notes, which exchange securities will be identical in all material respects to the Notes being exchanged except that the exchange securities be fully registered with the SEC and therefore will not contain terms restricting their transfer or for any increase in the interest rate related to a registration default.

“Global Notes” means the global notes representing the Notes.

“Holder” means (a) for the purposes of the Indenture and Notes, in the case of any Global Note in bearer form, the holders of Book-Entry Interests therein; provided, however, that in the case of payments of principal, premium, if any, and interest on such Global Note, the holders of Book-Entry Interests (as shown in the records of the NBB) shall be treated as the “Holders” of such Global Note to the extent of such Book-Entry Interests or (b) in any other case, the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person, (i) the principal of and any premium and interest on (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (ii) all Capitalized Lease Obligations of such Person; (iii) all obligations of such Person to pay the purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations for letters of credit securing obligations (other than obligations described in clause (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any Security on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

“Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in Brussels, Belgium or the City of New York.

“Material Subsidiary” at any time means a Subsidiary

(i)	whose (a) revenues, or (b) total assets (in each case determined on a non-consolidated basis and determined on a basis consistent with the preparation of the consolidated financial statements of Delhaize Group) represent (or, in the case of a Subsidiary acquired after the end of the financial period to which the then latest audited consolidated financial statements of Delhaize Group relate are equal to) no less than 10% of the consolidated revenues or total assets (as the case may be) of Delhaize Group, all as calculated respectively by reference to the then latest audited financial statements of such Subsidiary and the then latest audited consolidated financial statements of Delhaize Group, provided that:

(I)

in the case of a Subsidiary acquired after the end of the financial period to which the then latest audited consolidated financial statements of Delhaize Group relate, the reference to the then latest audited consolidated financial statements of Delhaize Group for the purposes of the calculation above shall, until consolidated financial statements of Delhaize Group for the financial period in which the acquisition is made have been prepared and audited as aforesaid, be deemed to be a reference to such first-mentioned financial statements as if such Subsidiary had been shown in such financial statements by reference to its then latest audited financial statements, adjusted as deemed appropriate by the auditors of the relevant Subsidiary from time to time (the “Auditors”); and

(II)	in the case of a Subsidiary in respect of which no audited financial statements are prepared, its revenues and total assets shall be determined on the basis of pro forma financial statements of the relevant Subsidiary prepared for this purpose by the Auditors on the basis of accounting principles consistent with those adopted by Delhaize Group; or

(ii)	to which is transferred the whole or substantially the whole of the business, undertaking or assets of a Subsidiary which prior to such transfer is a Material Subsidiary, provided that the transferor Subsidiary shall upon such transfer forthwith cease to be a Material Subsidiary pursuant to this sub-paragraph (ii) on the date on which the consolidated financial statements of Delhaize Group for the financial period current at the date of such transfer have been prepared and audited as aforesaid but so that such transferor Subsidiary or such transferee Subsidiary may be a Material Subsidiary on or at any time after the date on which such consolidated financial statements have been prepared and audited as aforesaid by virtue of the provisions of subparagraph (i) above or before, on or at any time after such date by virtue of the provisions of this sub-paragraph (ii).

A report by the Auditors that, in their opinion, a Subsidiary is or is not or was not at any particular time or throughout any specified period a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all parties.

“Member State” means any country that is a member of the European Union.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President or any Vice President of Delhaize Group.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Company or a Guarantor, as the case may be, and who shall be reasonably acceptable to the Trustee.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Registration Rights Agreement” means the registration rights agreement dated as of the Closing Date among Delhaize Group, the Cross Guarantors and the initial purchasers of the Notes.

“Relevant Debt” means any present or future indebtedness in the form of, or represented by, bonds, notes, debentures or other securities which are for the time being, or are capable of being, quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other securities exchange.

“SEC” means the U.S. Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of this instrument such commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any mortgage, charge, pledge, lien or other form of encumbrance or security interest.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of Delhaize Group unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of Delhaize Group (whether outstanding on the Closing Date or thereafter incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1)	such Person,

(2)	such Person and one or more Subsidiaries of such Person or

(3)	one or more Subsidiaries of such Person.

“TIA” means the U.S. Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Closing Date.

“Trustee” means the party named as such in each Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“X/N System” means the securities clearing system recognized or approved in accordance with Articles 3 through 12 of the Law of January 2, 1991 on the market of public debt securities and the monetary policy instruments, as amended, the Law of August 6, 1993, as amended, and its implementing decrees, as amended, and the Law of July 15, 1998 and its implementing decrees, which is currently the securities clearing system operated by the NBB.

ORIGINAL NOTES REGISTRATION RIGHTS AGREEMENT

The Notes that we issued on June 27, 2007 are not registered under the Securities Act, and therefore, you may not freely resell the Notes to any investor. However, we entered into a registration rights agreement with the initial purchasers on the Closing Date. In that agreement, we agreed to conduct a registered exchange offer. An exchange offer generally permits holders of Notes to exchange the Notes for a new issue of securities that is identical in all material respects with the Notes, except that the new issue of securities is fully registered with the SEC and thus may be resold to any investor.

Because this section is a summary, it does not describe every aspect of the registration rights agreement. This summary is subject to, and qualified in its entirety by references to, all of the provisions of the registration rights agreement, including definitions of certain terms used in it. You may obtain a copy of the registration rights agreement by requesting one from us. In addition, the information set forth below concerning certain interpretations of any positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to such matters.

Exchange Offer

We agreed pursuant to the registration rights agreement to:

•	file a registration statement relating to a registered exchange offer for the Notes with the SEC on or prior to the 180th day after the date the Notes are first issued;

•	use our reasonable best efforts to cause the SEC to declare the registration statement effective under the Securities Act no later than the 270th day after the Notes are first issued; and

•	use our reasonable best efforts to complete the exchange offer no later than 300 days after the Notes are first issued.

During the exchange offer, we are offering to all holders of Notes who are legally eligible to participate in the exchange offer the opportunity to exchange their Notes for a new issue of securities, which we refer to in this prospectus as the exchange securities. The exchange securities are identical in all material respects to the Notes being exchanged except that the exchange securities are fully registered with the SEC and therefore do not contain terms restricting their transfer or for any increase in the interest rate discussed below under the heading “—Additional Interest.” Exchange securities will be issued in minimum denominations of $2,000 and integregal multiples of $1,000 in excess thereof.

We will keep the exchange offer open for at least 30 days (or longer, if required by applicable law or otherwise extended by us, at our option) after the date notice of the exchange offer is mailed to the holders of the Notes. For each Note surrendered to us pursuant to the exchange offer and not withdrawn by the Holder, the Holder of the Note will receive an exchange security having a principal amount equal to that of the surrendered Note. Interest on each exchange security will accrue from the last date on which interest was paid on the Note surrendered in exchange or, if no interest has been paid, from the original issue date of the Note. The exchange securities will be accepted for clearance through DTC, including its participants, Euroclear and Clearstream, Luxembourg as direct participants in DTC.

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange securities would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of Notes, as set forth below. However, any purchaser of Notes who is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or who intends to participate in the exchange offer for the purpose of distributing the exchange securities:

•	will not be able to rely on the interpretation of the SEC’s staff;

•	will not be able to tender its Notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC’s staff would make a similar determination with respect to the exchange securities as it has in other interpretations to other parties, although we have no reason to believe otherwise.

If you wish to exchange your Notes for exchange securities in the exchange offer, you will be required to make certain representations. These include representations that:

•	any exchange securities to be received by you will be acquired in the ordinary course of your business;

•	you have no arrangement with any person to participate in the distribution of the Notes or exchange securities;

•

you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of us or, any guarantor of the Notes or, if you are an affiliate of us or any guarantor of the Notes, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange securities;

•

if you are a broker-dealer, you will receive exchange securities for your own account in exchange for securities that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such exchange securities; and

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Shelf Registration

We may also be required to file a shelf registration statement to permit certain holders of the Notes who were not eligible to participate in the exchange offer to resell the securities periodically without being limited by the transfer restrictions. We will only be required to file a shelf registration statement if:

•

after the date the Notes are issued, law or applicable interpretations of the law by the staff of the SEC do not permit us to complete the exchange offer as contemplated by the registration rights agreement;

•	any holder of the Notes is not able to participate in the exchange offer;

•	any holder of the Notes does not receive fully transferable exchange securities;

•

the exchange offer is not consummated within 300 days after the date the securities are first issued, but we may terminate such shelf registration statement at any time, without penalty, if the exchange offer registration statement is declared effective or the exchange offer is consummated; or

•	any holder of the Notes is a broker-dealer who acquired the Notes directly from us or one of our affiliates.

The shelf registration statement will permit only certain holders to resell their securities from time to time. In particular, such holders must:

•	provide specific information in connection with the shelf registration statement; and

•	agree in writing to be bound by all provisions of the registration rights agreement, including the indemnification obligations.

We will, in the event of the filing of a shelf registration statement, provide to each holder of Notes that are covered by the shelf registration statement copies of the prospectus which is a part of the shelf registration statement and notify each such holder when the shelf registration statement has become effective. A holder who sells Notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the prospectus and to deliver a copy of the prospectus to purchasers. Such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the registration rights agreement which are applicable to such a holder, including the indemnification obligations.

If a shelf registration statement is required, we will

(1)	file the shelf registration statement on or prior to the 60th day after the earlier to occur of:

•	the date on which we determine that we can not, whether pursuant to law or Commission policy, file the exchange offer registration statement;

•	the 300th day after the date the Notes were first issued if we have not consummated the exchange offer; and

•

any holder of Notes that are transfer restricted securities notifies us prior to the 90th day following consummation of the exchange offer that (a) it is prohibited by law or policy of the SEC from participating in the exchange offer, (b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds Notes acquired directly from us or any of our affiliates, but in no event earlier than the 180th day after the date the Notes were first issued.

(2)	use our reasonable best efforts to cause the shelf registration statement to be declared effective by the SEC on or before the 60th day after the date the shelf registration statement was filed, but in no event earlier than the 270th day after the date the Notes were first issued; and

(3)	use our reasonable best efforts to keep the shelf registration statement effective for a period of two years after the date the Notes were first issued, or if earlier until all of the securities covered by the shelf registration statement are sold thereunder or are already freely tradable.

During any 365-day period, we will have the ability to suspend the availability of such shelf registration statement for up to two periods of up to 30 consecutive days (except for the consecutive 30-day period immediately prior to the maturity of the Notes), but no more than an aggregate of 60 days during any 365-day period, if our Board of Directors determines in good faith that there is valid purpose for the suspension.

Each security will contain a legend to the effect that the holder of the security, by its acceptance thereof, agrees to be bound by the provisions of the registration rights agreement. In that regard, if a holder received notice from us that any event which:

•

makes any statement in the prospectus which is part of the shelf registration statement (or, in the case of participating broker/dealers, the prospectus which is part of the exchange offer registration statement) untrue in any material respect;

•	requires the making of any changes in the prospectus to make the statement therein not misleading; or

•	is specified in the registration rights agreement,

occurs, the holder (or participating broker/dealer, as the case may be) will suspend the sale of securities pursuant to that prospectus until we have either:

•	amended or supplemented the prospectus to correct the misstatement or omission; and

•	furnished copies of the amended or supplemented prospectus to the holder (or participating broker/dealer, as the case may be); or

•	given notice that the sale of the securities may be resumed.

Additional Interest

If a Registration Default (as defined below) occurs regarding Notes, then the Issuer will be required to pay additional interest to each holder of such Notes. If a Registration Default occurs, the Issuer will pay additional interest equal to 0.25% per annum during the 90-day period immediately following the occurrence of that Registration Default. After this 90-day period, the amount of additional interest shall increase by an additional 0.25% per annum with respect to the next subsequent 90-day period until all Registration Defaults have been cured. However, in no event will the rate of additional interest exceed 0.50% per annum. Such additional interest will accrue only for those days that a Registration Default occurs and is continuing. All accrued additional interest will be paid to the holders of such Notes in the same manner as interest payments on the Notes, with payment being made on the interest payment date for the Notes. Following the cure of all Registration Defaults, no more additional interest will accrue. You will not be entitled to receive any additional interest if you were, at any time while the exchange offer was pending, eligible to exchange, and did not validly tender, your securities for exchange securities in the exchange offer.

A “Registration Default” includes any of the following:

•	we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

•	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

•	we fail to complete the exchange offer on or prior to the date specified for such completion; or

•

the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the securities during the period specified in the registration rights agreement, subject to certain exceptions for limited periods of time with respect to the shelf registration statement.

CERTAIN TAX CONSIDERATIONS

The following discussion, subject to the limitations set forth below, describes material Belgian and United States tax considerations relating to your ownership and disposition of notes. This discussion does not purport to be a complete analysis of all tax considerations in Belgium or the United States and does not address tax treatment of holders of notes under the laws of other countries. Holders of notes who are resident in countries other than Belgium or the United States along with holders that are resident in those countries, are urged to consult with their own tax advisors as to which countries’ tax laws could be relevant to them.

Material Belgian Tax Considerations

The following is a summary of the principal Belgian tax consequences for investors of receiving interest in respect of, and disposing of, Notes and is of a general nature based on our understanding of current law and practice. Except as otherwise indicated, this summary only addresses the position of investors who do not have any connection with Belgium other than the holding of Notes. Investors should consult their professional advisers on the possible tax consequences of subscribing for, purchasing, holding or selling Notes under the laws of their countries of citizenship, residence, ordinary residence or domicile. Where necessary, reference will be made to the specific tax consequences that might result from the exchange of an Original Note for an Exchange Note pursuant to this Exchange Offer.

The present section does not address the tax situation of persons residing in Belgium.

Belgian Withholding Tax

Notes in Book-Entry Form

The interest component of payments on Notes is, as a rule, subject to Belgian withholding tax at the rate of 15%, subject to such relief as may be available under applicable domestic or tax treaty provisions. The holders of Original Notes that have accepted this Exchange Offer will not receive the interest that is accrued but unpaid on the Original Notes at the time of the tender. The accrued but unpaid interest on the tendered Notes should therefore not be subject to Belgian withholding tax. On the other hand, all interest accrued and paid on the Exchange Notes will be, as a rule, subject to Belgian withholding tax of 15%, subject to such relief as may be available under applicable domestic or tax treaty provisions.

All payments of interest by or on behalf of us shall be made without deduction of withholding tax for Notes held in book-entry form by eligible investors (the “Eligible Investors”) in an exempt securities account with the X/N System or with a participant or sub-participant in such system (a “Participant”).

Eligible Investors are those persons referred to in Article 4 of the Royal Decree of May 26, 1994, including, inter alia:

1	Belgian resident companies subject to corporate income tax within the meaning of Article 1, §1, 2° of the Income Tax Code 1992 (“ITC 1992”);

2	without prejudice to Article 262, 1° and 5° of ITC 1992, Belgian insurance or pension undertakings within the meaning of Article 2, §3 of the Law of July 9, 1975 on supervision of insurance companies (other than those referred in points 1° and 3° of said Article);

3	State-linked social security organizations and institutions assimilated therewith within the meaning of Article 105, 2° of the Royal Decree of August 27, 1993 implementing ITC 1992;

4	non-residents of Belgium within the meaning of Article 105, 5° of said Royal Decree of August 27, 1993;

5	mutual funds within the meaning of Article 115 of said Royal Decree of August 27, 1993;

6	companies, entities or partnerships within the meaning of Article 227, 2° of ITC 1992 which are subject to non-resident income tax in Belgium in accordance with Article 233 of ITC 1992 and whose Notes are held as part of a taxable business activity in Belgium;

7	the Belgian State, with respect to its investments exempted from withholding tax in accordance with Article 265 of ITC 1992;

8	mutual funds organized under foreign law which are structured as an undivided estate managed by a management company on behalf of certificate holders, provided that their certificates are not publicly offered or otherwise marketed in Belgium; and

9	Belgian resident companies not referred to in point 1 above whose sole or principal activity consists in granting credits or loans.

Eligible Investors do not include natural persons residing in Belgium or not-for-profit organizations (other than those referred to in points 2 and 3 above). Participants to the X/N System must keep the Notes they hold for non-Eligible Investors in a non-exempt securities account (an “N-Account”). All payments of interest on such Notes will be made subject to deduction of withholding tax at the rate of 15%. In addition, the transfer of Notes by holders of an N-Account is subject to withholding tax at the rate of 15% on the pro rata interest accrued since the last preceding interest payment date.

Upon opening an exempt securities account with the X/N System or with a Participant, an Eligible Investor is required to certify its eligible status on a standard form approved by the Minister of Finance. There are no ongoing certification requirements for Eligible Investors, but direct Participants are required to annually report to the X/N System as to the eligible status of each holder for whom they hold Notes in an exempt securities account.

In addition, an exempt securities account may be opened with a Participant by an intermediary (an “Intermediary”) in respect of Notes that such Intermediary holds for the account of its clients (the “Beneficial Owners”), provided that each Beneficial Owner is an Eligible Investor. In such a case, the Intermediary is required to certify on a standard form approved by the Minister of Finance that (i) it is an Eligible Investor, and (ii) the Beneficial Owners holding their Notes through it are also Eligible Investors. A Beneficial Owner is also required to certify its eligible status on a standard form approved by the Minister of Finance and to be delivered to the Intermediary.

However, none of these certification or reporting requirements apply in respect of Notes held in Euroclear or Clearstream, Luxembourg in their capacity as Participants to the X/N System, provided that Euroclear or Clearstream, Luxembourg must be able to identify each holder for whom they hold notes in an Exempt Account.

In accordance with rules and procedures of the X/N System, a Noteholder who is withdrawing Notes from an exempt securities account may, following payment of interest accrued on such Notes from the last preceding interest payment date, be entitled to claim an indemnity from the Belgian tax authorities of an amount equal to the withholding tax, if any, applied on interest payable on the Notes for the period running from the last preceding interest payment date through the date of withdrawal of the Notes from the X/N System.

Definitive Registered Notes

Definitive Registered Notes will not be eligible for clearing and settlement through the X/N System. Payments of interest on Definitive Registered Notes will in principle be subject to Belgian withholding tax at the rate of 15%, subject to such relief as may be available under domestic or tax treaty provisions.

Payments of interest by or on behalf of us will be made without deduction of withholding tax in respect of Definitive Registered Notes held by non-residents of Belgium or certain Belgian financial institutions (and assimilated entities) or certain state linked social security organizations (and institutions assimilated therewith), subject to the following requirements:

•

interest payments on Definitive Registered Notes are exempt from Belgian interest withholdings tax if made to non-residents of Belgium within the meanings of Article 105, 5° of the Royal Decree of August 27, 1993 implementing ITC 1992, provided the Issuer satisfies during the entire expired term of the Notes the following requirements: (i) it is a Belgian tax resident entity (or Belgian establishment of a non-Belgian tax resident entity), (ii) during the taxable period that precedes the attribution or payment of interest, the Issuer owned shares qualifying as fixed financial assets of which the acquisition value represents on average at least 50% of the balance total at the moment of closing of the accounting year that is linked to that taxable period, and (iii) the shares of the Issuer are listed on a regulated market as provided for in Article 264, first indent, 2°bis ITC 1992, or the shares of the Issuer are for at least 50% directly or indirectly held by a company (a) the shares of which are listed on a regulated market as provided for in Article 264, first indent, 2°bis ITC 1992, (b) that is subject to corporate income tax or a foreign tax similar to the corporate income tax, and (c) that is not subject to a tax regime deviating from the regular tax regime and does not benefit from a substantially more favorable tax regime than the Belgian corporate income tax;

•

interest payments on Definitive Registered Notes are exempt from Belgian interest withholding tax if made to Belgian financial institutions or assimilated entities within the meaning of article 105, 1° of the Royal Decree of August 27, 1993 implementing ITC 1992, provided that such a financial institution or assimilated entity certifies on each interest payment date in a form delivered to us, that (i) it was the legal owner, or held the usufructus of the Definitive Registered Notes during the entire interest period to which the interest payment relates, and (ii) the Definitive Registered Notes have been registered with us in the name of such investor during the entire interest period to which the interest payment relates; and

•

interest payments on Definitive Registered Notes are exempt from Belgian interest withholding tax if made to state linked social security organizations and institutions assimilated therewith within the meaning of Article 105, 2° of the Royal Decree of August 27, 1993 implementing ITC 1992, provided that such an organization or institution certifies on each interest payment date in a form delivered to us that (i) it was the legal owner, or held the usufructus of the Definitive Registered Notes during the entire interest period to which the interest payment relates, and (ii) the Definitive Registered Notes have been registered with us in the name of such investor during the entire interest period to which the interest payment relates.

EU Savings Directive

Under European Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), each Member State of the European Union is required to provide to the tax authorities of another Member State details of payments of interest (or other similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Austria, Belgium and Luxembourg will instead apply a withholding system in relation to such payments deducting tax at rates rising over time to 35%, unless during such period they elect otherwise. A number of non-EU countries and certain dependent or associated territories of certain Member States have agreed to adopt similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to an individual resident in a Member State. In addition, Member States have entered into reciprocal provision of information or transitional withholding arrangements with certain of those independent or associated territories in relation to payments made by a person in a Member State to an individual resident in one of those territories. A paying agent (within the meaning of the Savings Directive) established in Belgium that is required to withhold tax on interest and similar income under the Savings Directive and the Law of May 17, 2004 implementing the Savings Directive, must withhold tax at a rate that is initially 15%, increasing steadily to 20% as from July 1, 2008 and to 35% as from July 1, 2011.

Noteholders should consult their own tax advisers regarding the implications of the Savings Directive in their particular circumstances.

Capital Gains

Capital gains realized with respect to the Notes are subject to Belgian tax only if the Notes are held as part of a taxable business activity in Belgium. Outside the framework of a taxable business activity in Belgium, capital gains realized with respect to the Notes may be taxable in Belgium if they are realized outside the framework of the normal management of a private estate and if the income is received in Belgium, although income tax treaties traditionally grant the sole taxing jurisdiction to the resident state in such case.

The exchange of an Original Note for an Exchange Note pursuant to this Exchange Offer is considered a realization for Belgian tax purposes. Whether or not such a realization does lead to a capital gain (which is calculated as the positive difference between the acquisition value of the Original Notes and the market value of the assets (i.e., the Exchange Notes) received in exchange for these Original Notes) is something that each Noteholder should discuss with their own tax adviser at the time of the tender. If any such capital gain would arise, the taxation principles as described in the paragraph above would apply to that capital gain.

Transfer Taxes

A stamp tax may be levied at the rate of 0.07% on the sale and on the purchase of Notes in Belgium, provided that such transaction is carried out through intermediation of a professional intermediary in Belgium (secondary market). Such tax will be limited to a maximum amount of €500 per taxable transaction and per party. An exemption from this tax is available under Article 126/1, 2° of the Code on Miscellaneous Duties and Taxes as regards parties to securities trades who are intermediaries within the meaning of Article 2, 9° and 10° of the Law of August 2, 2002 on the supervision of the financial sector and financial services, acting for their own account, insurance undertakings within the meaning of Article 2, §1 of the Law of July 9, 1975 on supervision of insurance companies, institutions for occupational retirement provisions (instellingen voor bedrijfspensioenvoorziening / institutions de retraite professionnelle) within the meaning of Article 2, 1° of the Law of October 27, 2006 regarding the control of institutions for occupational retirement provisions, collective investment schemes, or non-residents.

A stamp tax may also be levied at the rate of 0.6% on the physical delivery of definitive Notes issued in bearer form in connection with their purchase through intermediation of a professional intermediary in Belgium (secondary market). An exemption from this tax is available under Article 159 of the Code on Miscellaneous Duties and Taxes as regards parties to securities trades who are intermediaries within the meaning of Article 2, 9° and 10° of said Law of August 2, 2002. This tax does not apply to the subsequent trading of Notes in book-entry form and to Definitive Registered Notes.

As a result of the ruling of the European Court of Justice on 15 July 2004, the issuance of new securities is no longer subject to the stamp tax of 0.07% or the stamp tax of 0.6%. On the basis of the argument that the exchange of the Original Notes for the Exchange Notes is not a transaction carried out in the secondary market but is basically a transaction whereby new Notes are being issued in exchange for consideration, the stamp tax of 0.07% and the stamp tax of 0.6% should not apply.

Material United States Federal Income Tax Considerations

The following is a summary of material U.S. federal income tax consequences of the exchange of old notes for exchange notes pursuant to this exchange offer and of ownership and disposition of exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is not binding on the

Internal Revenue Service (the “Service”) or on the courts, and no ruling will be sought from the Service with respect to the statements made and the conclusions reached in this summary. There can be no assurance that the Service will agree with such statements and conclusions.

This summary is limited to the U.S. federal income tax consequences of those persons who are the original beneficial owner of the notes, who exchange old notes for exchange notes in this exchange offer and who hold the old notes as capital assets within the meaning of Section 1221 of the Code, which we refer to as “Holders.” This summary does not address specific tax consequences that may be relevant to particular persons, including banks, financial institutions, broker-dealers, insurance companies, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities, expatriates, tax-exempt organizations and persons that have a functional currency other than the U.S. dollar or persons in special situations, such as those who have elected to mark securities to market or those who hold the notes as part of a straddle, hedge, conversion transaction or other integrated investment. In addition, this summary does not address U.S. federal alternative minimum tax consequences, estate and gift tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction, or consequences under any U.S. federal tax laws other than income tax law.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of a Note that is, or is treated as, for U.S. federal income tax purposes, (a) an individual who is a U.S. citizen or resident, (b) a corporation or other entity taxable as such created or organized under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income tax on a net basis with respect to its worldwide income, or (d) a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of old notes for exchange notes pursuant to this exchange offer.

This summary is for general information only. Persons considering the exchange of old notes for exchange notes, are urged to consult their own tax advisors concerning the U.S. federal income tax consequences to them of exchanging the notes and of holding and disposing of the notes, as well as the application of state, local and foreign tax laws and U.S. federal tax laws other than income tax law.

Exchange of an Old Note for an Exchange Note Pursuant to this Exchange Offer

The exchange of the old notes for the exchange notes in the exchange offer described herein will not constitute a significant modification of the terms of the old notes and thus will not constitute a taxable exchange for U.S. federal income tax purposes. Rather, the exchange notes will be treated as a continuation of the old notes. Consequently, a Holder will not recognize gain or loss upon receipt of the exchange notes in the exchange offer, the Holder’s basis in the exchange notes will be the same as its basis in the old notes immediately before the exchange, and the Holder’s holding period in the exchange notes will include its holding period in the old notes.

Taxation of Interest and Additional Amounts

Interest paid on a Note (including any Additional Amounts paid as a result of the imposition of Belgian withholding taxes or other amounts paid to or on behalf of the U.S. Holder (see “Descriptions of the Notes—Payment of Additional Amounts”)) will be included in the income of a U.S. Holder as ordinary interest income at the time it is treated as received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting.

Foreign Tax Credits; Source

Interest received or accrued on the Notes (including Additional Amounts, if any (see “Description of the Notes—Payments of Additional Amounts”)) will constitute income from sources outside the United States. If Belgian withholding taxes are imposed, U.S. Holders will be treated as having actually received an amount equal to the amount of such taxes and as having paid such amount to the relevant taxing authority. As a result, the amount of interest income included in gross income by a U.S. Holder will be greater than the amount of cash actually received by the U.S. Holder. A U.S. Holder may be able, subject to certain generally applicable limitations, to claim a foreign tax credit or a deduction for Belgian withholding taxes imposed on payments of interest (including Additional Amounts). The calculation of U.S. foreign tax credits and, in the case of a U.S. Holder that elects to deduct foreign taxes, the availability of deductions involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders should, therefore, consult their tax advisors regarding the application of the U.S. foreign tax credit rules to interest income (including Additional Amounts) on the Notes.

Sale, Redemption, Retirement and Other Disposition of the Notes

In general, a U.S. Holder will recognize gain or loss on the sale, redemption, retirement or other disposition of a Note in an amount equal to the difference between (i) the amount realized (other than any amount attributable to accrued but unpaid stated interest, which will be taxable as such) and (ii) the U.S. Holder’s adjusted tax basis in the Note at the time. A U.S. Holder’s adjusted tax basis in a Note will generally equal the acquisition cost of such Note to the U.S. Holder. Gain or loss recognized on the sale, retirement or other disposition of a Note will generally be capital gain or loss. Net capital gains derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation for certain non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to certain limitations. Gain recognized by a U.S. Holder on the sale or other disposition of a Note will generally be U.S.-source gain and loss so recognized will generally be allocated to reduce U.S. source income. Prospective investors should consult their tax advisors as to the U.S. tax and foreign tax credit implications of such sale, redemption, retirement or other disposition of a Note.

Back-up Withholding and Information Reporting

Payment of principal, premium and interest (including Additional Amounts, if any (see “Description of the Notes—Payments of Additional Amounts”)) on the Notes and the proceeds from sale or other disposition of the Notes by certain non-corporate holders may be subject to U.S. information reporting and backup withholding. A U.S. Holder generally will be subject to U.S. information reporting and backup withholding unless the recipient of such payment supplies an accurate taxpayer identification number, as well as certain other information, or otherwise establishes an exemption in the manner prescribed by law. The payment of principal, premium, or interest on or the proceeds from the disposition of Notes to or through a U.S. paying agent or the U.S. office of a broker will be subject to U.S. information reporting and backup withholding unless the owner certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. Back-up withholding is not an additional tax and is generally allowable as a refund or a credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

BOOK-ENTRY, FORM, CLEARANCE AND SETTLEMENT

Form of Notes

The exchange notes will initially be represented by one or more global notes in bearer form. We will issue these global notes in denominations equal to the outstanding principal amount of the notes they represent.

We will deposit the global notes with the NBB as operator of the X/N System pursuant to an agreement among us, the Principal Paying and Domiciliary Agent and the NBB. The person shown in the records of the NBB or the direct or indirect participants in the X/N System as the holder of a particular principal amount of the exchange notes (in which regard any certificate or other document issued by the NBB or by the relevant direct or indirect participant shall be conclusive and binding for all purposes save in the event of manifest error) shall for all purposes be treated by us and any paying agent as the holder of such principal amount of the global notes other than with respect to the payment of principal, premium (if any), cash interest on such global notes, the right to which will be vested, as against us and the Trustee, solely in the person shown in the records of NBB as the holder of such principal amount of global notes.

Upon the global notes being credited to the account of The Bank of New York as the holder of 100% of the book-entry interests in such global notes in the records of Euroclear, The Bank of New York, as Book-Entry Depositary for the exchange notes, will create one or more certificated depositary interests, or CDIs, representing a 100% interest in the Book-Entry Depositary’s book-entry interests in the underlying global notes and issue them in the name of Cede & Co., as nominee of DTC. The CDI Depositary will hold the CDIs as custodian on behalf of DTC. Upon such issuance, DTC will credit on its book-entry registration and transfer system the relevant participants’ accounts with the interests owned by its participants.

Ownership of such book-entry interests in the CDIs representing interests in the global notes is shown on, and the transfer of such interests will be effected only through, records maintained by DTC and their respective participants with respect to interests of indirect participants.

You may hold your book-entry interests in the CDIs representing interests in the global notes through Euroclear or Clearstream, Luxembourg as participants in DTC, either directly, if you are an account holder in Euroclear or Clearstream, Luxembourg, or indirectly, through organizations which are account holders in Euroclear or Clearstream, Luxembourg. You may also hold your interest in the CDIs representing interests in the global notes through organizations other than Euroclear and Clearstream, Luxembourg that are participants in DTC. Euroclear and Clearstream, Luxembourg will hold all interests on behalf of their account holders through securities accounts in their names on the books of their depositaries. Those depositaries will hold these interests in securities accounts in the depositaries’ names on the books of DTC.

All interests in the exchange notes, will be subject to the procedures and requirements of the X/N System. Interests in the CDIs representing interests in the exchange notes, if held through Euroclear or Clearstream, Luxembourg, as direct participants in DTC or otherwise through DTC, will also be subject to the procedures and requirements of each system, as applicable.

Except as described under “—Issuance of Definitive Registered Notes”, participants or indirect participants are not entitled to have exchange notes registered in their names. They will not receive or be entitled to receive physical delivery of exchange notes in definitive form and will not be considered the owners or holders thereof under the Indenture or the Deposit Agreement. Accordingly, each person owning book-entry interests in CDIs must rely on the procedures of the Book-Entry Depositary, DTC, Euroclear and/or Clearstream, Luxembourg. If such person is not a participant in DTC, Euroclear or Clearstream, Luxembourg, they must rely on the procedures of the participant in the clearing system through which such person owns their interest to exercise any rights and remedies of a holder under the Indenture and the Deposit Agreement. For more information, see “—Action by Owners of Book-Entry Interests” below. If any definitive exchange notes are issued to participants or indirect participants, they will be issued in registered form as described under “—Issuance of Definitive Registered Notes”. Unless and until book-entry interests in the CDIs representing interests in the global notes are exchanged for definitive registered notes, the interest held by DTC in the CDIs may not be transferred except as a whole.

The laws of some countries and some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form. Under no circumstances will definitive notes be issued in bearer form to holders of book-entry interests in the notes. These laws may impair your ability to own, transfer or pledge the book-entry interests.

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to certain procedures to facilitate transfers of book-entry interests in the CDIs representing interests in the exchange notes among participants of DTC, Euroclear and Clearstream, Luxembourg, as direct participants in DTC they are under no obligation to perform or continue to perform these procedures. The procedures may be discontinued at any time.

Interests in the exchange notes whether through the global notes or the CDIs may be held only by eligible investors referred to in Article 4 of the Belgian Royal Decree of May 26, 1994 holding such Notes in an exempt securities account with the X/N System or with a direct (including Euroclear and Clearstream, Luxembourg) or indirect participant in such system, as further described in “Certain Income Tax Considerations”.

Original Issue

On or before the date of completion of the exchange offer, ING Belgium SA/NV, the Principal Paying and Domiciliary Agent, on behalf of our company, will deliver duly executed and authenticated global notes in bearer form to NBB as operator of the X/N System, where they will be immobilized. Upon receipt of the global notes, the NBB as operator of the X/N System will credit the Principal Paying and Domiciliary Agent’s exempt securities account in the X/N System with an amount of the exchange notes equivalent to the principal amount of the global notes.

On the date of completion of the offering of the exchange offer, the Principal Paying and Domiciliary Agent will credit Euroclear’s exempt securities account with the X/N System. Euroclear will, in turn, credit 100% of its book-entry interest in the global notes to the exempt securities account of The Bank of New York as Book-Entry Depositary so that it can create CDIs representing interests in the global notes. See “—Form of Notes” above. DTC will credit the holders of book-entry interests in the CDIs representing interests in the global notes by crediting their securities accounts as participants of DTC, in accordance with the principal amount of Notes purchased by each of them, or in the case of Euroclear and Clearstream, Luxembourg as direct participants in DTC, purchased by participants in those clearing systems.

Payments on Notes

Payments of any cash amounts owing in respect of the exchange notes will be made by us in U.S. dollars to the Principal Paying and Domiciliary Agent or directly from us (as we may decide from time to time). In respect of payments in U.S. dollars, the Principal Paying and Domiciliary Agent will, in turn, make payments to Euroclear. Euroclear will, in turn, make payments to the Book-Entry Depositary. Under a deposit agreement between our company and the Book-Entry Depositary (the “Deposit Agreement”), the Book-Entry Depositary will make payments of cash amounts on the CDIs to DTC upon receipt by it; DTC will then distribute those payments to participants in accordance with its procedures, including to Euroclear and Clearstream, Luxembourg.

Issuance of Definitive Registered Notes

Under the terms of the Indenture and the Deposit Agreement, book-entry interests in CDIs representing interests in the global notes and will be exchangeable in whole but not in part for individual definitive registered notes (“Definitive Registered Notes”) only if:

(A)	(i) the NBB ceases to operate the X/N System and (ii) a successor operator is not appointed within 15 days of notice of such event;

(B)	both Euroclear and Clearstream, Luxembourg notify the Issuer that they are unwilling or unable to continue to act as depository and a successor depository is not appointed by us within 15 days of notice of such event;

(C)	DTC notifies us or the Book-Entry Depositary that it is unwilling or unable to continue to act as depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended and, in either case, a successor depository is not appointed by the Book-Entry Depositary at our request within 15 days of notice of such event;

(D)	the Book-Entry Depositary is at any time unwilling or unable to continue as Book-Entry Depositary and a successor Book-Entry Depositary is not appointed by us within 15 days of its giving notification thereof to us; or

(E)	if, as a result of any amendment to, or change in, the laws or regulations of Belgium, another Member State or the United States (or any political sub-division of any of the foregoing) or of any authority therein or thereof having power to tax or in the interpretation, by a revenue authority or a court, or administration of such laws or regulations which become effective after the Closing Date, we reasonably conclude that continuing to settle the exchange notes through the X/N System would require it to make a deduction or withholding from any payment in respect of the exchange notes which would not then be required in respect of Definitive Registered Notes.

In the event that Definitive Registered Notes become issuable pursuant to clause (A) above:

(i)	the Principal Paying and Domiciliary Agent shall request that The Bank of New York, New York Branch as substitute Principal Paying Agent, issue Definitive Registered Notes in an aggregate principal amount equal to the principal amount of the global notes; and

(ii)	the substitute Principal Paying Agent shall: (a) arrange for Definitive Registered Notes to be issued in the amount of and in the name of the holders of book-entry interests in the CDIs representing interests in the global notes (for the latter, based on instructions received by it from the Book-Entry Depositary, in turn based on instructions from DTC); (b) request the Principal Paying and Domiciliary Agent to make a request of the NBB to deliver the exchange notes to the Principal Paying and Domiciliary Agent within five business days after such request; (c) upon receipt of such global notes from the Principal Paying and Domiciliary Agent, cancel the exchange notes; and (d) arrange for the entry of the Definitive Registered Notes in the register kept by us and the delivery of certificates evidencing the entry of the Definitive Registered Notes in such register in the name of the relevant holders of book entry interests.

In the event that Definitive Registered Notes become issuable pursuant to clause (B) or (E) above:

(i)	we shall deliver to the Principal Paying and Domiciliary Agent a request for the issue of Definitive Registered Notes in an aggregate principal amount equal to the principal amount of the global notes, which request will be communicated by the Principal Paying and Domiciliary Agent to the substitute Principal Paying Agent; and

(ii)

the substitute Principal Paying Agent shall: (A) arrange for Definitive Registered Notes to be issued in the amount of and in the name of the holders of book-entry interests in the CDIs representing interests in the global notes (for the latter, based on instructions received by it from the Book-Entry Depositary, in turn based on instructions from DTC); (B) request the Book-Entry Depositary to make a request of the NBB (through Euroclear) to deliver the global notes to the Principal Paying and Domiciliary Agent within five business days after such request; (C) upon receipt of the exchange notes, cancel the exchange notes; and (D) arrange for the entry of the Definitive Registered Notes in the register kept by us and the delivery of certificates evidencing the entry of the Definitive Registered Notes in such register in the name of the relevant holders of book-entry interests.

In the event that Definitive Registered Notes become issuable pursuant to clause (C) or (D) above:

(i)	we shall deliver to the Principal Paying and Domiciliary Agent a request for the issue of Definitive Registered Notes in an aggregate principal amount equal to the principal amount of the global notes, which request will be communicated by the Principal Paying and Domiciliary Agent to the substitute Principal Paying Agent;

(ii)	the Principal Paying and Domiciliary Agent shall notify the NBB; and

(iii)	the substitute Principal Paying a Agent shall: (A) arrange for Definitive Registered Notes to be issued in the amount of and in the name of the holders of book-entry interests in the CDIs representing interests in the global notes (based on instructions received by it from the Book-Entry Depositary, in turn based on instructions from DTC); (B) upon receipt of the global notes, cancel the global notes; and (C) arrange for the entry of the Definitive Registered Notes in the register kept by us and the delivery of certificates evidencing the entry of the Definitive Registered Notes in such register in the name of the relevant holders of book-entry interests.

In addition, book-entry interests in CDIs representing interests in the global notes will be exchangeable in whole or in part for Definitive Registered Notes at the request of any holder of such book-entry interests within 60 days following notice given by us or the Trustee of an Event of Default described in clauses (1), (2), (6), (7) or (8) under “Description of the Exchange Notes—Events of Default”, with respect to the exchange notes. Any such request must include the principal amount of the Definitive Registered Notes to be issued at the request of such holder, together with such holder’s name and account number in the X/N System, DTC, Euroclear and/or Clearstream, Luxembourg, as the case may be.

In the event that the Principal Paying and Domiciliary Agent receives a request to issue Definitive Registered Notes in accordance with the preceding paragraph, the Principal Paying and Domiciliary Agent shall:

(A)	notify the NBB of such holder’s request;

(B)	deliver to the NBB a “schedule of amendment of the principal” to be annexed, according to the provisions of the clearing agreement among our company, the Principal Paying and Domiciliary Agent and the NBB (the “Clearing Agreement”), to the relevant Dollar Global Note reflecting the remaining principal amount of such Dollar Global Note (after giving effect to the issuance of the Definitive Registered Notes pursuant to the sentence); and

(C)	notify the registrar thereof of the amount of and the name in which such Definitive Registered Notes are to be issued, based on the details provided in such holder’s request, in order that the registrar (i) enter the Definitive Registered Notes in the register and (ii) cause the delivery of certificates evidencing the entry of the Definitive Registered Notes in such register in the name of such holder. The Book-Entry Depositary will, whenever the aggregate principal amount of the global notes is reduced, reduce the aggregate principal amount of the CDIs by an equal amount.

Definitive Registered Notes will not be eligible for settlement through the X/N System.

Transfer of Global Notes

The global notes may only be transferred in accordance with the Indenture and the Clearing Agreement. The CDIs may be transferred only in accordance with the Deposit Agreement and the procedures of DTC. Holders of global notes or CDIs may exchange or transfer their global notes or CDIs, as the case may be, upon notification and certification given to the Principal Paying and Domiciliary Agent (attention: ING-Securities Transaction Management), at fax number +32 2 547 36 86 and ING-Financial Markets Support, at fax number +32 2 557 19 59 or at its address as set forth under “Description of the Exchange Notes”. The Clearing Agreement provides that the global notes will represent the entries in the securities accounts at the X/N System and constitute a unique deposit governed by the principle of fungibility.

Definitive Registered Notes may be transferred only in accordance with the Indenture and in accordance with the following procedure:

Holders of the Definitive Registered Notes will be recorded in the register kept by us, or an agent appointed by us. Title to the Definitive Registered Notes will pass upon the registration of transfer in the register. Our company, its paying agents and the Trustee may (to the fullest extent permitted by applicable laws) deem and treat the registered Holder of any Definitive Registered Note as the absolute owner for all purposes (whether or not the Note shall be overdue and notwithstanding any notice of ownership or writing on such Definitive Registered Note or any notice of previous loss or theft of such Definitive Registered Note or of any trust or interest therein). Transfer of the Definitive Registered Notes will only be registered upon the surrender of the Definitive Registered Notes being transferred at the specified office of our company or a paying agent. Our company, the Trustee and each paying agent may require appropriate endorsement or transfer documents and the payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers or exchanges.

Notwithstanding the foregoing, we will not be required to register the transfer of any of the Definitive Registered Notes selected for redemption or due to be redeemed:

(1)	for a period of 5 days before the date fixed for redemption; or

(2)	for a period of 5 days before an Interest Payment Date.

Secondary Market Trading

Secondary market trading of book-entry interests in CDIs representing interests in the exchange notes held and settled through DTC, Euroclear or Clearstream, Luxembourg as direct participants in DTC will be conducted in accordance with the normal rules and operating procedures of DTC, Euroclear and Clearstream, Luxembourg.

Redemption

In the event any Dollar Global Note is redeemed, the Book-Entry Depositary will redeem an equal amount of the CDIs and the book-entry interests therein. The redemption price payable in connection with the redemption of CDIs and the book-entry interests will be equal to the amount received by the Book-Entry Depositary in connection with the redemption of the global notes. We understand that under existing practices of DTC, if less than all of the Notes are to be redeemed at any time, DTC will credit its participants’ accounts on a proportionate basis with adjustments to prevent fractions or by lot or on such other basis as DTC deems fair and appropriate.

Action by Owners of Book-Entry Interests

Promptly after receipt by the Book-Entry Depositary of notice of any solicitation of consents or request for a waiver or other action by the Holders (by meeting or otherwise), or of any offer to purchase or other action of us, in respect of the global notes, the Book-Entry Depositary will mail to DTC a notice containing:

(1)	such information as is contained in the notice received by the Book-Entry Depositary;

(2)	a statement as to the manner in which Holders of the Notes as of a specified Record Date may give instructions as to the consent, waiver or other action (by meeting or otherwise), if any pertaining to the Notes, the Indenture or the Deposit Agreement.

In addition, the Book-Entry Depositary will forward to DTC or, based upon instructions received from DTC, to the owners of the book-entry interests in the CDIs, all material pertaining to such solicitation, request, offer or other action (by meeting or otherwise). Upon the written request of DTC, the Book-Entry Depositary shall endeavor insofar as practicable to take such action regarding the request, consent, waiver, offer or other action in respect of the relevant global notes in accordance with any instruments set forth in such request. DTC may grant proxies, sub-proxies or otherwise authorize participants or indirect participants to provide such instruction to the Book-Entry Depositary so that it may exercise any rights of a holder of Notes or take any other actions which a holder is entitled to take under the Indenture governing the Notes. Neither the Book-Entry Depositary nor DTC will exercise any discretion in the granting of consents or waivers or the taking of any other action in respect of the global notes.

DTC will take any action permitted to be taken by a holder under the Indenture governing the Notes on behalf of a DTC participant only in accordance with its relevant rules and procedures and subject to the Book-Entry Depositary’s ability to effect such actions on its behalf.

Notices

If and so long as any exchange notes are represented by one or more CDIs and ownership of book-entry interests therein are shown on the records of DTC or any successor clearing agency appointed by the Book-Entry Depositary at our request, notices will also be delivered to each such applicable clearing agency for communication to the owners of such book-entry interests. Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Notices regarding the exchange notes will be, in the case of Definitive Registered Notes, mailed to Holders by first-class mail at their respective addresses as they appear on the register kept by us or any agent appointed by us.

Charges of Depositary

We have agreed to pay all charges of the Book-Entry Depositary under the Deposit Agreement. We have also agreed to indemnify the Book-Entry Depositary against certain liabilities incurred by it under the Deposit Agreement.

Amendment and Termination of the Deposit Agreement

The Deposit Agreement may be amended or supplemented by us and the Book-Entry Depositary without notice to or consent of the holder of the relevant CDIs or any owner of book-entry interests therein

(1)	to cure any ambiguity, defect or inconsistency,

(2)	to add to the covenants and agreements of our company and/or the Book-Entry Depositary,

(3)	to effectuate the assignment of the Book-Entry Depositary’s rights and duties to a qualified successor,

(4)	to comply with the U.S. federal and Belgian securities and/or tax laws or any other applicable rule or regulation, or

(5)	to modify, alter, amend or supplement the Deposit Agreement in any other manner that is not adverse to DTC or the holders of the book-entry interests.

Except as set forth above, no amendments that adversely affect the nominee for DTC or the holders of the book-entry interests in the CDIs may be made to the Deposit Agreement without the consent of the nominee for DTC or such holders, as the case may be.

Upon issuance of Definitive Registered Notes in exchange for book-entry interests in the CDIs therein constituting the entire principal amount of the global notes held pursuant to the Deposit Agreement, the Deposit

Agreement will terminate. The Deposit Agreement may be terminated upon the resignation of the Book-Entry Depositary if no successor has been appointed within 120 days as set forth above. Owners of book-entry interests in the CDIs are deemed to have notice of the Deposit Agreement and shall be bound by all of its terms and conditions by acceptance of such book-entry interests.

Obligation of the Depositary

The Book-Entry Depositary will assume no obligation or liability under the Deposit Agreement other than to use good faith and reasonable care in the performance of its respective duties under such agreement.

The Clearing Systems

NBB

The NBB is the central bank of Belgium. The NBB operates the X/N System for, among other securities, corporate debt securities that may be traded on a fungible basis. In order for the exchange notes to be traded on a fungible basis, the initial purchasers have, and each purchaser of exchange notes will agree and will be deemed to have, agreed to the application of the fungibility system as provided for in Royal Decree No. 62 of November 10, 1967 on the promotion of the circulation of securities, as amended. The X/N System is accessible to investors and financial intermediaries through its participants. The participants include most Belgian banks, some Luxembourg banks, Belgian investment firms, Euroclear and Clearstream, Luxembourg. With respect to the exchange notes, the only participant that will be able to hold exchange notes directly in the X/N System will be Euroclear. See “—Form of Notes” above. For a description of the tax implications of the clearing of the exchange notes through the X/N System and a description of the Eligible Investors qualified to hold the exchange notes (directly or indirectly), see “Tax Considerations—Material Belgian Tax Considerations—Belgian Withholding Tax”. The location of the NBB is Boulevard de Berlaimont, 14 B-1000 Brussels, Belgium.

DTC

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations (including Euroclear and Clearstream, Luxembourg) and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

The location of DTC is 55 Water Street, New York, New York 10041 U.S.A.

Euroclear and Clearstream, Luxembourg

Euroclear and Clearstream, Luxembourg each hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream, Luxembourg provide to their respective participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg participants are financial institutions throughout the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Euroclear or Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies which clear through or maintain a custodial relationship with a Euroclear or Clearstream, Luxembourg participant, either directly or indirectly.

Distributions of principal and interest with respect to book-entry interests in CDIs representing interests in the exchange notes held in DTC through Euroclear or Clearstream, Luxembourg as direct participants in DTC will be credited, to the extent received by the Principal and Depository Agent, to the cash accounts of Euroclear or Clearstream, Luxembourg participants in accordance with the relevant system’s rules and procedures.

The location of Euroclear is: 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium. The location of Clearstream, Luxembourg is: 42 Avenue JF Kennedy, L-1815 Luxembourg, Luxembourg.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes only where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the first effective date of the registration statement of which this prospectus is a part (or such earlier time when a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods or resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days from the first effective date of the registration statement of which this prospectus is a part (or such earlier time when a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer. We will indemnify the holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES

We are a Belgian company and substantially all of our directors and officers are residents of Belgium. Although we have substantial assets in the United States through our ownership of Delhaize America, a portion of our assets and of the assets of our directors and officers will be located outside of the United States. Consequently, U.S. investors may find it difficult in a suit based upon the civil liability provisions of U.S. federal securities laws to:

•	effect service of process within the United States on our company and our directors and officers outside of the United States;

•	enforce judgments obtained in U.S. courts against our company and our directors and officers in courts outside the United States; and

•

enforce against our company and our directors and officers in Belgium, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon U.S. federal securities laws.

The United States currently does not have a treaty with Belgium providing for the reciprocal recognition and enforcement of judgments, other than arbitral awards, in civil and commercial matters. Consequently, a final judgment rendered by any federal or state court in the United States, whether or not predicated solely upon U.S. federal or state securities laws, would not automatically be enforceable in Belgium. Actions for the enforcement of judgments of U. S. courts might be successful only if the Belgian court confirms the substantive correctness of the judgment of the U.S. court, and is satisfied that:

•	the effect of the enforcement of judgment is not manifestly incompatible with Belgian public policy;

•	the judgment did not violate the rights of the defendant;

•

the judgment was not rendered in a matter where the parties transferred rights subject to transfer restrictions with the sole purpose of avoiding the application of the law applicable according to Belgian international law;

•	the judgment is not subject to further recourse under U.S. law;

•	the judgment is not incompatible with a judgment rendered in Belgium or with a subsequent judgment rendered abroad that might be enforced in Belgium;

•	a claim was filed both outside Belgium and in Belgium, whereas the claim filed in Belgium is still pending;

•	the Belgian courts did not have exclusive jurisdiction to rule on the matter;

•	the U.S. court did not accept its jurisdiction solely on the basis of either the nationality of the plaintiff or the location of the disputed goods; and

•	the judgment submitted to the Belgian court is authentic.

In addition, with regard to the enforcement through legal proceedings in Belgium (including the exequatur of foreign court decisions in Belgium), a registration tax at the rate of 3% of the amount of the judgment is payable by the debtor, if the sum of money which the debtor is ordered to pay by a Belgian court, or by a foreign court judgment that is either (i) automatically enforceable and registered in Belgium, or (ii) rendered enforceable by a Belgian court, exceeds €12,500. The registration tax is payable by the debtor. The creditor is jointly liable up to a maximum of one-half of the amount the creditor recovers from the debtor.

LEGAL MATTERS

Certain legal matters with respect to the exchange notes are being passed upon for us by Freshfields Bruckhaus Deringer, Brussels, Belgium, who are acting as our Belgian counsel. Certain legal matters with respect to the exchange notes and the guarantees are being passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Washington, D.C., who are acting as our New York and Delaware counsel. Certain legal matters with respect to the guarantees are being passed upon for us by the Assistant General Counsel of our subsidiary Delhaize America, Inc., who is acting as our North Carolina counsel; the General Counsel of our subsidiary Hannaford Bros. Co., who is acting as our Maine and Massachusetts counsel; Pierson Wadhams Quinn Yates & Coffrin, who are acting as our special Vermont counsel; Studstill & Perry, LLP, who are acting as our special Georgia counsel; and Barnett, Bolt, Kirkwood, Long & McBride, who are acting as our special Florida counsel.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Annual Report on Form 20-F of the Delhaize Group for the year ended December 31, 2006 have been audited by DELOITTE Bedrifsrevisoren / Reviseurs d’Entreprises BVo.v.v.e. CVBA/SC s.f.d. SCRL, an independent registered public accounting firm and member of the Institut des Réviseurs d’Entreprises/Instituut der Bedrijfsrevisoren, as stated in their reports which are incorporated herein by reference in the registration statement (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph relating to differences between International Financial Reporting Standards and accounting principles generally accepted in the United States of America, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ANNEX A

UNAUDITED INTERIM CONSOLIDATED FINANCIAL REPORT

FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2007 AND 2006

Introduction

Set forth below is our unaudited interim consolidated financial information for the six months ended June 30, 2007 and 2006. The financial information included in this Annex A has been prepared using accounting policies consistent with International Financial Reporting Standards (“IFRS”) as adopted by the European Union. In the opinion of management, the unaudited financial information set forth in this Annex A includes all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of this financial information. The unaudited financial information set forth in this Annex A should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2006, 2005 and 2004 and as of December 31, 2006 and 2005, which are incorporated in this prospectus by reference to our Annual Report on Form 20-F for the year ended December 31, 2006. We have not undertaken a U.S. GAAP reconciliation for the periods or dates included in this Annex A.

The results of operations of our company and those of our subsidiaries outside the United States are presented on a calendar-year basis. The fiscal year for our wholly-owned subsidiary Delhaize America, Inc., which is the holding company for our U.S. operations, ends on the Saturday nearest December 31. The interim financial information for the six-month period ended June 30, 2007 and June 30, 2006 includes the results of operations for Delhaize America for the 26 week periods ended June 30, 2007 and July 1, 2006, respectively.

Our financial information includes all of the assets, liabilities, sales and expenses of all fully consolidated subsidiaries, which consist of all companies over which we can exercise control. Our businesses in Belgium, the Grand-Duchy of Luxembourg and Germany are collectively referred to as Delhaize Belgium.

Overview

During the six-month period ended June 30, 2007, our revenues decreased by 0.4% over revenues for the six-month period ended June 30, 2006. In the first half of 2007, there was a negative translation effect in our sales as a result of the depreciation of the average rate of the U.S. dollar against the euro by 7.5% compared to the first half of 2006. The translation effect relates to fluctuations in the exchange rates in the functional currencies of our subsidiaries to the euro, our reporting currency.

Delhaize Group ended the first half of 2007 with a sales network of 2,495 compared to 2,705 stores at the end of 2006. The decrease in the number of stores is due to sale of 97 Delvita stores and 132 Di stores in the second quarter of 2007.

Net profit attributable to equity holders of our company (our company share in net profit) for the six-month period ended June 30, 2007, increased by 0.4% compared with our company share in net profit for the six-month period ended June 30, 2006. This increase was a result of higher operating profit, a lower effective tax rate and profit from discontinued operations, offset by higher net financial expenses as a result of the EUR 103.8 million charge related to the purchase of USD 1.1 billion Delhaize America debt and by the negative translation effect resulting from the 7.5% weaker U.S. dollar against the euro.

Selected Results of Operations

	Six Month Period Ended June 30,
	2007	2006
	(In € millions)
IFRS:
Revenues	9,525.3	9,565.3
Gross profit(1)	2,428.0	2,431.1
Selling, general and administrative expenses	1,986.2	2,001.5
Operating profit	478.6	454.6
Net financial expenses(2)	227.6	141.9
Profit before taxes and discontinued operations	251.0	312.7
Income taxes	78.0	118.0
Net profit from continuing operations	173.0	194.7
Result from discontinued operations (net of tax)	25.0	(0.3)
Group share in net profit	192.8	191.9

(1)	Represents revenues less cost of sales. Cost of sales include all costs associated with getting products to the retail stores including buying, warehousing and transportation costs.
(2)	Represents the sum of finance costs and income from investments.

Revenues

The following table sets forth, for the periods indicated, our sales contribution by geographic region:

	Six Month Period Ended June 30,
	2007		2006
	€	%	€	%
	(In millions, except percentages)
United States	6,717.3	70.5	6,922.8	72.4
Belgium	2,170.6	22.8	2,086.7	21.8
Greece	559.4	5.9	489.8	5.1
Emerging Markets	78.0	0.8	66.0	0.7
Total	9,525.3	100.0	9,565.3	100.0

Revenues decreased 0.4% during the six-month period ended June 30, 2007 over the corresponding period in 2006. This decrease was primarily the result of the negative translation effect resulting from the 7.5% weaker U.S. dollar against the euro, partly offset by an increase of 5.3% of net sales and other revenues at identical exchange rates. This growth was the result of a comparable store sales growth of 3.4% in the United States and of 2.3% in Belgium. Comparable store sales are sales of the same stores, including relocations and expansions and adjusted for calendar effects.

United States

Net sales and other revenues decreased by 3.0% during the six-month period ended June 30, 2007 over the corresponding period in 2006. This decrease was primarily a result of sales growth of 4.9% at identical exchange rates and negative translation effects resulting from the 7.5% weaker U.S. dollar against the euro. The sales growth of 4.9% was the result of a 3.4% comparable store sales growth and a net increase of the sales network by 10 stores. Sales increases were supported by effective price, promotion and market initiatives, improved assortment and customer service, and the market renewal initiatives.

Belgium

Net sales and other revenues increased by 4.0% during the six-month period ended June 30, 2007 over the corresponding period in 2006. This increase was the result of a 2.3% comparable store sales growth and a net increase of the sales network by 32 stores (excluding the divestiture of the 132 Di stores in June 2007).

Greece

Net sales and other revenues increased by 14.2% during the six-month period ended June 30, 2007 over the corresponding period in 2006. This increase was the result of a strong comparable store sales growth and a net increase of the sales network by 9 stores.

Emerging Markets (Romania and Indonesia)

Net sales and other revenues increased by 18.2% during the six-month period ended June 30, 2007 over the corresponding period in 2006. This increase was the result of continued good sales performance in both countries, and a net increase of the sales network by 7 stores.

Gross Profit

	Six Month Period Ended June 30,
	2007		2006
	€	% of revenues	€	% of revenues
	(In millions, except percentages)
Total	2,428.0	25.5	2,431.1	25.4

Gross profit decreased by 0.1% during the six-month period ended June 30, 2007, over the corresponding period in 2006. At identical exchange rates, gross profit increased by 6.0%. Gross margin increased slightly to 25.5% in the first half of 2007, compared to 25.4% in the first half of 2006 as a result of price positioning initiatives and assortment management.

Selling, General and Administrative Expenses

	Six Month Period Ended June 30,
	2007		2006
	€	% of sales	€	% of sales
	(In millions, except percentages)
Total	1,986.2	20.9	2,001.5	20.9

Selling, general and administrative expenses (“SG&A”) decreased by 0.8% for the six-month period ended June 30, 2007 over the corresponding period in 2006. At identical exchange rates, SG&A increased by 5.3%. SG&A as a percentage of sales remain stable at 20.9% in the first half of 2007 compare to the first half of 2006, as a result of successful cost control and the operational leverage of strong sales dynamics in most of our businesses.

Operating Profit

The following table sets forth, for the periods indicated, our operating profit contribution by geographic segment:

	Six Month Period Ended June 30,
	2007		2006
	€	%	€	%
	(In millions, except percentages)
United States	370.8	5.5	358.6	5.2
Belgium	109.1	5.0	100.3	4.8
Greece	19.1	3.4	10.2	2.1
Emerging Markets	1.4	1.8	0.9	1.4
Corporate (unallocated)	(21.8)	—	(15.4)	—

Total	478.6	5.0	454.6	4.8

Our operating profit as a percentage of revenues (the “operating margin”) for the six-month period ended June 30, 2007 increased to 5.0% from 4.8% for the corresponding period in 2006. The operating margin of the U.S. operations improved from 5.2% in the first half of 2006 to 5.5% in the first half of 2007. This increase is due to a stronger gross margin as a result of a better sales mix, price optimization and to the continued success of cost control discipline. The operating margin of the Belgian operations increased from 4.8% in the first half of 2006 to 5.0% in the first half of 2007 due to higher operating income related to the sale of certain Cash Fresh businesses to independent store operators that will operate these stores under the Delhaize banners. In the first half of 2007, the operating margin of our Greek operations increased to 3.4% compared to 2.1% in the first half of 2006 due to stronger sales and effective inventory and cost management. The operating margin of the Emerging Markets segment increased from 1.4% in the first half of 2006 to 1.8% in the first half of 2007.

Operating profit increased by 5.3% to €478.6 million for the six-month period ended June 30, 2007 compared to the corresponding period in 2006 due to the increase in operating margin. At identical exchange rates, operating profit grew by 11.9%.

Net Financial Expenses

	Six Month Period Ended June 30,
	2007		2006
	€	% of revenues	€	% of revenues
	(In millions, except percentages)
Finance costs	236.3	2.5	155.9	1.6
Income from investments	8.7	0.1	14.0	0.1
Net financial expenses	227.6	2.4	141.9	1.5

Net financial expenses during the six-month period ended June 30, 2007 increased by 60.4% over the corresponding period in 2006, mainly as a result of a EUR 103.8 million charge related to the purchase of USD 1.1 billion Delhaize America debt above its carrying value and related expenses.

Income Taxes

	Six Month Period Ended June 30,
	2007		2006
	€	Effective tax rate	€	Effective tax rate
	(In millions, except percentages)
Income tax expense from continuing operations	78.0	31.1%	118.0	37.7%
Income tax expense from discontinuing operations	(0.3)	—	(0.4)	—
Total income taxes	77.7	28.2%	117.6	37.7%

Our effective tax rate for continuing operations (total income tax expense from continuing operations divided by profit before tax and discontinued operations) was 31.1% and 37.7% for the six-month period ended June 30, 2007 and 2006, respectively. The decrease was primarily due to the effect of the tax deductible charge related to the debt refinancing in the U.S., our highest taxed jurisdiction, and a tax refund received in the first half of 2007. Additionally, income taxes in the first half of 2006 included taxes paid in connection with dividends paid by Delhaize America to Delhaize Group, while there was no similar dividend in 2007.

Result from Discontinued Operations

Result from discontinued operations, net of tax, amounted to a profit of €25.0 million for the six-month period ended June 30, 2007, compared to a loss of €0.3 million for the corresponding period in 2006. The amount of €25.0 million includes €25.2 million for Delvita which was sold on May 31, 2007, and mainly represents a positive accumulated foreign currency translation adjustment.

Net Profit Attributable to Equity Holders of Delhaize Group

Higher operating profit, a lower effective tax rate for continuing operations, higher profit from discontinued operations, offset by higher net financial expenses and by the negative translation effect resulting from the 7.5% weaker U.S. dollar against the euro, resulted in a 0.4% increase in the net profit attributable to equity holders of our company (our company share in net profit) to EUR 192.8 million for the six-month period ended June 30, 2007 compared to EUR 191.9 million for the corresponding period in 2006.

Liquidity and Capital Resources

We had EUR 395.3 million of cash and cash equivalents at June 30, 2007, compared to EUR 283.4 million at June 30, 2006. Our principal source of liquidity is cash generated from operations. Debt is also an important tool in our funding policy. Cash flow from operations is reinvested each year in new stores, store remodeling and store expansions, as well as in store efficiency-improvement measures and retailing innovations. Cash flow from operations is also used to service debt and for the payment of dividends. We believe that our working capital and existing credit lines are sufficient for our present requirements.

Operating Activities

Net cash provided by operating activities was €503.2 million for the six-month period ended June 30, 2007 compared with €451.8 million for the corresponding period in 2006. This increase was a result principally of improved operating results.

Investing Activities

Net cash used in investing activities was €180.8 million for the six-month period ended June 30, 2007 compared with €331.0 million for corresponding period in 2006. This decrease was a result of the EUR 119.0 million proceeds received during the first half of 2007 for the sale of Delvita and Di stores, and of lower capital expenditures.

Capital Expenditures

Capital expenditures were €257.5 million for the six-month period ended June 30, 2007 compared with €309.3 million for the corresponding period in 2006. The decrease is primarily due to fewer store openings and timing differences in remodeling activity.

Financing Activities

Net cash used in financing activities was €237.6 million for the six-month period ended June 30, 2007, compared to €613.3 million for the corresponding period in 2006.

Long-Term Debt

In April, 2007, we repaid our USD 145.0 million 7.55% bond.

In June 2007, we purchased USD 1.045 billion of our 2011 8.125% notes and USD 55.0 million of our 2031 9.0% debentures through a tender for cash. The tender was financed by issuing EUR 500 million 5.625% senior notes due 2014 and USD 450 million 6.50% senior notes due 2017. In addition, we entered into a USD 113 million floating rate term loan agreement with a bank, maturing in 2012 with two 1-year renewal options.

In the second quarter of 2007, EUR 129.3 million of the EUR 300 million Delhaize Group convertible bond due 2009 was converted into Delhaize Group shares, leaving an outstanding amount of EUR 170.7 million at the end of June 2007.

At June 30, 2007, we had long-term borrowings as follows:

Instruments Interest Rate & Maturity	(in € million)
Bonds, 8.00%, due 2008	98.8
Bonds, 4.625%, due 2009	149.5
Convertible bonds, 2.75%, due 2009	163.2
Bonds, 3.895%, due 2010	40.0
Notes, 8.125%, due 2011	37.2
Term Loan, Libor 6m +61bps, due 2012	83.7
Bonds, 5.625%, due 2014	496.4
Bonds, 6.50%, due 2017	329.9
Notes, 8.05%, due 2027	89.6
Debentures, 9.00%, due 2031	589.5
Other notes, 6.31% to 14.15%, due 2007 to 2016	21.9
Medium-term treasury notes, 3.354% to 4.70%, due 2007	38.8
Mortgages payable, 7.55% to 8.65%, due 2008 to 2016	5.1
Bank borrowings	5.9

Total	2,149.5

Short-Term Borrowings

On April 22, 2005, Delhaize America entered into a $500 million (€379.7 million) unsecured revolving credit agreement, which we refer to as the 2005 Delhaize America Credit Agreement, replacing and terminating a $350 million (€265.8 million) secured credit agreement maturing July 2005. On May 21, 2007, our company as guarantor, Delhaize America as borrower, and substantially all of Delhaize America’s subsidiaries as guarantors, amended and restated the 2005 Delhaize America Credit Agreement with the lenders signatory thereto and JPMorgan Chase Bank N.A., as administrative agent, issuing bank and swingline lender. We refer to this amended and restated credit agreement as the 2007 Delhaize America Credit Agreement.

The 2007 Delhaize America Credit Agreement provides for a $500 million (€370.2 million) five-year unsecured revolving credit facility, with a $100 million (€74.0 million) sublimit for the issuance of letters of credit, and a $35 million (€25.9 million) sublimit for swingline loans. Upon Delhaize America’s election, the aggregate maximum principal amount available under the 2007 Delhaize America Credit Agreement may be increased to an aggregate amount not exceeding $650 million (€481.3 million). Funds are available under the 2007 Delhaize America Credit Agreement for general corporate purposes. The 2007 Delhaize America Credit Agreement will mature on April 22, 2010, unless Delhaize America exercises its option to extend it for up to two additional years.

The 2007 Delhaize America Credit Agreement contains affirmative and negative covenants. While Delhaize America is the borrower under the 2007 Delhaize America Credit Agreement, the affirmative and negative covenants in the 2007 Delhaize America Credit Agreement apply to Delhaize Group rather than to Delhaize America. There are two financial covenants applicable to Delhaize Group: (i) a maximum ratio of consolidated adjusted debt to consolidated EBITDAR calculated under the 2007 Delhaize America Credit Agreement, which begins at 3.75 to 1.00 and decreases to 3.50 to 1.00 starting with the last day of fiscal year 2007, and (ii) a minimum ratio of consolidated EBITDAR to consolidated fixed charges calculated under the 2007 Delhaize America Credit Agreement, which begins at 2.50 to 1.00 and increases to 2.75 to 1.00 starting with the last day of fiscal year 2007. There is also a dividend restriction test applicable to Delhaize Group, which provides that Delhaize Group will not declare or make any dividend or other distribution in cash with respect to any equity interest in Delhaize Group unless either: (A) the aggregate amount of all dividends and distributions for such fiscal year does not exceed 12.5% of Delhaize Group’s consolidated EBITDA calculated under the 2007 Delhaize America Credit Agreement for both such fiscal year and its immediately preceding fiscal year; or (B) Delhaize Group’s senior, unsecured long-term debt is rated at least BBB- by S&P or Baa3 by Moody’s, with at least a stable outlook, before and after giving effect to such dividend or distribution.

UNAUDITED INTERIM CONSOLIDATED BALANCE SHEETS

Consolidated Assets

(in millions of EUR)	June 30, 2007	June 30, 2006
Goodwill	2,637.2	2,803.1
Intangible assets	586.2	624.4
Property, plant and equipment	3,384.0	3,485.8
Investment property	33.6	25.6
Investment in securities	110.7	105.8
Other financial assets	23.9	11.0
Deferred tax assets	5.9	7.4
Derivative instruments	3.5	0.2
Other non-current assets	3.2	2.2

Total non-current assets	6,788.2	7,065.6

Inventories	1,331.3	1,392.9
Receivables	518.6	458.4
Income tax receivable	6.2	4.5
Investment in securities	51.8	48.7
Other financial assets	13.6	0.3
Prepaid expenses	65.9	51.0
Other current assets	22.8	23.5
Cash and cash equivalents	395.3	283.4

Total current assets	2,405.5	2,262.7

Total assets	9,193.7	9,328.3

Consolidated Liabilities and Equity

(in millions of EUR)	June 30, 2007	June 30, 2006
Share capital	49.8	47.7
Share premium	2,673.7	2,461.2
Treasury shares	(58.5)	(31.2)
Retained earnings	2,138.2	1,915.1
Other reserves	(21.9)	(48.5)
Cumulative translation adjustments	(1,134.6)	(911.0)
Shareholders’ equity	3,646.7	3,433.3
Minority interests	39.1	31.1

Total equity	3,685.8	3,464.4

Long-term debt	2,100.1	2,284.9
Obligations under finance lease	616.9	623.1
Deferred tax liabilities	188.5	223.2
Derivative instruments	2.1	12.1
Provisions	268.3	321.1
Other non-current liabilities	38.6	35.5

Total non-current liabilities	3,214.5	3,499.9

Short-term borrowings	99.9	88.4
Long-term debt—current	49.4	130.6
Obligations under finance lease—current	37.6	34.7
Derivative Instruments	—	0.3
Provisions—current	26.1	35.2
Income tax payable	28.1	58.1
Accounts payable	1,529.5	1,470.1
Accrued expenses	382.7	398.3
Other current liabilities	140.1	148.3

Total current liabilities	2,293.4	2,364.0

Total liabilities	5,507.9	5,863.9

Total liabilities and equity	9,193.7	9,328.3

UNAUDITED INTERIM CONSOLIDATED INCOME STATEMENTS

(in millions of EUR)	June 30, 2007	June 30, 2006
Revenues	9,525.3	9,565.3
Cost of sales	(7,097.3)	(7,134.2)

Gross profit	2,428.0	2,431.1
Gross margin	25.5%	25.4%

Other operating income	48.8	36.3
Selling, general and administrative expenses	(1,986.2)	(2,001.5)
Other operating expenses	(12.0)	(11.3)

Operating profit	478.6	454.6
Operating margin	5.0%	4.8%

Finance costs	(236.3)	(155.9)
Income from investments	8.7	14.0

Profit before taxes and discontinued operations	251.0	312.7
Income tax expense	(78.0)	(118.0)

Net profit from continuing operations	173.0	194.7
Result from discontinued operations (net of tax)	25.0	(0.3)

Net profit	198.0	194.4

Net profit attributable to minority interest	5.2	2.5
Net profit attributable to equity holders of the Group (Group share in net profit)	192.8	191.9

(in EUR)	June 30, 2007	June 30, 2006
Earnings per share
Basic
Net profit from continuing operations	1.74	2.03
Group share in net profit	2.00	2.03

Diluted
Net profit from continuing operations	1.67	1.94
Group share in net profit	1.91	1.94

(in thousands)
Weighted average number of shares outstanding
Basic	96,194	94,499
Diluted	103,080	101,424

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF

RECOGNIZED INCOME AND EXPENSE

(in millions of EUR)	June 30, 2007	June 30, 2006
Amortization of deferred loss on hedge, net of tax	11.1	1.8
Unrealized gain (loss) on securities held for sale, net of tax	(0.8)	(1.1)
Exchange differences gain (loss) on translation of foreign operations	(108.2)	(246.1)

Net income (expense) recognized directly in equity	(97.9)	(245.4)
Net profit	198	194.4

Total recognized income and expense for the period	102.1	(51.0)
Amount attributable to minority interest	5.2	2.5
Amount attributable to equity holders of the Group	94.9	(53.5)

UNAUDITED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions of EUR)	June 30, 2007	June 30, 2006
Operating activities
Group share in net profit	192.8	191.9
Net profit attributable to minority interest	5.2	2.5
Adjustments for:
Depreciation and amortization—continuing operations	239.2	250.0
Depreciation and amortization—discontinued operations	—	4.8
Impairment—continuing operations	2.0	0.9
Impairment—discontinued operations	(1.4)	—
Provisions for losses on accounts receivable and inventory obsolescence	5.0	5.7
Share-based compensation	10.2	12.8
Income taxes	77.8	117.6
Finance costs	241.7	158.2
Income from investments	(35.1)	(14)
Other non-cash items	(0.6)	3.3
Changes in operating assets and liabilities:
Inventories	(33.5)	(52.5)
Receivables		10.6
Prepaid expenses and other assets	(4.5)	(11.8)
Accounts payable	6.4	23.0
Accrued expenses and other liabilities	60.3	35.5
Provisions	10.8	(0.1)
Interests paid	(151.5)	(169.4)
Interests and dividends received	9.4	12.8
Income taxes paid	(131.1)	(130.0)

Net cash provided by operating activities	503.2	451.8

Investing activities
Sales of shares in consolidated companies	119.0	—
Purchase of tangible and intangible assets (capital expenditures)	(257.5)	(309.3)
Sale of tangible and intangible assets	7.4	3.7
Investment in debt securities	(58.9)	(39.0)
Sale and maturity of debt securities	35.4	15.7
Purchase of other financial assets	(26.7)	(0.4)
Sale & maturity of other financial assets	1.3	1.9
Settlement of derivative instruments	(0.8)	(3.6)

Net cash used in investing activities	(180.8)	(331.0)

Cash flow before financing activities	322.4	120.8

Financing activities
Proceeds from the exercise of share warrants and stock options	41.2	21.6
Treasury shares purchased	(34.1)	(2.8)
Dividends paid	—	—
Dividends paid by subsidiaries to minority interests	(103.2)	(83.8)
Escrow maturities	10.0	10.1
Borrowing under long-term loan	912.6	1.1
Repayment of long-term loans	(1,040.5)	(631.6)
Repayment of lease obligations	(19.0)	(18.8)
Borrowings under short-term loans (> three months)	267.8	90.9
Repayment under short-term loans (> three months)	(331.1)
Addition to (repayment of) short-term loans (< three months)	64.0	—
Purchase of derivative instruments	15.3
Settlement of derivative instruments	(20.6)	(1.7)

Net cash used in financing activities	(237.6)	(613.3)
Effect of foreign exchange translation differences	(3.8)	(29.0)

Net (decrease) increase in cash and cash equivalents	81.0	(521.5)
Cash and cash equivalents at beginning of period	314.3 (1)	804.9
Cash and cash equivalents at end of period	395.3	283.4

(1)	Of which 9.5 million included in assets classified as held for sale as of December 31, 2006

NOTES TO THE UNAUDITED INTERIM FINANCIAL REPORT

General Information

Delhaize Group is a Belgian food retailer with operations in seven countries on three continents, listed on Euronext Brussels (DELB) and the New York Stock Exchange (DEG).

The financial statements of Delhaize Group for the six months ended June 30, 2007 were approved by the Board of Directors on August 8, 2007.

Basis of Presentation and Accounting Policies

Delhaize Group’s interim consolidated financial report has been prepared using accounting policies consistent with International Financial Reporting Standards (IFRS) as adopted by the European Union. It should be read in conjunction with Delhaize Group’s annual financial statements as at December 31, 2006, because it does not include all the information and disclosures required in the annual financial statements. The accounting policies applied are consistent with those applied in Delhaize Group’s 2006 consolidated financial statements.

The financial report has been prepared under the historical cost convention except for certain accounts for which IFRS requires another convention, as disclosed in the corresponding notes.

Delhaize Group did not early apply any new IFRS standards or interpretations which were issued at the date of authorization of this unaudited interim condensed financial report but not yet effective at the balance sheet date.

Translation of Foreign Currencies

Delhaize Group’s financial report is presented in euros, reflecting the parent company’s functional currency. The balance sheets of foreign subsidiaries are converted to euros at the year-end exchange rate (closing exchange rate). The income statements are translated at the average daily exchange rate (i.e., the yearly average of exchange rates on each working day). The differences arising from the use of the average daily exchange rate for the income statement and the closing exchange rate for the balance sheet are recorded in the “cumulative translation adjustment” component of equity.

(in EUR)	Closing Rate 2nd Quarter 2007	Average Daily Rate 2nd Quarter 2007	Closing Rate 2nd Quarter 2006	Average Daily Rate 2nd Quarter 2006
1 USD	0.740466	0.752409	0.786596	0.813265
100 CZK	3.482137	3.552067	3.509634	3.509823
100 SKK	2.973094	2.936556	2.607562	2.661680
100 RON	31.908105	30.022345	28.008851	28.240459
100 THB	2.346592	2.258440	2.058672	2.100025
100 IDR	0.008196	0.008328	0.008492	0.008830

Changes in the Scope of Consolidation and Business Combinations

Sale of Delvita

On May 31, 2007, we completed the sale of Delvita in the Czech Republic to the German retail group Rewe. We received EUR 100 million in cash, subject to contractual adjustments. A gain of EUR 22.5 million, including a positive accumulated foreign currency translation adjustment of EUR 23.7 million, has been recorded in the result from discontinued operations during the second quarter of 2007.

Sale of Di

On June 30, 2007, Delhaize Group closed the sale of Di, its Belgian beauty and body care business, to CNP/NPM and Ackermans & van Haaren. Delhaize Group received EUR 33.4 million in cash, subject to contractual adjustments. A pre-tax gain of EUR 1.5 million has been recorded in other operating income (EUR 3.0 million), other operating expenses (EUR -2.5 million) and income from investments (EUR 1.0 million).

Segment Information

The geographical segment information for the first half of 2007 and 2006 is as follows:

1st half 2007 (in millions of EUR)	United States	Belgium(2)	Greece	Emerging Markets(3)	Corporate (Unallocated)	Total
Revenues(1)	6,717.3	2,170.6	559.4	78.0	—	9,525.3
Operating profit	370.8	109.1	19.1	1.4	(21.8)	478.6
Operating margin	5.5%	5.0%	3.4%	1.8%	—	5.0%

1st half 2006 (in millions of EUR)	United States	Belgium(2)	Greece	Emerging Markets(3)	Corporate (Unallocated)	Total
Revenues(1)	6,922.8	2,086.7	489.8	66.0	—	9,565.3
Operating profit	358.6	100.3	10.2	0.9	(15.4)	454.6
Operating margin	5.2%	4.8%	2.1%	1.4%	—	4.8%

(1)	All revenues are to external parties.
(2)	Belgium includes Delhaize Group’s operations in Belgium, the Grand-Duchy of Luxembourg and Germany.
(3)	Emerging Markets include the Group’s operations in Romania and Indonesia. Operations in the Czech Republic, Thailand and Slovakia are presented in discontinued operations.

Income Statement

Other Operating Income

(in millions of EUR)	Six-month period ended June 30, 2007	Six-month period ended June 30, 2006
Rental income	9.6	9.6
Recycling income	9.4	7.3
Gains on sale of property, plant and equipment(1)	5.8	2.0
Services rendered to wholesale customers	1.1	0.8
Other (2)	23.9	16.6

Total	48.8	36.3

(1)	Including EUR 3.0 million related to the sale of the Di business.
(2)	Including EUR 4.3 million related to the sale of Cash Fresh businesses to independent store operators.

Other Operating Expenses

(in millions of EUR)	Six-month period ended June 30, 2007	Six-month period ended June 30, 2006
Store closing and restructuring expenses	(4.9)	(4.4)
Impairment losses	(2.0)	(0.9)
Losses on sale of property, plant and equipment(1)	(6.4)	(5.3)
Other	1.4	(0.7)

Total	(12.0)	(11.3)

(1)	Including EUR 2.5 million related to the sale of the Di business.

Unaudited Consolidated Statements of Changes in Equity

	Attributable to Equity Holders of the Group
	Issued Capital			Treasury Shares
(in millions of EUR, except number of shares)	Number of Shares	Amount	Share Premium	Number of Shares	Amount	Retained Earnings	Other Reserves	Cumulative Translation Adjustment	Shareholders’ Equity	Minority Interests	Total Equity
Balances at January 1, 2007	96,456,924	48.2	2,514.5	918,599	(54.8)	2,075.6	(32.6)	(1,025.7)	3,525.2	36.2	3,561.4

Net income (expense) recognized directly in equity	—	—	—	—	0.3	—	10.7	(108.9)	(97.9)	—	(97.9)
Net profit	—	—	—	—	—	192.8	—	—	192.8	5.2	198.0

Total recognized income and expense for the period	—	—	—	—	0.3	192.8	10.7	(108.9)	94.9	5.2	100.1
Capital increases	3,266,086	0.5	32.6	—	—	—	—	—	33.1	—	33.1
Conversion of convertible bond		1.1	124.1						125.2		125.2
Treasury shares purchased	—	—	—	511,275	(34.1)	—	—	—	(34.1)	—	(34.1)
Treasury shares sold upon exercise of employee stock options	—	—	(18.2)	(504,836)	30.1	—	—	—	11.9	—	11.9
Excess tax benefit on employee stock options and restricted shares	—	—	14.2	—	—				14.2		14.2
Tax payment for restricted shares vested			(3.7)						(3.7)		(3.7)
Share-based compensation expense	—	—	10.2	—	—	—	—	—	10.2	(0.1)	10.3
Dividends declared						(130.2)			(130.2)	(2.4)	(132.6)

Balances at June 30, 2007	99,723,010	49.8	2,673.7	979,654	(58.5)	2,138.2	(21.9)	(1,134.6)	3,646.7	39.1	3,685.8

Balances at January 1, 2006	94,705,062	47.4	2,428.3	595,586	(33.4)	1,837.7	(49.2)	(664.9)	3,565.9	30.2	3,596.1

Net income (expense) recognized directly in equity	—	—	—	—	—	—	0.7	(246.1)	(245.4)	—	(245.4)
Net profit	—	—	—	—	—	191.9	—	—	191.9	2.5	194.4

Total recognized income and expense for the period	—	—	—	—	—	191.9	0.7	(246.1)	(53.5)	2.5	(51.0)
Capital increases	705,682	0.3	22.6	—	—	—	—	—	22.9	—	22.9
Treasury shares purchased	—	—	—	52,400	(2.9)	—	—	—	(2.9)	—	(2.9)
Treasury shares sold upon exercise of employee stock options	—	—	(4.1)	(104,269)	5.1	—	—	—	1.0	—	1.0
Excess tax benefit on employee stock options and restricted shares	—	—	3.9	—	—	—	—	—	3.9	—	3.9
Tax payment for restricted shares vested	—	—	(2.3)	—	—	—	—	—	(2.3)	—	(2.3)
Share-based compensation expense	—	—	12.8	—	—	—	—	—	12.8	—	12.8
Dividend declared						(114.5)			(114.5)	(1.6)	(116.1)

Balances at June 30, 2006	95,410,744	47.7	2,461.2	543,717	(31.2)	1,915.1	(48.5)	(911.0)	3,433.3	31.1	3,464.4

Property, Plant and Equipment

During the first half of 2007, Delhaize Group added EUR 260.1 million in property, plant and equipment, including EUR 24.4 million in property under finance leases. The carrying amount of sales and disposals of property, plant and equipment for the same period was EUR 10.5 million.

Issuance, Repurchases and Repayments of Debt

•	In April 2007, Delhaize Group repaid USD 145.0 million in Delhaize America bonds with a 7.55% coupon.

•	In June 2007, Delhaize America purchased USD 1.045 billion of its 8.125% notes due 2011 and USD 55 million of its 9.0% debentures due 2031 through a tender for cash.

•	In June 2007, Delhaize Group financed the tender of Delhaize America by issuing EUR 500 million 5.625% senior notes due 2014 and USD 450 million 6.50% senior notes due 2017.

•	In June 2007, Delhaize Group entered into a USD 113 million floating rate term loan agreement with a bank, maturing in 2012 with two 1-year renewal options.

•

In the second quarter of 2007, EUR 129.3 million of the EUR 300 million Delhaize Group convertible bond due 2009 was converted into Delhaize Group shares, leaving an outstanding amount of EUR 170.7 million at the end of June 2007.

As a result of these transactions, long-term borrowings (including current portion) can be detailed as follows:

(in millions of EUR) Instruments Interest Rate and Maturity	June 30, 2007	December 31, 2006
Bonds, 8.00%, due 2008	98.8	98.8
Bonds, 4.625%, due 2009	149.5	149.4
Notes 7.55% due 2007	—	110.0
Convertible bonds, 2.75%, due 2009	163.2	283.2
Bonds, 3.895%, due 2010	40.0	40.0
Notes, 8.125%, due 2011	37.2	829.0
Term Loan, Libor 6m + 61 bps, due 2012	83.7	—
Bonds, 5.625%, due 2014	496.4	—
Bonds, 6.50%, due 2017	329.9	—
Notes, 8.05%, due 2027	89.6	91.8
Debentures, 9.00%, due 2031	589.5	642.2
Other notes, 6.31% to 14.15%, due 2007 to 2016	21.9	31.4
Medium-term treasury notes, 3.354% to 4.70%, due 2007	38.8	50.0
Mortgages payable, 7.55% to 8.65%, due 2008 to 2016	5.1	5.3
Other debt, 7.25% due 2007	—	9.9
Bank borrowings	5.9	10.4

Total	2,149.5	2,351.4

Issuance, Repurchases and Repayments of Securities

In the second quarter of 2007, Delhaize Group issued 2,934,040 new shares (of which 2,267,528 shares in conjunction with the conversion of a part of the EUR 300 million convertible bonds), purchased 112,000 own shares and used 166,616 own shares.

In the first half of 2007, Delhaize Group issued 3,266,086 new shares (of which 2,267,528 shares in conjunction with the conversion of a part of the EUR 300 million convertible bonds), purchased 511,275 own shares and used 504,836 own shares. Delhaize Group owned 925,038 treasury shares at the end of June 2007.

Dividends

On May 24, 2007, Delhaize Group’s shareholders approved the distribution of a EUR 1.32 gross dividend for 2006. After deduction of a 25% withholding tax, this resulted in a net dividend of EUR 0.99 per share. The 2006 dividend is payable to owners of ordinary shares as of May 31, 2007 and to owners of Delhaize Group ADR as of June 11, 2007.

Related Party Transactions

At the General Meeting held on May 24, 2007, shareholders approved Delhaize Group’s 2007 stock option plan that would entitle members of the Executive Management of the Group to acquire existing ordinary shares of the Company. In June 2007, an aggregate number of 122,579 stock options and warrants and 26,760 restricted shares were granted to members of the Executive Management.

Contingencies

In April 2007, representatives of the Belgian competition authority visited our procurement offices in Zellik, Belgium, and requested us to provide them with specified documents. This visit was part of what appears to be a local investigation affecting several companies in Belgium in the retail sector and relating, to what we understand, prices of perfume, beauty products and other household goods. As of this date, we have not received any news or further communication from the Belgian competition authority on this matter.

Share-based Payments

In June 2007, Delhaize Group granted 102,512 restricted stock unit awards and 1,165,111 warrants to associates of its U.S. operating companies under the “Delhaize Group 2002 Stock Incentive Plan”. The fair value for the restricted stock unit awards is USD 96.30 based on the share price at the grant date. The restricted stock unit awards will vest over a five-year period starting at the end of the second year after the award. The warrants were granted at an exercise price of USD 96.30 and will vest ratably over a three-year period and expire ten years from the grant date. The fair value per option is USD 21.15 and was estimated at the date of grant using the Black-Scholes-Merton model with the following assumptions:

Expected dividend yield	2.32%
Expected volatility	26.46%
Risk-free interest rate	5.1%
Expected term	3.7

In addition, on June 8, 2007 Delhaize Group offered 245,537 stock options to associates of its non-U.S. operating companies, at an exercise price of EUR 71.84. To be considered granted, the associates must accept the options before the end of a sixty days period ending on August 7, 2007. The fair value of the options will be calculated on the basis of the average share price over the acceptance period.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not offering the exchange notes in any jurisdiction where the offer is not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.

Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize)

(Delhaize Brothers and Co. “The Lion” (Delhaize Group))

Offer to Exchange

all outstanding 6.50% Senior Notes due 2017

($450,000,000 principal amount)

issued on June 27, 2007

for

6.50% Senior Notes due 2017

($450,000,000 principal amount)

which have been registered under the Securities Act of 1933

PROSPECTUS

We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained herein or in the documents we incorporate herein by reference. If you are given any information or representations about these matters that is not discussed or incorporated in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus offered hereby does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof. It also does not mean that the information in this prospectus or in the documents we incorporate herein by reference is correct after this date.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	Indemnification of Directors and Officers

Under Belgian law, the directors of a company may be liable for damages to the company in case of improper performance of their duties. Delhaize Group’s directors may be liable to Delhaize Group and to third parties for infringement of Delhaize Group’s articles of association or Belgian company law. Under certain circumstances, directors may be criminally liable. Delhaize Group maintains liability insurance for the benefit of its directors and executive officers.

In order to provide enhanced liability protection for its directors and to attract and retain highly qualified individuals to act as directors, Delhaize Group’s Board of Directors approved on May 3, 2005 the undertaking of Delhaize Group to indemnify Mr. Pierre-Olivier Beckers, Baron Georges Jacobs, Count Arnoud de Pret Roose de Calesberg, Count Richard Goblet d’Alviella, Mr. Robert J. Murray, Dr. William L. Roper and Mr. Didier Smits and all future directors to the maximum extent permitted by law, except if the liability or expense is covered by insurance taken by Delhaize Group or if the liability of a director would arise out of such director’s fraud or willful misconduct.

ITEM 21.	Exhibits and Financial Schedules

A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index, which immediately precedes the exhibits and is incorporated by reference herein.

ITEM 22.	Undertakings

The undersigned Registrants hereby undertake:

•	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	To include any prospectus required by Section 10(a)(3) of the Securities Act;

•

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

•

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

•

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-1

•

For purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•

To (i) respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

•

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants, the Registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless, in the opinion of their counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undesigned, thereunto duly authorized, in the City of Brussels, Kingdom of Belgium, on August 10, 2007.

ETABLISSEMENTS DELHAIZE FRERES ET
CIE “LE LION” (GROUPE DELHAIZE)

By:	/s/ PIERRE-OLIVIER BECKERS
Pierre-Olivier Beckers
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. James and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2007.

Signature	Title

/s/ BARON GEORGES JACOBS Baron Georges Jacobs	Chairman of the Board

/s/ PIERRE-OLIVIER BECKERS Pierre-Olivier Beckers	President and Chief Executive Officer, Director (Principal Executive Officer)

/s/ B. CRAIG OWENS B. Craig Owens	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ G. LINN EVANS G. Linn Evans	Authorized Representative in the United States

/s/ CLAIRE H. BABROWSKI Claire H. Babrowski	Director

/s/ COUNT ARNOUD DE PRET ROOSE DE CALESBERG Count Arnoud de Pret Roose de Calesberg	Director

Signature	Title

/s/ JACQUES DE VAUCLEROY Jacques de Vaucleroy	Director

/s/ HUGH G. FARRINGTON Hugh G. Farrington	Director

/s/ COUNT RICHARD GOBLET D’ALVIELLA Count Richard Goblet d’Alviella	Director

/s/ ROBERT J. MURRAY Robert J. Murray	Director

/s/ DR. WILLIAM ROPER Dr. William Roper	Director

/s/ DIDIER SMITS Didier Smits	Director

/s/ LUC VANSTEENSKISTE Luc Vansteenskiste	Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salisbury, State of North Carolina, on August 10, 2007.

DELHAIZE AMERICA, INC.

By:	/s/ RICHARD JAMES
Name:	Richard James
Title:	Vice President of Finance and Treasurer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. James and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2007.

Signature	Title

/s/ PIERRE-OLIVIER BECKERS Pierre-Olivier Beckers	President and Chief Executive Officer, Director (Principal Executive Officer)

/s/ CAROL M. HERNDON Carol M. Herndon	Executive Vice President—Accounting and Analysis Chief Accounting Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salisbury, State of North Carolina, on August 10, 2007.

FOOD LION, LLC

By:	/s/ G. LINN EVANS
Name:	G. Linn Evans
Title:	Vice President and Secretary

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. James and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2007.

Signature	Title

/s/ RICHARD A. ANICETTI Richard A. Anicetti	President and Chief Executive Officer and Manager (Principal Executive Officer)

/s/ RICHARD A. JAMES Richard A. James	Treasurer (Principal Financial and Accounting Officer)

/s/ PIERRE-OLIVIER BECKERS Pierre-Olivier Beckers	Manager

/s/ G. LINN EVANS G. Linn Evans	Manager

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scarborough, State of Maine, on August 10, 2007.

HANNAFORD BROS. CO.

By:	/s/ EMILY D. DICKINSON
Name:	Emily D. Dickinson
Title:	Senior Vice President, Secretary and General Counsel

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. James and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2007.

Signature	Title

/s/ RONALD C. HODGE Ronald C. Hodge	President and Chief Executive Officer Director (Principal Executive Officer)

/s/ GREGORY M. AMOROSO Gregory M. Amoroso	Vice President—Finance and Controller (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scarborough, State of Maine, on August 10, 2007.

KASH N’ KARRY FOOD STORES, INC.

By:	/s/ EMILY D. DICKINSON
Name:	Emily D. Dickinson
Title:	Secretary and Assistant Treasurer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. James and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2007.

Signature	Title

/s/ SHELLEY G. BROADER Shelley G. Broader	President and Chief Executive Officer (Principal Executive Officer)

/s/ GREGORY L. LUCARELLI Gregory L. Lucarelli	Treasurer (Principal Financial and Accounting Officer)

/s/ RONALD C. HODGE Ronald C. Hodge	Chairman and Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salisbury, State of North Carolina, on August 10, 2007.

FL FOOD LION, INC.

By:	/s/ G. LINN EVANS
Name:	G. Linn Evans
Title:	Secretary

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. James and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2007.

Signature	Title

/s/ RICHARD A. ANICETTI Richard A. Anicetti	President and Director (Principal Executive Officer)

/s/ RICHARD A. JAMES Richard A. James	Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)

/s/ R. GLENN DIXON, JR. R. Glenn Dixon, Jr.	Director

/s/ G. LINN EVANS G. Linn Evans	Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salisbury, State of North Carolina, on August 10, 2007.

RISK MANAGEMENT SERVICES, INC.

By:	/s/ G. LINN EVANS
Name:	G. Linn Evans
Title:	Secretary

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. James and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2007.

Signature	Title

/s/ DEWEY R. PRESLAR, JR. Dewey R. Preslar, Jr.	President and Director (Principal Executive Officer)

/s/ RICHARD A. JAMES Richard A. James	Treasurer (Principal Financial and Accounting Officer)

/s/ L. DARRELL JOHNSON L. Darrell Johnson	Director

/s/ G. LINN EVANS G. Linn Evans	Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scarborough, State of Maine, on August 10, 2007.

HANNBRO COMPANY

By:	/s/ EMILY D. DICKINSON
Name:	Emily D. Dickinson
Title:	President

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. James and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2007.

Signature	Title

/s/ EMILY D. DICKINSON Emily D. Dickinson	President and Director (Principal Executive Officer)

/s/ GREGORY L. LUCARELLI Gregory L. Lucarelli	Treasurer, Secretary and Director (Principal Financial and Accounting Officer)

/s/ RONALD C. HODGE Ronald C. Hodge	Vice President and Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scarborough, State of Maine, on August 10, 2007.

MARTIN’S FOODS OF SOUTH BURLINGTON, INC.

By:	/s/ EMILY D. DICKINSON
Name:	Emily D. Dickinson
Title:	Assistant Secretary

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. James and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2007.

Signature	Title

/s/ RONALD C. HODGE Ronald C. Hodge	President and Director (Principal Executive Officer)

/s/ GREGORY L. LUCARELLI Gregory L. Lucarelli	Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)

/s/ ARTHUR A. ALESHIRE Arthur A. Aleshire	Vice President and Director

/s/ EMILY D. DICKINSON Emily D. Dickinson	Assistant Secretary and Director

/s/ DOUGLAS C. PIERSON Douglas C. Pierson	Secretary and Director

/s/ RICHARD H. WADHAMS, JR. Richard H. Wadhams, Jr.	Director

/s/ KATHARINE R. QUINN Katharine R. Quinn	Director

/s/ JUDITH A. WHITE Judith A. White	Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scarborough, State of Maine, on August 10, 2007.

SHOP ’N SAVE-MASS., INC.

By:	/s/ EMILY D. DICKINSON
Name:	Emily D. Dickinson
Title:	Secretary

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. James and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2007.

Signature	Title

/s/ RONALD C. HODGE Ronald C. Hodge	President (Principal Executive Officer)

/s/ GREGORY L. LUCARELLI Gregory L. Lucarelli	Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)

/s/ CRISTIN SUTHERLAND Cristin Sutherland	Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scarborough, State of Maine, on August 10, 2007.

HANNAFORD PROCUREMENT CORP.

By:	/s/ EMILY D. DICKINSON
Name:	Emily D. Dickinson
Title:	Secretary

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. James and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2007.

Signature	Title

/s/ RONALD C. HODGE Ronald C. Hodge	President and Director (Principal Executive Officer)

/s/ GREGORY L. LUCARELLI Gregory L. Lucarelli	Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)

/s/ EMILY D. DICKINSON Emily D. Dickinson	Secretary and Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scarborough, State of Maine, on August 10, 2007.

BONEY WILSON & SONS, INC.

By:	/s/ EMILY D. DICKINSON
Name:	Emily D. Dickinson
Title:	Secretary

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. James and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2007.

Signature	Title

/s/ RONALD C. HODGE Ronald C. Hodge	President and Director (Principal Executive Officer)

/s/ GREGORY L. LUCARELLI Gregory L. Lucarelli	Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)

/s/ ARTHUR A. ALESHIRE Arthur A. Aleshire	Vice President and Director

/s/ EMILY D. DICKINSON Emily D. Dickinson	Secretary and Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salisbury, State of North Carolina, on August 10, 2007.

J.H. HARVEY CO., LLC

By:	/s/ G. LINN EVANS
Name:	G. Linn Evans
Title:	Vice President and Secretary

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. James and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2007.

Signature	Title

/s/ MARGARET M. HAM Margaret M. Ham	President (Principal Executive Officer)

/s/ RICHARD A. JAMES Richard A. James	Treasurer (Principal Financial and Accounting Officer)

/s/ RICHARD A. ANICETTI Richard A. Anicetti	Manager

/s/ R. GLENN DIXON R. Glenn Dixon	Manager

/s/ G. LINN EVANS G. Linn Evans	Manager

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scarborough, State of Maine, on August 10, 2007.

HANNAFORD LICENSING CORP.

By:	/s/ EMILY D. DICKINSON
Name:	Emily D. Dickinson
Title:	Secretary

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. James and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2007.

Signature	Title

/s/ RONALD C. HODGE Ronald C. Hodge	President and Director (Principal Executive Officer)

/s/ GREGORY L. LUCARELLI Gregory L. Lucarelli	Treasurer, Assistant Secretary and Director (Principal Financial and Accounting Officer)

/s/ EMILY D. DICKINSON Emily D. Dickinson	Secretary and Director

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scarborough, State of Maine, on August 10, 2007.

VICTORY DISTRIBUTORS, INC.

By:	/s/ EMILY D. DICKINSON
Name:	Emily D. Dickinson
Title:	Secretary

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. James and G. Linn Evans, and each of them, such person’s true and lawful attorney-in-fact and agent, with full power to act without the other and with full power of substitution and resubstitution, for such person and on such person’s behalf and in such person’s name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement under the Securities Act, including any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 10, 2007.

Signature	Title

/s/ RONALD C. HODGE Ronald C. Hodge	President (Principal Executive Officer)

/s/ GREGORY L. LUCARELLI Gregory L. Lucarelli	Treasurer (Principal Financial and Accounting Officer)

/s/ CRISTIN SUTHERLAND Cristin Sutherland	Director

INDEX TO EXHIBITS

The following is a complete list of exhibits filed as part of this registration statement:

Exhibit No.	Description
3.1	Articles of Association of Delhaize Group (English translation) (incorporated by reference to Exhibit 1.1 to Delhaize Group’s annual report on Form 20-F, filed on June 29, 2007)

4.1	Cross Guarantee Agreement, dated May 21, 2007, by and among Delhaize Group, Delhaize America, Inc. Food Lion, LLC, Hannaford Bros. Co., Kash n’ Karry Food Stores, Inc., FL Food Lion, Inc., Risk Management Services, Inc., Hannbro Company, Martin’s Foods of South Burlington, Inc., Shop ‘n Save-Mass, Inc., Hannaford Procurement Corp., Boney Wilson & Sons, Inc., J.H. Harvey Co., LLC, Hannaford Licensing Corp. and Victory Distributors, Inc. (incorporated by reference to Exhibit 99.2 to Delhaize Group’s Report on Form 6-K, filed on May 29, 2007)

4.2	Indenture, dated as of June 27, 2007, by and among Delhaize Group and The Bank of New York, as trustee (incorporated by reference to Exhibit 2.11 to Delhaize Group’s annual report on Form 20-F, filed on June 29, 2007)

4.3	Deposit Agreement, dated as of June 27, 2007, among Delhaize Group and The Bank of New York , as CDI Depositary (incorporated by reference to Exhibit 2.13 to Delhaize Group’s annual report on Form 20-F, filed on June 29, 2007)

4.4	Agency Agreement, dated June 27, 2007, by and among Delhaize Group, ING Belgium SA/NV, as principal paying agent, and The Bank of New York, as trustee

4.5	Registration Rights Agreement, dated as of June 27, 2007, by and among Delhaize Group, Bank of America Securities LLC and Merrill Lynch & Co. as Initial Purchasers and certain Guarantors (incorporated by reference to Exhibit 2.15 to Delhaize Group’s annual report on Form 20-F, filed on June 29, 2007)

5.1	Opinion of Freshfields Bruckhaus Deringer, Brussels, Belgium

5.2	Opinion of Akin Gump Strauss Hauer & Feld LLP, Washington, D.C.

5.3	Opinion of Assistant General Counsel of Delhaize America, Inc., Salisbury, North Carolina

5.4	Opinion of General Counsel of Hannaford Bros. Co., Scarborough, Maine

5.5	Opinion of Pierson Wadhams Quinn Yates & Coffrin, Burlington, Vermont

5.6	Opinion of Studstill & Perry, LLP, Nashville, Georgia

5.7	Opinion of Barnett, Bolt, Kirkwood, Long & McBride, Tampa, Florida

10.1	Indenture, dated as of April 15, 2001, by and among Delhaize America, Food Lion, LLC and The Bank of New York, as trustee (Filed as Exhibit 10.1 to Delhaize America’s current report on Form 8-K/A (File No. 1-15275) filed with the SEC on April 26, 2001 and incorporated by reference herein)

10.2	First Supplemental Indenture, dated as of April 19, 2001, by and among Delhaize America, Food Lion, LLC and The Bank of New York, as trustee (Filed as Exhibit 10.2 to Delhaize America’s current report on Form 8-K/A (File No. 1-15275) filed with the SEC on April 26, 2001 and incorporated by reference herein)

Exhibit No.	Description
10.3	Second Supplemental Indenture, dated as of September 6, 2001, by and among Delhaize America, Food Lion, LLC, Hannaford Bros. Co., Kash n’ Karry Food Stores, Inc. and The Bank of New York, as Trustee (Filed as Exhibit 4(e) to Delhaize America’s Registration Statement on Form S-4 (File No. 333-69520) filed with the SEC on September 17, 2001 and incorporated by reference herein)

10.4	Form of Third Supplemental Indenture, dated as of November 15, 2001, by and among Delhaize America, Food Lion, LLC, Hannaford Bros. Co., Kash n’ Karry Food Stores, Inc., FL Food Lion, Inc., Risk Management Services, Inc., Hannbro Company, Martin’s Foods of South Burlington, Inc., Shop N Save-Mass., Inc., Hannaford Procurement Corp., Boney Wilson & Sons, Inc. and The Bank of New York, as Trustee (Filed as Exhibit 4(f) of Amendment No. 2 to Delhaize America’s Registration Statement on Form S-4 (File No. 333-69520) filed with the SEC on November 15, 2001 and incorporated by reference herein)

10.5	Registration Rights Agreement, dated as of April 19, 2001, by and among Delhaize America, Food Lion, LLC and Salomon Smith Barney Inc., Chase Securities Inc. and Deutsche Banc Alex. Brown, Inc., in their respective capacities as initial purchasers and as representatives of each of the other initial purchasers (Filed as Exhibit 10.3 to Delhaize America’s current report on Form 8-K/A (File No. 1-15275) filed with the SEC on April 26, 2001 and incorporated by reference herein)

10.6	Fourth Supplemental Indenture, dated March 10, 2004 and effective as of December 31, 2003, by and among Delhaize America, Inc., Food Lion, LLC, Hannaford Bros. Co, Kash n’ Karry Food Stores, Inc., FL Food Lion, Inc., Risk Management Services, Inc., Hannbro Company, Martin’s Foods of South Burlington, Inc., Shop ‘n Save-Mass, Inc., Hannaford Procurement Corp., Boney Wilson & Sons, Inc., J.H. Harvey Co., LLC, Hannaford Licensing Corp. and The Bank of New York, as Trustee (Filed as Exhibit 4(h) to Delhaize America’s annual report on Form 10-K (File No. 0-6080) filed with the SEC on April 2, 2004 and incorporated by reference herein)

10.7	Trust Deed, dated April 30, 2004, between Delhaize Group S.A. and The Bank of New York (Filed as Exhibit 2.7 to Delhaize Group’s annual report on Form 20-F (File No. 333-13302) filed with the SEC on June 30, 2004 and incorporated by reference herein)

10.8	Fifth Supplemental Indenture, dated as of May 17, 2005, by and among Delhaize America, Food Lion, LLC, Hannaford Bros. Co., Kash N’ Karry Food Stores, Inc., Fl Food Lion, Inc., Risk Management Services, Inc., Hannbro Company, Martin’s Foods Of South Burlington, Inc., Shop ‘N Save-Mass., Inc., Hannaford Procurement Corp., Boney Wilson & Sons, Inc., J.H. Harvey Co., Llc, Hannaford Licensing Corp., Victory Distributors, Inc. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4 to Delhaize America’s Quarterly Report on Form 10-Q filed May 17, 2005)

10.9	Agreement of Resignation, Appointment and Acceptance, dated as of April 19, 2006, among Delhaize America, the guarantors signatory thereto, and The Bank of New York, as resigning trustee, and The Bank of New York Trust Company, N.A., as new trustee (incorporated by reference to Exhibit 4(k) to Delhaize America’s Annual Report on Form 10-K filed March 30, 2007)

10.10	Sixth Supplemental Indenture, dated as of May 21, 2007, among Delhaize America, Inc, as issuer, Delhaize Group, Food Lion, LLC, Hannaford Bros. Co., Kash n’ Karry Food Stores, Inc., FL Food Lion, Inc., Risk Management Services, Inc., Hannbro Company, Martin’s Foods of South Burlington, Inc., Shop ‘n Save-Mass, Inc., Hannaford Procurement Corp., Boney Wilson & Sons, Inc., J.H. Harvey Co., LLC, Hannaford Licensing Corp. and Victory Distributors, Inc. and The Bank of New York Trust Company N.A., as Trustee, to that certain Indenture, dated as of April 15, 2001 (incorporated by reference to Exhibit 99.5 to Delhaize Group’s Report on Form 6-K, filed on May 29, 2007)

Exhibit No.	Description
10.11	Agreement and Plan of Share Exchange dated November 16, 2000 by and between Delhaize Group and Delhaize America, as amended (included as Annex A to Delhaize Group’s registration statement on Form F-4 (File No. 333-13302) filed with the SEC on March 23, 2001 and incorporated by reference herein)

10.12	Form of Deposit Agreement among Delhaize Group, The Bank of New York and all holders from time to time of Delhaize Group ADRs (Filed as Exhibit 4.1 to Delhaize Group’s registration statement on Form F-4 (File No. 333-13302) filed with the SEC on March 23, 2001 and incorporated by reference herein)

10.13	Fiscal Agency Agreement dated May 18, 1999 between Delhaize Group, as issuer, Banque Bruxelles Lambert S.A., as fiscal agent, and Banque Bruxelles Lambert S.A. and Banque Générale du Luxembourg S.A., as paying agents (Filed as Exhibit 10.2 to Delhaize Group’s registration statement on Form F-4 (File No. 333-13302) filed with the SEC on March 23, 2001 and incorporated by reference herein)

10.14	Revolving Credit Agreement dated November 4, 1999 among Delhaize Group, Delhaize The Lion Coordination Center and Fortis Banque (Filed as Exhibit 10.4 to Delhaize Group’s registration statement on Form F-4 (File No. 333-13302) filed with the SEC on March 23, 2001 and incorporated by reference herein)

10.15	Fiscal Agency Agreement dated February 13, 2001 between Delhaize “The Lion” Nederland B.V., as issuer, Delhaize Group, as guarantor, Fortis Bank nv-sa, as fiscal agent, and Banque Générale du Luxembourg S.A. and Fortis Bank nv-sa, as paying agents (Filed as Exhibit 10.5 to Delhaize Group’s registration statement on Form F-4 (File No. 333-13302) filed with the SEC on March 23, 2001 and incorporated by reference herein)

10.16	Fiscal Agency Agreement dated May 20, 2002 between Delhaize Finance B.V., as issuer, Delhaize Group, as guarantor, Fortis Bank NV-SA, as fiscal agent, and Banque Générale du Luxembourg S.A., Fortis Bank (Nederland) N.V. and Fortis Bank NV-SA, as paying agents (Filed as Exhibit 4.6 to Delhaize Group’s annual report on Form 20-F (File No. 333-13302) filed with the SEC on June 30, 2003 and incorporated by reference herein)

10.17	Amended and Restated Credit Agreement, dated as of May 21, 2007, among Delhaize America, Inc., as borrower, Delhaize Group, as guarantor, the subsidiary guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, issuing bank and swingline lender (incorporated by reference to Exhibit 99.3 to Delhaize Group’s Report on Form 6-K, filed on May 29, 2007)

10.18	Purchase Agreement, dated as of June 18, 2007, by and among Delhaize Group, Bank of America Securities LLC and Merrill Lynch & Co. (incorporated by reference to Exhibit 2.14 to Delhaize Group’s annual report on Form 20-F, filed on June 29, 2007)

10.19	Indenture, dated as of June 27, 2007, by and among Delhaize Group and The Bank of New York, as trustee (incorporated by reference to Exhibit 2.12 to Delhaize Group’s annual report on Form 20-F, filed on June 29, 2007)

12.1	Statement regarding computation of ratios

21.1	Subsidiaries of Delhaize Group (as of December 31, 2006) (incorporated by reference to Exhibit 8.1 to Delhaize Group’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006)

23.1	Consent of Deloitte Bedrijfsrevisoren / Reviseurs d’Entreprises BVo.v.v.e. CVBA/SC s.f.d. SCRL

23.2	Consent of Freshfields Bruckhaus Deringer (included in Exhibit 5.1)

Exhibit No.	Description
23.3	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.2)

23.4	Consent of Assistant General Counsel of Delhaize America, Inc. (included in Exhibit 5.3)

23.5	Consent of General Counsel of Hannaford Bros. Co. (included in Exhibit 5.4)

23.6	Consent of Pierson Wadhams Quinn Yates & Coffrin (included in Exhibit 5.5)

23.7	Consent of Studstill & Perry, LLP (included in Exhibit 5.6)

23.8	Consent of Barnett, Bolt, Kirkwood, Long & McBride (included in Exhibit 5.7)

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of The Bank of New York

99.1	Form of Letter of Transmittal

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